      AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MAY 24, 1999

                                                      REGISTRATION NO. 333-74667
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------

                                AMENDMENT NO. 3

                                       TO
                                    FORM S-1
            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                            ------------------------
                            HIGH SPEED ACCESS CORP.
             (Exact Name of Registrant as Specified in its Charter)

                DELAWARE                                   7370                                  61-1324009
    (State or Other Jurisdiction of            (Primary Standard Industrial                   (I.R.S. Employer
     Incorporation or Organization)            Classification Code Number)                 Identification Number)

                          4100 EAST MISSISSIPPI AVENUE
                             DENVER, COLORADO 80246
                                 (303) 256-2000
  (Address, Including Zip Code, and Telephone Number, Including Area Code, of
                   Registrant's Principal Executive Offices)
                            ------------------------

                                                                                      Copy to:
                   MR. RON PITCOCK, SR.                                       MR. W. KENT OYLER, III
                         PRESIDENT                                            CHIEF OPERATING OFFICER
                  HIGH SPEED ACCESS CORP.                                     HIGH SPEED ACCESS CORP.
               4100 EAST MISSISSIPPI AVENUE                                    1000 W. ORMSBY AVENUE
                  DENVER, COLORADO 80246                                    LOUISVILLE, KENTUCKY 40210
                      (303) 256-2000                                              (502) 515-3333

 (Name, Address, Including Zip Code, and Telephone Number, Including Area Code,
                             of Agent for Service)
                            ------------------------
                                   Copies to:

             RICHARD R. PLUMRIDGE, ESQ.                              JEREMY W. DICKENS, ESQ.
               JOHN E. HAYES III, ESQ.                             WEIL, GOTSHAL & MANGES LLP
              BRUCE E. CUNNINGHAM, ESQ.                                 767 FIFTH AVENUE
           BROBECK, PHLEGER & HARRISON LLP                          NEW YORK, NEW YORK 10153
            1125 17TH STREET, SUITE 2525                                 (212) 310-8000
               DENVER, COLORADO 80202
                   (303) 293-0760

                            ------------------------
    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this Registration Statement.

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [ ]

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]
                            ------------------------
    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SECTION 8(a), MAY DETERMINE.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                EXPLANATORY NOTE

     This registration statement covers the registration of 14,950,000 shares of common stock offered by the registrant pursuant to an underwritten public offering, which includes 1,950,000 shares of common stock issuable upon exercise of the Underwriters' over-allotment option. This registration statement also covers up to 1,808,407 shares of common stock to be offered to Cisco Systems, Inc., Com21, Inc. and Microsoft Corporation in a concurrent offering that is not underwritten. The concurrent offering consists of $7.5 million of common stock offered to Cisco, $1 million of common stock offered to Com21, and $10 million of common stock offered to Microsoft, in each case at the offering price, net of the underwriting discount. Therefore, this registration statement contains two forms of prospectus: one to be used in connection with the public offering and the other to be used in connection with the concurrent offerings to Cisco, Com21 and Microsoft. The public offering prospectus and the concurrent offering prospectus are identical in all respects except for the front cover pages, the tables of contents, the descriptions of the plan of distribution and the descriptions of legal matters. The alternate pages of the concurrent offering prospectus are included herein after the final page of the public offering prospectus and are labeled "Alternate Page for Concurrent Offering Prospectus." Final forms of each prospectus will be filed with the Securities and Exchange Commission under Rule 424(b).

THIS INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY JURISDICTION WHERE THE OFFER OR SALE IS NOT PERMITTED.


                   SUBJECT TO COMPLETION, DATED MAY 24, 1999


PROSPECTUS

                               13,000,000 SHARES
                            [HIGH SPEED ACCESS LOGO]

                                  COMMON STOCK
--------------------------------------------------------------------------------

This is our initial public offering of shares of common stock. We are offering 13,000,000 shares. No public market currently exists for our shares.

We propose to list the shares on the Nasdaq National Market under the symbol "HSAC." Anticipated Price Range $11.00 to $13.00 per share.

     INVESTING IN THE SHARES INVOLVES RISKS. RISK FACTORS BEGIN ON PAGE 7.

                                                              PER SHARE      TOTAL
                                                              ---------   -----------
Public Offering Price.......................................   $          $
Underwriting Discount.......................................   $          $
Proceeds to High Speed Access Corp..........................   $          $

We have granted the underwriters a 30-day option to purchase up to 1,950,000 additional shares of common stock on the same terms and conditions as set forth above solely to cover over-allotments, if any.


In addition to the shares offered in this prospectus, Cisco Systems, Inc. has agreed to purchase $7,500,000 of our common stock, Com21, Inc. has agreed to purchase $1,000,000 of our common stock and Microsoft Corporation has agreed to purchase $10,000,000 of our common stock, in each case at the offering price, net of the underwriting discount, in a concurrent registered offering.


Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is accurate or complete. Any representation to the contrary is a criminal offense.
--------------------------------------------------------------------------------

LEHMAN BROTHERS                                                J.P. MORGAN & CO.


                              Joint Lead Managers



BANC OF AMERICA SECURITIES LLC


                                                              CIBC WORLD MARKETS

          , 1999

                            [ARTWORK TO BE PROVIDED]

                 Description of Graphic for inside front cover.

      [Map of the United States showing homes affiliated but not deployed, homes deployed but not marketed and homes marketed, with the caption
                      "HSA's Cable System Affiliations."]

                               TABLE OF CONTENTS

                                        PAGE
                                        ----
Prospectus Summary....................  1
Risk Factors..........................  7
Sale of Shares to Cisco, Com21 and
  Microsoft...........................  18
Use of Proceeds.......................  18
Dividend Policy.......................  18
Dilution..............................  19
Capitalization........................  20
Selected Financial Data...............  22
Management's Discussion and Analysis
  of Financial Condition and Results
  of
  Operations..........................  24
Business..............................  30
Management............................  45

                                        PAGE
                                        ----
Certain Transactions..................  55
Principal Stockholders................  58
Description of Securities.............  61
United States Federal Income Tax
  Consequences to Non-U.S. Holders....  65
Shares Eligible for Future Sale.......  68
Underwriting..........................  69
Legal Matters.........................  71
Experts...............................  71
Available Information.................  71
Reports to Stockholders...............  72
Glossary of Technical Terms...........  A-1
Index to Financial Statements.........  F-1

                             ABOUT THIS PROSPECTUS

  You should only rely on the information contained in this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus. We are offering to sell, and seeking offers to buy, shares of common stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of common stock.

  This preliminary prospectus is subject to completion prior to this offering. Among other things, this preliminary prospectus describes our company as we currently expect it to exist at the time of the offering.

     See the section of this prospectus entitled "Risk Factors" for a discussion of certain factors that you should consider before investing in our common stock. All trademarks and trade names appearing in this prospectus are the property of their respective holders. Many of the technical terms we use in this prospectus, which are commonly used in our industry, are explained in the "Glossary of Technical Terms."

     Unless otherwise indicated, all information in this prospectus:

     - Reflects the conversion of all of our preferred stock into common stock upon the closing of this offering;

     - Reflects a 1.55-for-1 split of our common stock;

     - Assumes a price to public of $12.00 per share, and a price to Cisco, Com21 and Microsoft of $11.16 per share;

     - Assumes the filing of our amended and restated certificate of incorporation, which, among other things, will authorize 10 million shares of undesignated preferred stock, 400 million shares of common stock and 100 million shares of limited voting Class A common stock; and

     - Assumes no exercise of the underwriters' over-allotment option.

  References in this prospectus to "HSA," "we," "our," and "us" refer to High Speed Access Corp., a Delaware corporation. High Speed Access Corp. was incorporated in Delaware on April 2, 1998. Our principal executive offices are located at 4100 East Mississippi Avenue, Denver, Colorado 80246. Our telephone number at that address is (303) 256-2000. Our principal operating offices are located at 1000 W. Ormsby Avenue, Louisville, Kentucky 40210. Our telephone number at that location is (502) 515-3333. INFORMATION CONTAINED ON OUR WEB SITE DOES NOT CONSTITUTE PART OF THIS PROSPECTUS.

  Until                  , 1999, all dealers selling shares of the common stock,
whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the obligation of dealers to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

                      [THIS PAGE INTENTIONALLY LEFT BLANK]

                               PROSPECTUS SUMMARY

HIGH SPEED ACCESS CORP.


     We are a leading provider of high speed Internet access via cable modem to residential and commercial end users in exurban areas, which we define as cable systems with fewer than 100,000 homes passed. We believe that we provide the most comprehensive turnkey solution available to the cable operator in exurban markets, whereby the cable operator may outsource the services required to provide Internet access and other ancillary services. Our service enables subscribers to receive Internet access at speeds substantially faster than traditional Internet access at minimal cost to the cable operator. We enter into long term exclusive contracts with cable operators to provide them with our service. In exchange for providing us access to their customers, we pay our cable partners a portion of the monthly fees we receive from the end users, the ultimate residential or business consumers of our services.



     We target exurban markets, defined as cable systems with fewer than 100,000 homes passed. The term "homes passed" refers to the number of homes that potentially can be served by a cable system. The exurban market encompasses approximately 48 million homes, or approximately one-half of the homes passed by cable in the United States. We have exclusive agreements to provide our services to 20 cable operators, covering 51 systems and approximately 982,000 homes passed. We also have non-binding letters of intent to provide these services to another 14 operators representing an additional 23 systems and approximately 303,000 homes passed. We have commenced full operations in 21 systems covering approximately 319,000 homes passed, where we are marketing our services to end users. We have initiated operations in another 21 systems covering an additional 402,000 homes, and have approximately 3,900 high speed end users.


     Vulcan Ventures, Incorporated, an affiliate of Microsoft co-founder Paul Allen, beneficially owns 54.2% of our common stock before the offering. Vulcan also owns Charter Communications, Inc., one of the ten largest cable system operators in the United States. Charter has agreed to provide us with exclusive access to at least 750,000 homes passed, and has an equity incentive to provide us up to an additional 5 million homes passed.

     We recently entered into a non-binding letter of intent with ServiceCo LLC, the entity that provides Road Runner's cable Internet access and content aggregation services, and we and ServiceCo are currently in the process of negotiating a definitive agreement. ServiceCo is a joint venture among affiliates of Time Warner, Inc., MediaOne Group, Inc., Microsoft Corporation, Compaq Corp. and Advance/Newhouse. This letter of intent contemplates that we will provide our services to cable systems designated by ServiceCo and us, and enter into a revenue sharing arrangement among HSA, ServiceCo and the cable operator. We also would grant ServiceCo a warrant to purchase one share of common stock at a price of $5 per share for each home passed that we jointly designate to receive our services, up to a maximum of 5 million homes. In addition, ServiceCo would be entitled to provide Road Runner content in these designated systems.


     We seek to provide our services to the rapidly expanding number of households and businesses in the United States that are online. According to industry analysts, there were 26.5 million households with Internet access in the United States in 1998. Industry analysts expect this number to grow to nearly 58.4 million households by the end of 2002. One recent industry report estimated that, by the end of 2002, 15.8 million U.S. households will have broadband Internet access, having transmission speeds with bandwiths greater 128 Kilobits per second. We believe that cable modems will become the leading method of broadband Internet access for residential end users. Because cable modems can operate at peak transmission speeds of up to 10 megabits per second, compared with 56 kilobits per second for standard telephone modems, cable modem users will be better able to use increasingly complex entertainment and commercial service offerings that integrate voice, video and data on the Internet. In addition, a cable modem provides the potential for an always-on connection to the Internet, eliminating the inconvenience associated with the timing out of a telephone modem connection and generally avoiding the need for dial-up procedures. We believe that many businesses located in our target markets also will find our scalable, cable-based Internet access to be the most cost-effective solution for their Internet needs because of the limited availability and high cost of obtaining competing high speed telephone circuitry in many exurban markets.

BENEFITS TO THE CABLE OPERATOR

     To take advantage of the increased usage of the Internet, many cable operators are seeking a rapid and cost-effective means of providing high speed Internet access to their customers. We have developed a comprehensive solution that provides the following benefits:

     - Full turnkey solution requiring minimal effort by the cable operator;


     - Rapid implementation of high speed access in cable systems that are either upgraded or non-upgraded for two-way data transmission capabilities;


     - Source of additional revenues with minimal associated operating or capital cost; and

     - Dedicated onsite local and national end user marketing provided by us.

     Our exclusive focus on high speed Internet access enables the cable operator, who may otherwise lack the necessary experience and resources, to provide broadband Internet access quickly and cost effectively. We have developed a standardized implementation and engineering process based on our experience in the 42 systems we have installed to date, of which 21 are in full operation. As a result, we generally are able to commence full operations in a system within 90 days after we have entered into a contract with our cable partner.

STRATEGY

     Our strategy has the following key elements:

     - Focus on the exurban market where there is less competition and cable operators have a greater need for our turnkey services;

     - Rapidly expand our base of cable partners;

     - Offer a full turnkey value proposition to the cable operator and create long term partnerships;

     - Provide a range of products and services to residential and commercial end users;

     - Increase end user penetration through dedicated marketing and local content;

     - Leverage economies of scale inherent in our business;

     - Leverage the media and cable industry experience of our investors, directors and management; and

     - Selectively explore international expansion and domestic acquisition opportunities.

HISTORY, SPONSORSHIP AND STRATEGIC RELATIONSHIPS

     In April 1998, Broadband Solutions, one of our founding investors, sponsored our acquisition of High Speed Access Network, Inc. of Denver, Colorado and CATV.net, Inc. of Louisville, Kentucky. In November 1998, Vulcan Ventures invested $20 million in our company. In April 1999, Vulcan purchased 5 million shares of our Series C convertible preferred stock for $5.00 per share, which will be converted into 7.75 million shares of our common stock upon completion of the offering. Vulcan's subsidiary, Charter Communications, has entered into an agreement giving us exclusive access to at least 750,000 homes passed in its exurban markets. Charter also has warrants to purchase up to an additional 7.75 million shares of our common stock, for $3.23 per share, which become exercisable at the rate of 1.55 shares per home passed committed to us by Charter in excess of 750,000. Vulcan has substantial investments in media, Internet and new media companies, including Go2Net, Inc., USA Networks, ZDTV, Beyond.com, N2K, Inc., Northpoint Communications, Inc., Wink Communications, Value America, Inc. and Priceline.com. Certain of the principals of Broadband Solutions, which beneficially owns 29.2% of our common stock before the offering, co-founded and invested in Premier Parks Inc., Regal Cinemas, Inc. and Regent Communications, Inc. (subsequently sold to Jacor Communications). The investor group that founded High Speed Access Network, Inc. includes cable television pioneer Joseph Gans, III.

     Concurrently with this offering, Cisco, and Com21, two of our major equipment suppliers, have agreed to purchase $7.5 million and $1.0 million, respectively, of our common stock at the initial public offering price, net of the underwriting discount. Additionally, Microsoft, a strategic marketing partner, has agreed to purchase $10 million of our common stock at the initial public offering price, net of the underwriting discount. We believe that both our sponsor and strategic relationship groups and their knowledge of, and extensive connections in, the media, Internet and cable industries help position us to compete in the high speed cable modem Internet access market.

                           FORWARD-LOOKING STATEMENTS

     This prospectus contains forward-looking statements based on our current expectations, assumptions, estimates and projections about us and our industry that address, among other things, the demand for high speed Internet access in exurban markets and our ability to expand our business, develop additional revenue sources and create strategic relationships. These statements may be found in the sections of this prospectus entitled "Prospectus Summary," "Risk Factors," "Use of Proceeds," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business," and in this prospectus generally. These forward-looking statements involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of many factors, as more fully described in the "Risk Factors" section and elsewhere in this prospectus.

    THIS SUMMARY HIGHLIGHTS SOME OF THE INFORMATION FROM THIS PROSPECTUS AND
        MAY NOT CONTAIN ALL OF THE INFORMATION THAT IS IMPORTANT TO YOU.

                                  THE OFFERING

Common Stock Offered.............    13,000,000 shares

Common Stock Offered to Cisco....       672,043 shares

Common Stock Offered to Com21....        89,606 shares

Common Stock Offered to
Microsoft........................       896,057 shares

Total Common Stock Offered.......    14,657,706 shares

Use of Proceeds..................    We intend to use the net proceeds of this
                                     offering to fund operating losses and
                                     capital expenditures to be incurred in the deployment of our services, and for working capital and other general corporate purposes. See "Use of Proceeds."

Proposed Nasdaq National
  Market Symbol..................    "HSAC"

     Excluding the underwriters' over-allotment option, 51,932,872 shares of common stock will be outstanding after the offering. These shares are comprised of the following:

     - 14,657,706 shares of common stock issued in this offering.

     - 37,275,166 shares of common stock held by current stockholders.

     We also may issue shares of common stock pursuant to our stock option plans, as follows:

     - Under our 1998 stock option plan, we have granted options to purchase 839,325 shares at a weighted average exercise price of $1.67 per share, all of which will become exercisable upon completion of the offering. No more options will be granted under our 1998 stock option plan.

     - Under our 1999 stock option plan, we have reserved 3.1 million shares for issuance. We have granted options to purchase 46,500 of these shares at an exercise price of $3.23 per share, and 21,000 of these shares at an exercise price equal to the initial public offering price per share. None of the options granted under the 1999 stock option plan is currently exercisable. In addition, we expect to issue options for an additional 465,065 shares at an exercise price equal to the initial public offering price contemporaneously with the offering.

     - Under our 1999 non-employee director stock option plan, we have reserved 465,000 shares for issuance. We have granted options to purchase 189,875 shares at an exercise price of $3.23 per share, all of which are currently exercisable.

     In addition, we have issued or may issue warrants to purchase shares of common stock, as follows:

     - Charter has warrants to purchase up to 7.75 million shares of our common stock at an exercise price of $3.23 per share. These warrants became exercisable at the rate of 1.55 shares per home passed committed to us by Charter in excess of 750,000. See "Certain Transactions."

     - Microsoft has a warrant to purchase 250,000 shares of our common stock at an exercise price of 125% of the initial public offering price. This warrant will provide Microsoft the right to purchase one additional share of our common stock for each additional 10 homes passed above 2.5 million homes passed Comcast commits to us by May 1, 2002.

     - A non-binding letter of intent we recently signed with ServiceCo LLC, the entity that provides Road Runner's cable Internet access and content aggregation services, contemplates that we will grant warrants to purchase one share of our common stock at a price of $5 per share for each home passed that we jointly designate to receive our services, up to a maximum of 5 million shares.

     The following table sets forth our summary financial data. You should read this information together with the financial statements and the notes to those statements appearing elsewhere in this prospectus and the information under "Selected Financial Data" and "Management's Discussion and Analysis of Financial Condition and Results of Operations."



     The combined pro forma data for the year ended December 31, 1998 gives effect to our acquisition of CATV.net, Inc. and High Speed Access Network, Inc. as if those acquisitions had occurred on January 1, 1998.



     The pro forma basic and diluted net loss per share for the historical periods April 3, 1998 through December 31, 1998 and for the three months ended March 31, 1999 give effect to the assumed conversion of our Series A and Series B convertible preferred stock into shares of common stock at the date the shares of convertible preferred stock were issued. The pro forma basic and diluted net loss per share for the combined pro forma year ended December 31, 1998 assumes that (a) our Series A convertible preferred stock had been issued on January 1, 1998 and immediately converted into shares of common stock and (b) that our Series B convertible preferred stock had been immediately converted into common stock upon the respective dates of issuance of the Series B convertible preferred stock. As a result of such assumed conversions, dividends and accretion of redemption value of the preferred stock are excluded from the net loss available to common stockholders.


                             SUMMARY FINANCIAL DATA
            (DOLLARS IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)


                                                                           COMBINED
                                                                          PRO FORMA     THREE MONTHS
                                                       APRIL 3, 1998      YEAR ENDED       ENDED
                                                      (INCEPTION) TO     DECEMBER 31,    MARCH 31,
                                                     DECEMBER 31, 1998       1998           1999
                                                     -----------------   ------------   ------------
STATEMENT OF OPERATIONS DATA:
Net revenue........................................     $      337        $      450     $      299
Costs and expenses:
  Operating costs..................................          2,067             2,401          2,123
  Engineering......................................          2,266             2,372          1,485
  Sales and marketing..............................          3,696             4,078          2,038
  General and administrative.......................          2,323             2,616          1,286
  Non-cash compensation expense from the issuance
     of stock options..............................                              947          1,523
                                                        ----------        ----------     ----------
          Total costs and expenses.................         10,352            12,414          8,455
                                                        ----------        ----------     ----------
Loss from operations...............................        (10,015)          (11,964)        (8,156)
Interest income, net...............................             40                41            119
                                                        ----------        ----------     ----------
Net loss...........................................         (9,975)          (11,923)        (8,037)
Accretion of redemption value of mandatorily
  redeemable convertible preferred stock and
  mandatorily redeemable convertible preferred
  stock dividends..................................       (120,667)         (120,667)      (105,750)
                                                        ----------        ----------     ----------
Net loss available to common stockholders..........     $ (130,642)       $ (132,590)    $ (113,787)
                                                        ==========        ==========     ==========
Basic and diluted net loss per share...............     $   (21.07)       $   (21.39)    $   (18.35)
Pro forma basic and diluted net loss per share
  (unaudited)......................................     $     (.71)       $     (.76)    $     (.27)
Weighted average shares outstanding used in basic
  and diluted per share calculation................      6,200,000         6,200,000      6,200,000
Weighted average shares outstanding used in pro
  forma basic and diluted per share calculation
  (unaudited)......................................     14,091,935        15,680,904     29,450,000

     The pro forma column in the Balance Sheet Data below is adjusted to give effect to the sale for $5.00 per share of $25 million of our Series C convertible preferred stock to Vulcan Ventures in April 1999 and a $60 million charge to accumulated deficit to increase the carrying value of the preferred stock to its redemption value.



     The pro forma as adjusted column in the Balance Sheet Data below is adjusted to give effect to the pro forma adjustments, as well as:



     - The automatic conversion upon completion of the offering of all outstanding shares of Series A, Series B and Series C convertible preferred stock into 31,000,000 shares of common stock;



     - The issuance of 75,166 shares of common stock to the holders of our Series A and Series B convertible preferred stock as a payment in kind for outstanding dividends.



     - The sale of an estimated 1,657,706 shares of common stock in the aggregate to Cisco, Com21 and Microsoft at an assumed price of $12.00 per share net of the underwriting discount.



     - The sale of 13,000,000 shares in this offering at an assumed price of $12.00 per share, after deducting underwriting discounts and offering expenses.



                                                                            MARCH 31, 1999
                                                   DECEMBER 31,   -----------------------------------
                                                       1998                                PRO FORMA
                                                      ACTUAL       ACTUAL     PRO FORMA   AS ADJUSTED
                                                   ------------   ---------   ---------   -----------
BALANCE SHEET DATA:
Cash and cash equivalents........................   $  17,888     $   7,350   $  32,350    $193,930
Working capital..................................      14,162         1,459      26,459     188,039
Total assets.....................................      27,504        23,297      48,297     209,877
Notes payable -- related parties and capital
  lease obligations, less current portion........         749           806         806         806
Mandatorily redeemable convertible preferred
  stock..........................................     149,250       255,000     340,000          --
Total stockholders' (deficit) equity.............    (126,427)     (238,934)   (298,934)    202,646



                                                              DECEMBER 31,   MARCH 31,   APRIL 29,
                                                                  1998         1999        1999
                                                              ------------   ---------   ---------
OTHER DATA:
Systems under contract......................................         41            46          51
Homes passed under contract.................................    863,000       912,000     982,000
Homes marketed(1)...........................................    145,000       319,000     319,000
Residential cable modem end users...........................      1,619         3,169       3,510


---------------


(1) Homes marketed represents the number of homes passed in systems where we have installed our equipment and are marketing our services to end users.

                                  RISK FACTORS

     You should carefully consider the following factors and other information in this prospectus before deciding to invest in our common stock. If any of the following risks actually occur, our business and financial results could be materially and adversely affected. In that case, the trading price of our common stock could decline and you could lose all or part of your investment.

                        RISKS RELATED TO OUR OPERATIONS

OUR BUSINESS IS DIFFICULT TO EVALUATE BECAUSE WE HAVE A LIMITED OPERATING
HISTORY.

     Our predecessor companies began offering services to cable operators in October 1997. We have recognized limited revenues since our inception. In addition, our senior management team and other employees have worked together at our company for only a short period of time. Consequently, we have a limited operating history upon which you can evaluate our business.

WE HAVE NOT BEEN PROFITABLE AND EXPECT FUTURE LOSSES.

     Since our founding, we have not been profitable. We have incurred substantial costs to create and introduce our broadband Internet access services, to operate these services, and to grow our business. We incurred net losses of approximately $18 million from April 3, 1998 (Inception) through March 31, 1999. Our limited operating history and our ambitious growth plans make predicting our operating results, including operating expenses, difficult.

     We expect to incur substantial losses and experience substantial negative cash flows from operations for at least the next several years as we expand our business. The principal costs of expanding our business will include:

     - Substantial direct and indirect selling, marketing and promotional costs;


     - System operational expenses, including the lease of our Internet backbone, a very high-capacity, long-distance line that can carry large amounts of Internet traffic and data from one regional network to another which has a traffic capacity in excess of our current needs;


     - Costs incurred in connection with higher staffing levels to meet our growth;

     - The acquisition and installation of the equipment, software and telecommunications circuits necessary to enable our cable partners to offer our services; and

     - Costs in connection with acquisitions, divestitures, business alliances or changing technologies.

     If any of these costs or expenses is not accompanied by an increase in revenues, then our business and financial results could be materially and adversely affected.

WE CANNOT PREDICT OUR SUCCESS BECAUSE OUR BUSINESS MODEL IS UNPROVEN.

     Our success depends on continued growth in the use of the Internet and high speed access services. Although Internet usage and popularity have grown rapidly, we cannot be certain that this growth will continue in its present form, or at all. Critical issues concerning the increased use of the Internet--including security, reliability, cost, ease of access and quality of service--remain unresolved and are likely to affect the development of the market for our services. Relatively few companies currently offer cable-based Internet access, and we do not believe any of those has been profitable. Moreover, many industry analysts believe that Internet access providers will become increasingly reliant upon revenues from content due to competitive pressures to provide low cost or even free Internet access.

     The success of our business ultimately will depend upon the acceptance of our services by end users, who will purchase or rent a cable modem from us and pay both installation fees and monthly access charges for our services. We have launched full operations in only 22 cable systems and we have approximately 3,510 cable modem end users. Additionally, although our primary service offering is high bandwidth Internet access, we currently derive a substantial portion of our revenues from standard dial-up Internet access, which we offer as a feeder for our high speed offerings. We cannot predict whether demand for our high speed Internet access services will develop, particularly at the volume or prices we need to become profitable.

OUR ABILITY TO ATTRACT AND RETAIN END USERS DEPENDS ON MANY FACTORS WE CANNOT CONTROL.

     Our ability to increase the number of our end users, and our ability to retain end users, will depend on a number of factors, many of which are beyond our control. These factors include:

     - Our ability to enter into and retain agreements with cable operators;


     - The speed at which we are able to deploy our services, particularly if we cannot obtain on a timely basis the telecommunications circuitry necessary to connect our cable headend equipment, equipment located in a central distribution point in a cable television system, to our Internet backbone;


     - Our success in marketing our service to new and existing end users;

     - Competition, including new entrants advertising free or lower priced Internet access and/or alternative access technologies;

     - Whether our cable partners maintain their cable systems or upgrade their systems from one-way to two-way service;

     - The quality of the customer and technical support we provide; and

     - The quality of the content we offer.

     In addition, our service is currently priced at a premium to many other online services and many end users may not be willing to pay a premium for our service. Because of these factors, our actual revenues or the rate at which we will add new end users may differ from past increases, the forecasts of industry analysts, or a level that meets the expectations of investors.

OUR QUARTERLY OPERATING RESULTS ARE LIKELY TO FLUCTUATE SIGNIFICANTLY AND MAY BE BELOW THE EXPECTATIONS OF ANALYSTS AND INVESTORS.

     Our revenues and expenses, and in particular our quarterly revenues, expenses and operating results, have varied in the past and may fluctuate significantly in the future due to a variety of factors, many of which are outside of our control. These factors include:

     - The pace of the rollout of our service to our cable partners, including the impact of substantial capital expenditures and related operating expenses;

     - The rate at which we enter into contracts with cable operators for additional systems;

     - The rate at which end users subscribe to our services;

     - Changes in revenue splits with our cable partners;

     - Price competition in the Internet and cable industries;

     - Capital expenditures and costs related to infrastructure expansion;

     - The rate at which our cable partners convert their systems from one-way to two-way systems;

     - End user turnover rates;

     - Our ability to protect our systems from telecommunications failures, power loss and software-related system failures;

     - Changes in our operating expenses including, in particular, personnel expenses;

     - The introduction of new products or services by us or our competitors;

     - Our ability to enter into strategic alliances with content providers; and

     - Economic conditions specific to the Internet and cable industries, as well as general economic and market conditions.

     In addition, our operating expenses are based on our expectations of the future demand for our services and are relatively fixed in the short term. We may be unable to adjust spending quickly enough to offset any unexpected demand shortfall. A shortfall in revenues in relation to our expenses could have a material and adverse effect on our business and financial results.

     You should not rely on quarter-to-quarter comparisons of our results of operations as an indication of future performance. It is possible that in some future periods our results of operations may be below the expectations of public market analysts and investors. In that event, the price of our common stock is likely to fall.

WE MAY NOT BE ABLE TO ESTABLISH OR MAINTAIN ACCEPTABLE RELATIONSHIPS WITH CABLE OPERATORS.

     Our success depends, in part, on our ability to gain access to cable customers. We gain that access through agreements with our cable partners. There can be no assurance that we will be able to establish or maintain relationships with cable operators. Even if we are able to establish and maintain those relationships, there can be no assurance that we will be able to do so on terms favorable to us or in the quantities we need to become profitable. In addition, our failure to form partnerships with a large number of cable operators as quickly as possible permits other cable-based broadband service providers to enter into exclusive agreements and effectively exclude us from the systems covered by those agreements. Furthermore, in order to rapidly deploy our services within a market, we typically begin installation of our equipment and related telecommunications circuits prior to the execution of final documentation. If we are unable to finalize our contractual relationship with a cable operator, if the exclusive relationship between us and our cable partners, or between our cable partners and their cable customers, is impaired, or if we do not become affiliated with a sufficient number of cable operators, our business and financial results could be materially and adversely affected.

OUR LARGEST CABLE PARTNER CAN TERMINATE ITS CONTRACT WITH US.

     Our largest cable partner is Charter Communications. Charter is owned by Vulcan Ventures, which beneficially owns 54.2% of our common stock before the offering. Charter has committed to provide us exclusive access to at least 750,000 homes passed. Charter has equity incentives to provide us additional homes passed, although it is not obligated to do so. Under our network services agreement, Charter can terminate our exclusivity rights, on a system-by-system basis, if we fail to meet performance benchmarks or otherwise breach our agreement, including our commitment to provide content designated by Vulcan. Moreover, Charter can terminate our agreement, for any reason, as long as it purchases the associated cable headend equipment and modems at book value and pays us a termination fee based on the net present value of the revenues we otherwise would earn for the remaining term of the agreement from those end users subscribing to our services as of the date of termination. There can be no assurances we will meet the benchmarks related to our customer penetration rates or that Charter will not decide to terminate our agreement for any other reason. If Charter were to terminate this agreement, in whole or for any material system, our business and financial results would be materially and adversely affected.

OUR AGREEMENTS WITH VULCAN VENTURES COULD CONSTRAIN OUR ABILITY TO GENERATE REVENUES FROM PROVIDING CONTENT AND FUTURE SERVICES OUR END USERS MAY DEMAND.

     Under our programming content agreement with Vulcan Ventures, Vulcan has the right to require us to carry, on an exclusive basis in all cable systems we serve, content it designates. Vulcan content may include start-up and related web pages, electronic programming guides, other multimedia information and telephony services. We will not share in any revenues Vulcan may earn through the content or telephony services it provides. We must provide all equipment necessary for the delivery of Vulcan content, although Vulcan will reimburse us for any costs we incur in excess of $3,000 per cable headend. Vulcan cannot charge us for any Vulcan content through November 25, 2008; after that date we will be obligated to pay Vulcan for this content at the lowest fee charged to any Internet service provider who subscribes to Vulcan content.

     Vulcan has the right to prohibit us from providing content or telephony services that compete with Vulcan content in Vulcan's discretion and can require us to remove competing content. Many industry analysts believe that Internet access will become increasingly reliant upon revenues from content due to competitive pressures to provide low cost or even free Internet access. If Vulcan were to require us to remove our content or substitute its telephony services for any we might provide, we could lose a source of additional revenues and might not recover all related costs of providing our content or telephony services. Vulcan's ability to prohibit us from providing content and telephony services means that Vulcan's interests are not necessarily aligned with those of our other stockholders.

ANY AGREEMENT THAT WE MAY SIGN WITH ROAD RUNNER MAY NOT BENEFIT US.

     We recently entered into a non-binding letter of intent with ServiceCo LLC, the entity that provides Road Runner's cable Internet access and content aggregation services. The letter of intent contemplates that we will provide our services as a Road Runner subcontractor to cable operators that we and Road Runner jointly designate to receive our services. We can offer no assurances that we will be able to reach a definitive agreement with ServiceCo or that, if reached, a definitive agreement will be of material benefit to us. In addition, we may not be able to meet the system deployment schedule ultimately proposed by Road Runner. Moreover, while we expect that only a portion of the homes contemplated under the letter of intent will be deployed on a partial turnkey basis, Road Runner could ask us to deploy more partial turnkey homes than we anticipate. In a partial turnkey solution, we will deliver fewer services and possibly incur lower costs than in a full turnkey solution, but will also earn a smaller percentage of the subscription revenue. Since the letter of intent contemplates that Road Runner will earn one warrant per home passed in cable systems designated to receive service regardless of whether we deploy a partial or full turnkey solution, our stockholders could suffer dilution in exchange for potentially less profitable homes.

INVESTORS MAY SUFFER SUBSTANTIAL DILUTION FROM OTHER TRANSACTIONS.

     As an inducement to cause Charter Communications to commit additional systems to us, we have granted Charter warrants to purchase up to 7.75 million shares of our common stock at an exercise price of $3.23 per share. These warrants become exercisable at the rate of 1.55 shares for each home passed committed to us by Charter in excess of 750,000. To the extent that Charter becomes eligible to exercise all or a significant portion of these warrants, our stockholders will experience substantial dilution. In addition, we have granted Microsoft a warrant to purchase 250,000 shares of our common stock at an exercise price of 125% of the initial public offering price, with additional warrants issuable for homes passed above 2.5 million homes committed to us by Comcast. Our letter of intent with ServiceCo LLC contemplates our granting of warrants to purchase one share of our common stock at a price of $5 per share up to a maximum of 5 million shares. In the future, we also may issue additional stock or warrants to purchase our common stock in connection with our efforts to expand the distribution of our services. Stockholders could face additional dilution from these possible future transactions.

DARWIN, OUR FORMER DIGITAL SUBSCRIBER LINE TECHNOLOGY DIVISION, AND OUR PRINCIPAL STOCKHOLDERS ARE NOT RESTRICTED FROM PROVIDING COMPETING HIGH SPEED INTERNET ACCESS SERVICES.

     In March 1999, we transferred all of the assets used in our digital subscriber line technology division to Darwin Networks, Inc., a newly-formed subsidiary, and distributed all of the Darwin common stock to our current stockholders. Darwin's digital subscriber line technology is an alternative method of providing high speed Internet access to end users using the telephone infrastructure. Although Darwin is at an early stage of its development, if Darwin were to deploy this technology successfully in future partnerships with wireline telephone providers in markets where we provide our high speed Internet access, Darwin could become one of our competitors. Furthermore, although we will have a warrant to purchase one million shares of Darwin's common stock, representing approximately a 20% interest in Darwin on a fully-diluted basis immediately after the spin-off, if Darwin is successful, our current stockholders, and not those investing in us in this offering, will realize a greater proportion of Darwin's success. Neither Darwin nor our principal stockholders, Vulcan Ventures and Broadband Solutions, will be restricted from providing competing high speed digital subscriber line Internet access. See "Certain Transactions."

ONE-WAY CABLE SYSTEMS INCREASE OUR OPERATING COSTS AND MAY NOT PROVIDE THE QUALITY NECESSARY TO ATTRACT CUSTOMERS.

     Although our service can operate in one-way cable systems, where data can be transmitted at high speeds from the cable headend to the end user, the end user in a one-way system can only transmit data back to the cable headend via a standard phone line. Because we must support the telephone return component of the system, we incur higher operating costs in one-way systems. Presently only one-third of the systems where we are or will soon operate our services are two-way systems. Over time, however, we expect most, if not all, of our cable partners to upgrade and or rebuild their plants to provide increased bandwidth and two-way capabilities. We believe faster uploads and the elimination of phone line return costs make our service more valuable and may lead to higher customer penetration rates, which in turn benefits the cable operator through higher revenue. However, upgrading a cable system can be expensive and time-consuming for the cable operator. Moreover, we do not require our cable partners to make these upgrades and they have no legal obligation to do so. Consequently, if our cable partners do not upgrade to two-way capability at the rate we anticipate, our financial results may be negatively affected.


IF WE ARE UNABLE TO EFFECTIVELY MANAGE OUR GROWTH, WE MAY EXPERIENCE OPERATING INEFFICIENCIES AND HAVE DIFFICULTY MEETING DEMAND FOR OUR SERVICES.



     To manage our anticipated growth, we must continue to implement and improve our operational, financial and management information systems; hire, train and retain additional qualified personnel; continue to expand and upgrade core technologies; and effectively manage our relationships with our end users, suppliers and other third parties. Our expansion could place a significant strain on our services and support operations, sales and administrative personnel, and other resources. In fact, our predecessor companies had inadequate accounting controls and procedures in place. While we believe that we generally have adequate controls and procedures in place for our current operations, our billing software is not adequate to meet our growth plans. We are in the process of replacing our billing software with an integrated billing and customer care software system that we believe is capable of meeting our planned future needs. We could also experience difficulties meeting demand for our services. Additionally, if we are unable to provide training and support for our products, the implementation process will be longer and customer satisfaction may be lower. Our growth plan may include acquisitions. If we acquire a company, we could have difficulty assimilating its operations, or assimilating and retaining its key personnel. In addition if the demand for our service exceeds our ability to provide our services on a timely basis, we may lose customers. There can be no assurance that our systems, procedures or controls will be adequate to support our operations or that our management will be capable of exploiting fully the market for our products and services. The failure to manage our growth effectively could have a material adverse effect on our business and financial results.



IF WE ARE UNABLE TO INCREASE THE CAPACITY AND MAINTAIN THE SPEED OF OUR NETWORK, WE MAY NOT BE ABLE TO ATTRACT OR RETAIN END USERS.



     We face risks related to our ability to increase the transmission capacity of our network to meet expected end user levels while maintaining superior performance. While peak downstream data transmission speeds, speeds of the data transmission from service provider to the customer, across the cable infrastructure approach 10 Mbps in each 6 megahertz (Mhz) channel, actual downstream data transmission speeds are likely to be significantly slower, depending on a variety of factors, including bandwidth capacity constraints between the cable headend and the Internet backbone, the type and location of content, Internet traffic, the number of active end users on a given cable network node, the number of 6 Mhz channels allocated to us by our cable partner, the capabilities of the cable modems used and the service quality of the cable partners' facilities. The actual data delivery speed that an end user realizes also will depend on the end user's hardware, operating system and software configurations. There can be no assurance that we will be able to achieve or maintain a speed of data transmission sufficiently high to enable us to attract and retain our planned number of end users, especially as the number of the end users grows. Because end users will share the available capacity on a cable network node, a single local area distribution point connected via fiber-optic lines to a cable headend, we may underestimate the capacity we need to provide in order to maintain peak transmission speeds. A perceived or actual failure to achieve or maintain sufficiently high speed data transmission could significantly reduce end user demand for our services or increase costs associated with customer complaints and have a material adverse effect on our business and financial results.



OUR NETWORK MAY BE VULNERABLE TO SECURITY RISKS AND UNAUTHORIZED ACCESS TO THOSE SYSTEMS COULD CAUSE INTERRUPTIONS, DELAYS OR CESSATION OF SERVICE TO OUR END USERS.


     Despite our implementation of industry-standard security measures, our or our cable partners' networks may be vulnerable to unauthorized access, computer viruses and other disruptive problems. Internet and online service providers in the past have experienced, and in the future may experience, interruptions in service as a result of the accidental or intentional actions of Internet users. Because the cable infrastructure is a shared medium, it is inherently more vulnerable to security risks than dedicated telephony technologies such as digital subscriber lines. Moreover, we have no control over the security measures that our cable partners and end users adopt. Unauthorized access could also potentially jeopardize the security of confidential information stored in the computer systems maintained by us and our end users. These events may result in liability to us or harm to our end users. Eliminating computer viruses and alleviating other security problems may require interruptions, delays or cessation of service to our end users, which could have a material adverse effect on our business and financial results. In addition, the threat of these and other security risks may deter potential end users from purchasing our services, which could have a material adverse effect on our business and financial results.

WE MAY NEED ADDITIONAL CAPITAL IN THE FUTURE AND IT MAY NOT BE AVAILABLE ON ACCEPTABLE TERMS.

     The development of our business may require significant additional capital in the future to fund our operations, to finance the substantial investments in equipment and corporate infrastructure needed for our planned expansion, to enhance and expand the range of services we offer and to respond to competitive pressures and perceived opportunities, such as investment, acquisition and international expansion activities. To date, our cash flow from operations has been insufficient to cover our expenses and capital needs. There can be no assurance that additional financing will be available on terms favorable to us, or at all. Moreover, Charter can require any lender with liens on our equipment placed in Charter head ends to deliver to Charter a non-disturbance agreement as a condition to such financings. We can offer no assurance that we will be able to obtain secured equipment financing for Charter systems subject to such a condition or that a potential lender will be able to negotiate acceptable terms of non-disturbance with Charter. If adequate funds are not available on acceptable terms, we may be forced to curtail or cease our operations. Moreover, even if we are able to continue our operations, the failure to obtain additional financing could have a material and adverse effect on our business and financial results and may need to delay the deployment of our services. See "Management's Discussion and Analysis of Financial Condition and Results of
Operations -- Liquidity and Capital Resources."


WE WOULD LOSE REVENUES AND INCUR SIGNIFICANT COSTS IF OUR SYSTEMS ARE NOT YEAR 2000 COMPLIANT.


     We have engaged a third-party consultant to complete a Year 2000 assessment study by the end of May 1999, and plan to implement all necessary remediation measures by the end of the third quarter of 1999. We are also seeking verification from our cable partners, vendors and suppliers that they are Year 2000 compliant. Following this assessment study and after contacting these cable partners, vendors and licensors, we will be better able to make a complete evaluation of our Year 2000 readiness to determine what costs will be necessary to be Year 2000 compliant, and to determine whether contingency plans need to be developed. Our inability to correct a significant Year 2000 problem, if one exists, could result in an interruption in, or a failure of, certain of our normal business activities and operations. In addition, a significant Year 2000 problem concerning our high speed access services could cause our users to consider seeking alternate providers of Internet access. Any significant Year 2000 problem could require us to incur significant unanticipated expenses to remedy these problems and could divert management's time and attention, either of which could have a material adverse effect on our business, results of operation and financial condition. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Year 2000 Compliance" for information on our state of readiness, potential risks and contingency plans regarding the Year 2000 issue.

WE MAY BECOME SUBJECT TO RISKS OF INTERNATIONAL OPERATIONS.

     We are currently at the early stages of evaluating international expansion opportunities. If we expand internationally, we would become subject to the risks of conducting business internationally, including:

     - Foreign currency fluctuations, which could result in reduced revenues or increased operating expenses;

     - Inability to locate qualified local partners and suppliers;

     - The burdens of complying with a variety of foreign laws and trade standards;

     - Tariffs and trade barriers;

     - Difficulty in accounts receivable collection;

     - Potentially longer payment cycles;

     - Foreign taxes;

     - Unexpected changes in regulatory requirements, including the regulation of Internet access; and

     - Uncertainty regarding liability for information retrieved and replicated in foreign countries.

     If we expand internationally, we will also be subject to general geopolitical risks, such as political and economic instability and changes in diplomatic and trade relationships. There can be no assurance that the risks associated with our proposed international operations will not materially and adversely affect our business and financial results.

           RISKS RELATED TO THE MARKET FOR HIGH SPEED INTERNET ACCESS


OUR CABLE PARTNERS COULD SELL THEIR SYSTEMS OR BE ACQUIRED, WHICH COULD CAUSE US TO LOSE CUSTOMERS.


     In recent years, the cable television industry has undergone substantial consolidation. If one of our cable partners is acquired by a cable operator that already has a relationship with one of our competitors or that does not enter into a contract with us, we could lose the ability to offer our cable modem access services in the systems formerly served by our cable partner, which could have a material and adverse effect on our business and financial results. Many of the cable operators with whom we have contracts operate multiple systems, thus increasing the risk to us if they are acquired. Moreover, it is common in the cable industry for operators to swap systems, which could cause us to lose our contract for a swapped system. Even though many of our contracts obligate our cable partners to pay us a termination fee if they sell their system to another operator who does not assume our contract, the potential termination fee may not be adequate to ensure that the successor operator assumes our contract, or to compensate us fully for the loss of future business in that system.

OUR CABLE PARTNERS COULD LOSE THEIR FRANCHISES, WHICH WOULD CAUSE US TO LOSE CUSTOMERS.


     Cable television companies operate under franchises granted by local or state authorities that are subject to renewal and renegotiation from time to time. A franchise is generally granted for a fixed term ranging from five to 15 years, although in many cases the franchise is terminable if the franchisee fails to comply with the material provisions of its franchise agreement. No assurance can be given that the cable operators that have contracts with us will be able to retain or renew their franchises. The non-renewal or termination of any of these franchises would result in the termination of our contract with the applicable cable operator.


WE MAY NOT BE ABLE TO COMPETE SUCCESSFULLY IN THE VERY COMPETITIVE MARKET FOR OUR SERVICES.



     We face competition from many competitors with significantly greater financial, sales and marketing resources, larger customer bases, longer operating histories, greater name recognition and more established relationships with advertisers, content and application providers and/or other strategic partners than we have. We expect the level of this competition to intensify in the future. We face competition from other cable modem service providers for partnerships with cable operators and from providers of other types of data and Internet services for end users. Due to this intense competition, there may be a time-limited market opportunity for our cable-based high speed access services. There can be no assurance that we will be successful in achieving widespread acceptance of our services before competitors offer services similar to our current offerings, which might preclude or delay purchasing decisions by potential customers.



     Our competitors in the cable-based Internet access market are those companies that have developed their own cable-based services and market those services to cable system operators. Other competitors in the cable-based Internet access market are those companies seeking to establish distribution arrangements with cable system operators in exurban markets and/or provide one-way system capability. In addition, other cable system operators have launched their own cable-based Internet services that could limit the market for our services. Widespread commercial acceptance of any of these competitors' products could significantly reduce the potential customer base for our services, which could have a material adverse effect on our business and financial results.



     We also compete with traditional Internet service providers and other competing broadband technologies including ISDNs, DSLs, wireless and satellite data services. Moreover, competitors include long distance inter-exchange carriers, regional Bell operating companies and other local exchange carriers. Many of these carriers are offering diversified packages of telecommunications services, including Internet access, and could bundle these services together, putting us at a competitive disadvantage. Widespread commercial acceptance of any of these competing technologies or competitors' products could significantly reduce the potential customer base for our services, which could have a material adverse effect on our business and financial results. See
"Business -- Competition."


OUR MARKET IS CHARACTERIZED BY RAPID TECHNOLOGICAL CHANGE AND OUR SERVICES COULD BECOME OBSOLETE OR FAIL TO GAIN MARKET ACCEPTANCE.

     The market for our services is characterized by rapid technological advances, evolving industry standards, changes in end user requirements and frequent new service introductions and enhancements. For example, the North American cable industry has adopted a set of interface specifications, known as "DOCSIS," for hardware and software to support cable-based data delivery using cable modems. Our ability to adapt to rapidly changing technology and industry standards, such as DOCSIS, and to develop and introduce new and enhanced products and service offerings will be significant factors in maintaining or improving our competitive position and our prospects for growth. If technologies or standards applicable to our services become obsolete or fail to gain widespread consumer acceptance, then our business and financial results will be materially and adversely affected.

     We currently anticipate that we will use a significant portion of the proceeds from this offering to acquire headend, cable modem and other related capital equipment. The technology underlying that equipment is continuing to evolve. It is possible that the equipment we acquire could become obsolete prior to the time we would otherwise intend to replace it, which could have a material adverse effect on our business and financial results.

WE DEPEND ON A DATA TRANSMISSION INFRASTRUCTURE LARGELY MAINTAINED BY THIRD PARTIES OR SUBJECT TO DISRUPTION BY EVENTS OUTSIDE OUR CONTROL.

     Our success will depend upon the capacity, reliability and security of the infrastructure used to carry data between our end users and the Internet. A significant portion of that infrastructure is owned by third parties. Accordingly, we have no control over its quality and maintenance. For example, we rely on our cable partners to maintain their cable infrastructures. We also rely on other third parties to provide a connection from the cable infrastructure to the Internet. Currently, we have transit agreements with UUNet, a division of MCI WorldCom, and others to support the exchange of traffic between our data servers, the cable infrastructure and the Internet. Our operations also depend on our ability to avoid damages from fires, earthquakes, floods, power losses, telecommunications failures, network software flaws, transmission cable cuts, Year 2000 problems and similar events. The occurrence of any of these events could interrupt our services. The failure of the Internet backbone, our servers, or any other link in the delivery chain, whether from operational disruption, natural disaster or otherwise, resulting in an interruption in our operations could have a material adverse effect on our business and financial results.

WE MAY BE HELD LIABLE FOR DEFAMATORY OR INDECENT CONTENT, AS WELL AS INFORMATION RETRIEVED OR REPLICATED.

     In part, our business involves supplying information and entertainment to customers over the cable systems of our cable system partners. Accordingly we face the same types of risks that apply to all businesses that publish or distribute information, such as potential liability for defamation, libel, invasion of privacy and similar claims, as well as copyright or trademark infringement and similar claims. A number of third parties have claimed that they hold patents covering various forms of online transactions or online technologies. In addition, our errors and omissions and liability insurance may not cover potential patent or copyright infringement claims and may not adequately indemnify us for any liability that may be imposed.

     The law relating to the liability of Internet and online service providers for information carried or disseminated through their networks is unsettled. There are some federal laws regarding the distribution of obscene or indecent material over the Internet under which we are subject to potential liability. These risks are mitigated by two federal laws. One, passed in 1996, immunizes Internet service providers from liability for defamation and similar claims for materials the Internet service provider did not create, but merely distributed. The other, passed in 1998, creates a "safe harbor" from copyright infringement liability for Internet service providers who comply with its requirements, which we intend to do. These laws apply only in the United States; if we expand our operations to other countries, our potential liability under the laws of those countries could be greater.

WE MAY BECOME SUBJECT TO BURDENSOME GOVERNMENT REGULATION.

     The part of our business that involves installing and maintaining the equipment used by cable systems to transmit high-speed data in a computer-accessible format is not regulated, but cable businesses are. Changes in cable regulations, as they relate to our service, could negatively affect our business in several ways. First, cable operators usually classify our service as a "cable service." If our service is not considered a cable service, some cable franchising authorities, in most cases usually cities or counties, might claim that our cable partners need a separate franchise to offer it. This franchise may not be obtainable on reasonable terms, or at all. In the alternative, even if the service is treated as cable service, local franchising authorities may seek to impose "non-discrimination" or "open access" obligations on our cable partners as a condition of franchise transfer or renewal. Also, even if our service is not considered a cable service, it might be treated as a "telecommunications service," which could subject our cable partners, and possibly us, to federal and state regulation as "telecommunications carriers." This could negatively affect our business in various ways. For example, if we or our cable partners were either classified as telecommunications common carriers, or otherwise subject to common carrier-like access and non-discrimination requirements in the provision of our Internet over cable service, we or they could potentially be subject to government-regulated terms, conditions and prices for Internet connection services, as well as become obligated to make contributions to the universal service support fund. We may also provide Internet telephony services over cable plants, and this service may be regulated in the future as a common carrier telecommunications service. Moreover, we or our cable partners might then have to get a "telecommunications franchise" from some localities, which might not be available on reasonable terms, or at all. In addition, our contracts with our cable partners make us the exclusive supplier of high-speed data on the cable systems where our service is offered. Firms such as America Online and large telephone companies are seeking to have regulators ban such exclusive arrangements. If such arrangements are banned, we could face additional competition from other Internet access providers using the cable system to connect to their customers, which could have a material adverse effect on our business and financial results. Finally, any future regulatory decisions that make DSL technology services easier for competing telephone companies to deploy over normal telephone lines, and less expensive for customers to buy, could negatively affect our business.

WE DEPEND ON OUR KEY PERSONNEL AND MAY HAVE DIFFICULTY ATTRACTING AND RETAINING THE SKILLED EMPLOYEES WE NEED TO EXECUTE OUR GROWTH PLANS.

     Our future success depends on the continued service of our key personnel, especially our President, Chief Operating Officer and Chief Technology Officer. We do not carry key person life insurance on most of our personnel. Given our early stage and plans for rapid expansion, the loss of the services of any of our executive officers or the loss of the services of other key employees could have a material adverse effect on our business and financial results. Our future success also depends on our ability to attract, retain and motivate highly skilled employees, particularly engineering and technical personnel. Competition for employees in our industry is intense. We may not be able to retain our key employees or attract, assimilate or retain other highly qualified employees in the future. From time to time we have experienced, and we expect to continue to experience in the future, difficulty in hiring and retaining highly skilled employees.

                         RISKS RELATED TO THE OFFERING

BECAUSE OF OUR RELATIONSHIP WITH VULCAN VENTURES, NEW INVESTORS WILL HAVE LITTLE INFLUENCE OVER MANAGEMENT DECISIONS.

     Vulcan will beneficially own approximately 38.8% of our outstanding common stock following the completion of the offering. Vulcan's wholly-owned subsidiary, Charter Communications, also has warrants to purchase up to an additional 7.75 million shares of our common stock, which become exercisable at the rate of 1.55 shares per home passed committed to us by Charter, in excess of 750,000. Accordingly, Vulcan will be able to significantly influence and possibly exercise control over most matters requiring approval by our stockholders, including the election of directors and approval of significant corporate transactions. This concentration of ownership may also have the effect of delaying or preventing a change in control. In addition, conflicts of interest may arise as a consequence of Vulcan's control relationship with us, including:

     - conflicts between Vulcan, as our controlling stockholder, and our other stockholders, whose interests may differ with respect to, among other things, our strategic direction or significant corporate transactions,

     - conflicts related to corporate opportunities that could be pursued by us, on the one hand, or by Vulcan, on the other hand, or

     - conflicts related to existing or new contractual relationships between us, on the one hand, and Vulcan and its other affiliates, on the other hand.

In particular, Vulcan is the owner of Charter, currently our largest cable partner. Additionally, Vulcan has the exclusive right to provide or designate the first page our end users see when they log on to our service and, if it provides that first page, will be entitled to all of the related revenues. Moreover, Vulcan can prohibit us from providing content that competes with content it chooses to provide, and can prohibit us from providing telephony services if it chooses to provide those services. See "Certain Transactions."

THE FUTURE SALE OF SHARES MAY HURT OUR MARKET PRICE.

     A substantial number of shares of our common stock are available for resale within a short period of time after the offering. If our stockholders sell substantial amounts of our common stock in the public market following the offering, the market price of our common stock could fall. These sales also might make it more difficult for us to sell equity securities in the future at times and prices that we deem appropriate. See "Shares Eligible for Future Sale."

THERE HAS BEEN NO PRIOR MARKET FOR OUR COMMON STOCK; OUR STOCK PRICE IS LIKELY TO BE HIGHLY VOLATILE.

     Prior to the offering, there has been no public market for our common stock. We cannot predict the extent to which investor interest in us will lead to the development of an active trading market in our stock or how liquid that market might become. The initial public offering price for the shares will be determined by negotiations between us and the representatives of the underwriters and may not be indicative of prices that will prevail in any future trading market. The stock market has experienced extreme price and volume fluctuations. In particular, the market prices of the securities of Internet-related companies have been especially volatile. In the past, companies that have experienced volatility in the market price of their stock have been the object of securities class action litigation. If we were the object of securities class action litigation, it could result in substantial costs and a diversion of our management's attention and resources.

WE WILL HAVE BROAD DISCRETION IN USING THE PROCEEDS OF THIS OFFERING.

     Our management will have broad discretion over the allocation of the net proceeds from the offering as well as over the timing of their expenditure. As a result, investors will be relying upon management's judgment with only limited information about its specific intentions for the use of the proceeds.

WE HAVE ANTI-TAKEOVER PROVISIONS.

     Certain provisions of our certificate of incorporation, our bylaws and Delaware law, in addition to the concentration of ownership in Vulcan, could make it difficult for a third party to acquire us, even if doing so might be beneficial to you or our other stockholders.

NEW INVESTORS WILL INCUR IMMEDIATE AND SUBSTANTIAL DILUTION.

     Investors purchasing shares in the offering will incur immediate and substantial dilution in net tangible book value per share. To the extent outstanding options and warrants to purchase common stock are exercised in the future, there will be further dilution to new investors. See "Dilution."

                 SALE OF SHARES TO CISCO, COM 21 AND MICROSOFT


     Cisco, Com21 and Microsoft have each agreed to purchase shares of our common stock concurrently with the offering. Cisco and Com21 are two of our major equipment suppliers, and we recently entered into a strategic marketing relationship with Microsoft. Each of them will purchase shares at the initial public offering price per share, net of the underwriting discount. In addition, each has represented that it will be purchasing such shares for investment and not with a view to resale, and has agreed to a 180-day lock-up following the completion of the offering. The aggregate purchase prices they will pay and the numbers of shares of our common stock they would purchase based on the estimated public offering price of $12.00, net of the underwriters discount, are as follows:


                                                              INVESTMENT     SHARES
                                                              -----------   ---------
Cisco.......................................................  $ 7,500,000     672,043
Com21.......................................................  $ 1,000,000      89,606
Microsoft...................................................  $10,000,000     896,057
                                                              -----------   ---------
                                                              $18,500,000   1,657,706
                                                              ===========   =========


     We believe the sale of shares to Cisco, Com21 and Microsoft will enhance our ongoing relationships with these key strategic partners and such strategic relationships better position us to compete in the high speed cable modem Internet access market.


                                USE OF PROCEEDS

     We estimate the net proceeds to us from the offering, after deducting the underwriting discounts and offering expenses payable by us, and the sale of $18.5 million of our common stock in the concurrent offering to Cisco, Com21 and Microsoft, will be approximately $161.6 or $183.3 if the underwriters' exercise their over-allotment option in full, assuming an initial public offering price of $12.00 per share.

     We expect to use the net proceeds of the offering to fund capital expenditures to be incurred in the deployment of our services in new and existing cable systems, to fund operating losses, and for working capital and other general corporate purposes. We may also use a portion of the proceeds for acquisitions or other investments. However, we have no present understanding or agreement relating to any material acquisition or investment.

     We have not yet determined the amount of net proceeds to be used specifically for each of the foregoing purposes. Accordingly, management will have significant flexibility in applying the net proceeds of the offering. Pending their use, we intend to invest the net proceeds of the offering in high quality, interest-bearing instruments. See "Risk Factors -- Risks Related to the Offering -- We will have broad discretion in using the proceeds of this offering."

                                DIVIDEND POLICY

     We have not declared or paid any cash dividends on our capital stock since inception and we do not expect to pay cash dividends for the foreseeable future. We currently intend to retain future earnings, if any, to finance the expansion of our business.

                                    DILUTION


     As of March 31, 1999, our net tangible book value on a pro forma basis giving effect to the sale of $25 million of preferred stock in April 1999 and the conversion of all our convertible preferred stock into common stock upon consummation of the offering was $37.3 million or $1.00 per share of common stock. "Net tangible book value" per share represents the amount of our total tangible assets reduced by the amount of our total liabilities, divided by the number of shares of common stock outstanding. Immediate dilution is the difference between the purchase price per share paid by a new investor and the net tangible book value of each share immediately after the offering. As of March 31, 1999, our net tangible book value, on a pro forma basis as further adjusted for the sale of the 13,000,000 shares offered in the offering after deducting the underwriting discounts and commissions and other estimated offering expenses and an estimated 1,657,706 shares in the aggregate to be sold to Cisco, Com21 and Microsoft and application of the net proceeds from such sales of $161.6 million, would have been approximately $3.83 per share. This represents an immediate increase of $2.83 per share to existing shareholders and an immediate dilution of $8.17 per share to new investors which represents a significant disparity between the price paid by new investors for the shares sold in the offering and the net tangible book value of such shares. The following table illustrates this per share dilution:


Assumed initial public offering price per share.............           $12.00
     Pro forma net tangible book value per share as of March
       31, 1999.............................................  $1.00
     Increase attributable to Cisco, Com21 and Microsoft....    .32
     Increase attributable to new investors.................   2.51
                                                              -----
Net tangible book value per share after the offering........             3.83
                                                                       ------
Dilution per share to new investors.........................           $ 8.17
                                                                       ======

     The following table summarizes on a pro forma basis as of March 31, 1999, the differences between the total consideration paid and the average price per share paid by existing stockholders and new investors with respect to the number of shares of common stock purchased from us based on the assumed initial public offering price:

                                    SHARES PURCHASED      TOTAL CONSIDERATION      AVERAGE
                                  --------------------   ----------------------   PRICE PER
                                    NUMBER     PERCENT      AMOUNT      PERCENT     SHARE
                                  ----------   -------   ------------   -------   ---------
Existing stockholders...........  37,275,166     71.8%   $ 58,200,000     25.0%    $ 1.56
Cisco, Microsoft and Com21......   1,657,706      3.2%     18,500,000      8.0%     11.16
New investors...................  13,000,000     25.0%    156,000,000     67.0%     12.00
                                  ----------    -----    ------------    -----     ------
     Total......................  51,932,872    100.0%   $232,700,000    100.0%    $ 4.48
                                  ==========    =====    ============    =====     ======

     The foregoing tables and calculations exclude options and warrants which, if exercised, would cause further dilution, which are more fully described on page 4. See "Summary -- The Offering."

                                 CAPITALIZATION

     The following table sets forth our capitalization as of March 31, 1999. Our capitalization is presented:

     -   On an actual basis; and

     - On a pro forma basis to reflect the sale to Vulcan Ventures at $5.00 per share of 5 million shares of Series C convertible preferred stock in April 1999 and a $60 million charge to accumulated deficit to increase the carrying value of the preferred stock to its redemption value.

     -   On a pro forma as adjusted basis to reflect:

        - the sale of the 13,000,000 shares offered hereby at an assumed initial public offering price of $12.00 per share, after deducting underwriting discounts and estimated offering expenses payable by us;

        - the sale of an estimated 1,657,706 shares of common stock in the aggregate to Cisco, Com21 and Microsoft at the assumed initial public offering price of $12.00, net of the underwriting discount;

        - the automatic conversion of all outstanding shares of Series A, Series B and Series C convertible preferred stock into 31,000,000 shares of common stock concurrently with the completion of the offering; and

        - the issuance of 75,166 shares of common stock to the holders of our Series A and Series B convertible preferred stock as a payment in kind for outstanding dividends.

     You should read this information in conjunction with our financial statements appearing elsewhere in this prospectus, and with the sections of the prospectus entitled "Selected Financial Data" and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

                                                                      MARCH 31, 1999
                                                            -----------------------------------
                                                                                     PRO FORMA
                                                             ACTUAL     PRO FORMA   AS ADJUSTED
                                                            ---------   ---------   -----------
                                                                      (IN THOUSANDS)
Cash and cash equivalents.................................  $   7,350   $  32,350    $ 193,930
                                                            =========   =========    =========
Notes payable -- related parties and capital lease
  obligations, less current portions......................  $     806   $     806    $     806
                                                            ---------   ---------    ---------
Mandatorily redeemable convertible preferred stock:
     Series A, $.01 par value, 5,000,000 shares
       designated, issued and outstanding on an actual
       basis and pro forma basis; no shares authorized,
       issued or outstanding on a pro forma as adjusted
       basis..............................................     85,000      85,000           --
     Series B, $.01 par value, 10,000,000 shares
       designated, issued and outstanding on an actual
       basis and pro forma basis; no shares authorized,
       issued or outstanding on a pro forma as adjusted
       basis..............................................    170,000     170,000           --
     Series C, $.01 par value, 5,000,000 shares designated
       and no shares issued or outstanding on an actual
       basis; 5,000,000 shares issued and outstanding on a
       pro forma basis; no shares authorized, issued or
       outstanding on a pro forma as adjusted basis.......         --      85,000           --
Stockholders' (deficit) equity:
     Preferred stock, $.01 par value, 20,000,000 shares
       authorized, 20,000,000 shares designated on an
       actual basis and a pro forma basis; 10,000,000
       shares authorized, none designated, issued and
       outstanding on a pro forma as adjusted basis.......         --          --           --
     Common stock, $.01 par value, 77,500,000 shares
       authorized on an actual basis and a pro forma
       basis; 6,200,000 shares issued and outstanding on
       an actual basis and pro forma basis; 400,000,000
       shares authorized on a pro forma as adjusted basis;
       51,932,872 shares issued and outstanding on a pro
       forma as adjusted basis............................         62          62          519
     Class A common stock, no shares authorized on an
       actual basis and pro forma basis; 100,000,000
       shares authorized on a pro forma as adjusted basis;
       none issued and outstanding on a pro forma as
       adjusted basis.....................................
     Additional paid-in capital...........................      7,856       7,856      508,979
     Deferred compensation................................     (1,481)     (1,481)      (1,481)
     Accumulated deficit..................................   (245,371)   (305,371)    (305,371)
                                                            ---------   ---------    ---------
          Total stockholders' (deficit) equity............   (238,934)   (298,934)     202,646
                                                            ---------   ---------    ---------
               Total capitalization.......................  $  16,872   $  41,872    $ 203,452
                                                            =========   =========    =========

The foregoing table does not include options and warrants, which are more fully described on page 4. See "Summary -- The Offering."

                            SELECTED FINANCIAL DATA
            (DOLLARS IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

     The balance sheet data at December 31, 1998 and the statement of operations data for the period from April 3, 1998 (Inception) through December 31, 1998 have been derived from financial statements audited by PricewaterhouseCoopers, LLP, independent accountants appearing elsewhere in this prospectus.

     We prepared the unaudited pro forma financial information for the year ended December 31, 1998 by combining the historical results of the two companies we acquired, High Speed Access Network, Inc. and CATV.net, Inc., with our historical results. We have presented this information to give you a better picture of what our business might have looked like if we had acquired both of these companies as of January 1, 1998. These companies may have performed differently if they had been combined with our operations. You should not rely on the unaudited pro forma information as being indicative of the historical results that we would have had after the acquisitions or the future results that we will experience.

     The selected financial data at March 31, 1999 and for the three months then ended have been derived from unaudited financial statements appearing elsewhere in this prospectus. The unaudited financial statements include all adjustments, consisting only of normal recurring adjustments, which we consider necessary for the fair presentation of our financial position and results of operations for this period. Operating results for the three months ended March 31, 1999 are not necessarily indicative of the results that we will experience for the entire year. Historical results are not necessarily indicative of the results to be expected in the future.


     The pro forma basic and diluted net loss per share for the historical period April 3, 1998 through December 31, 1998 and for the three months ended March 31, 1999 gives effect to the assumed conversion of our Series A and Series B convertible preferred stock into shares of common stock at the date the shares of convertible preferred stock were issued. The pro forma basic and diluted net loss per share for the combined pro forma year ended December 31, 1998 assumes that (a) our Series A convertible preferred stock had been issued on January 1, 1998 and immediately converted into shares of common stock and (b) that our Series B convertible preferred stock had been immediately converted into common stock upon the respective dates of issuance of the Series B convertible preferred stock. As a result of such assumed conversions, dividends and accretion of redemption value of the preferred stock are excluded from the net loss available to common stockholders.



                                                                          COMBINED
                                                  APRIL 3, 1998           PRO FORMA        THREE MONTHS
                                                   (INCEPTION)           YEAR ENDED           ENDED
                                               TO DECEMBER 31, 1998   DECEMBER 31, 1998   MARCH 31, 1999
                                               --------------------   -----------------   --------------
STATEMENT OF OPERATIONS DATA:
Net revenues................................        $      337           $      450         $      299
Costs and expenses:
     Operating costs........................             2,067                2,401              2,123
     Engineering............................             2,266                2,372              1,485
     Sales and marketing....................             3,696                4,078              2,038
     General and administrative.............             2,323                2,616              1,286
     Non-cash compensation expense from the
       issuance of stock options............                                    947              1,523
                                                    ----------           ----------         ----------
          Total costs and expenses..........            10,352               12,414              8,455
                                                    ----------           ----------         ----------
Loss from operations........................           (10,015)             (11,964)            (8,156)
Interest income, net........................                40                   41                119
                                                    ----------           ----------         ----------
Net loss....................................            (9,975)             (11,923)            (8,037)

                                                                          COMBINED
                                                  APRIL 3, 1998           PRO FORMA        THREE MONTHS
                                                   (INCEPTION)           YEAR ENDED           ENDED
                                               TO DECEMBER 31, 1998   DECEMBER 31, 1998   MARCH 31, 1999
                                               --------------------   -----------------   --------------
Accretion of redemption value of mandatorily
  redeemable convertible preferred stock and
  mandatorily redeemable convertible
  preferred stock dividends.................          (120,667)            (120,667)          (105,750)
                                                    ----------           ----------         ----------
Net loss available to common stockholders...        $ (130,642)          $ (132,590)        $ (113,787)
                                                    ==========           ==========         ==========
Basic and diluted net loss per share........        $   (21.07)          $   (21.39)        $   (18.35)
Pro forma basic and diluted net loss per
  share (unaudited).........................              (.71)                (.76)        $     (.27)
Weighted average shares outstanding used in
  basic and diluted per share calculation...         6,200,000            6,200,000          6,200,000
Weighted average shares outstanding used in
  pro forma basic and diluted per share
  calculation (unaudited)...................        14,091,935           15,680,904         29,450,000



     The pro forma column in the Balance Sheet Data below is adjusted to give effect to the sale for $5.00 per share of $25 million of our Series C convertible preferred stock to Vulcan Ventures in April 1999 and a $60 million charge to accumulated deficit to increase the carrying value of the Preferred Stock to its redemption value;



     The pro forma as adjusted column in the Balance Sheet Data below is adjusted to give effect to the pro forma adjustments as well as:



     - The automatic conversion upon completion of the offering of all outstanding shares of Series A, Series B and Series C convertible preferred stock into 31,000,000 shares of common stock;



     - The sale of an estimated 1,657,706 shares of common stock in the aggregate to Cisco, Com21 and Microsoft at an assumed price of $12.00 per share, net of the underwriting discount; and



     - The sale of 13,000,000 shares in this offering at an assumed price of $12.00 per share, after deducting underwriting discounts and offering expenses.



     - The issuance of 75,166 shares of common stock to the holders of Series A and Series B convertible preferred stock as a payment in kind for outstanding dividends.



                                                                          MARCH 31, 1999
                                                                -----------------------------------
                                                                                         PRO FORMA
                                            DECEMBER 31, 1998    ACTUAL     PRO FORMA   AS ADJUSTED
                                            -----------------   ---------   ---------   -----------
BALANCE SHEET DATA:
Cash and cash equivalents.................      $  17,888       $   7,350   $  32,350    $193,930
Working capital...........................         14,162           1,459      26,459     188,039
Total assets..............................         27,504          23,297      48,297     209,877
Notes payable -- related parties and
  capital lease obligations, less current
  portion.................................            749             806         806         806
Mandatorily redeemable convertible
  preferred stock.........................        149,250         255,000     340,000          --
Total stockholders' (deficit) equity......       (126,427)       (238,934)   (298,934)    202,646



                                                    DECEMBER 31, 1998   MARCH 31, 1999   APRIL 29, 1999
                                                    -----------------   --------------   --------------
OTHER DATA:
Systems under contract............................            41                 46               51
Homes passed under contract.......................       863,000            912,000          982,000
Homes marketed(1).................................       145,000            319,000          319,000
Residential cable modem end users.................         1,619              3,169            3,510


---------------

(1) Homes marketed represents the number of homes passed in systems where we are actively offering our cable modem Internet access services.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     The following discussion of our financial condition and results of operations should be read together with the financial statements included in this prospectus. This discussion contains forward-looking statements that involve risks and uncertainties. Our actual results may differ significantly from those anticipated in these forward-looking statements as a result of factors including, but not limited to, those set forth under "Risk Factors" and included in other portions of this prospectus.

OVERVIEW


     We are a leading provider of high speed Internet access via cable modem to residential and commercial end users in exurban areas. We generate revenue primarily from the monthly fees we receive from end users for our cable modem-based Internet access service and for the traditional dial-up services we offer as part of our end user acquisition strategy. We report these revenues net of the percentage split we pay to our cable partners. For promotional purposes, we often provide new end users with 30 days of free Internet access when they subscribe to our services. As a result, our revenue does not reflect new end users until the end of the promotional period. We also receive revenues from renting cable modems to end users. Although we also earn revenues from the one-time fees we charge for the installation of the cable modem at the end user's home or business, we frequently waive this fee.


     Our revenue from dial-up services currently is a significant part of our total revenue. However, we expect this business mix to shift over time as our dial-up end users migrate to high speed Internet access and as end users generally become aware of the benefits of high speed Internet access. Moreover, although we expect cable modem rentals to be a significant part of our revenue during the next two years, we expect our cable modem rental income to decline as cable modems become commercially available at lower costs through retail stores and as they become standard features of personal computers. However, we will save the cost of purchasing and installing cable modems for end users. In the future we expect to earn revenues from the local content we provide and from additional services such as Internet telephony.

     Our expenses consist of the following:

     - Operating costs, which consist primarily of salaries for help desk and network operations center employees; telecommunications expenses, including charges for Internet backbone and telecommunications circuitry; allocated cost of facilities; costs of installing cable modems for our end users; and depreciation and maintenance of equipment. In one-way cable systems, we must support the telephone return path from the local telephone company's central office to the cable headend. Accordingly, we incur greater telecommunications costs in a one-way system than we incur in a two-way system. Consequently, the rate at which our cable partners upgrade their systems to two-way capability will affect our operating margins. We expect our operating costs to grow significantly as we roll out services in new systems. Many of our operating costs are relatively fixed in the short term. However, as we add new end users we will be able to spread these costs over a larger revenue base, and, accordingly, decrease our costs per subscriber and improve our operating margins.

     - Engineering expenses, which consist primarily of salaries and related costs for network design and installation of the telecommunications and data network hardware and software; system testing and project management expenses; allocated cost of facilities; and depreciation and maintenance on the equipment used in our engineering processes. We expect our engineering expenses to grow significantly as we introduce our services in new markets and expand our network.

     - Sales and marketing expenses, which consist primarily of salaries, commissions and related personnel expenses and costs associated with the development of sales and marketing materials, database market analytics, direct mail and telemarketing. We expect that our sales and marketing expenses will increase significantly as we pursue our growth strategy.

     - General and administrative expenses, which consist primarily of salaries for our executive, administrative, finance and human resource personnel; amortization of goodwill; and fees for professional services. We expect to hire additional support personnel and to incur other additional expenses associated with being a public company, including costs of directors' and officers' insurance, and increased legal and accounting fees.

     - Non-cash compensation expense from the issuance of stock options which equals the excess of the fair market value of our stock at the time of grant over the exercise price of the stock options granted to employees and directors amortized over the vesting period.

RESULTS OF OPERATIONS FOR THE PERIOD APRIL 3, 1998 (INCEPTION) TO DECEMBER 31, 1998 AND FOR THE THREE MONTHS ENDED MARCH 31, 1999 (UNAUDITED)

     On April 3, 1998, we acquired CATV.net, Inc. and High Speed Access Network, Inc. in a transaction recorded under the purchase method of accounting. We had no operations prior to that acquisition. Accordingly, the following discussion reflects our results of operations since April 3, 1998.

  Revenues. Net revenue consists primarily of net monthly subscription fees for cable modem-based and traditional dial-up Internet services, and cable modem rental income. Total net revenue was $337,000 for the period April 3, 1998 (Inception) to December 31, 1998 ("Inception Period") and $299,000 for the first quarter of 1999. For the Inception Period, cable modem based subscription fees contributed approximately 45% of the net revenue, traditional dial up services contributed 35% and cable modem rental and installation fees each contributed approximately 10%. For the first quarter of 1999, cable modem based subscription fees contributed approximately 48% of our net revenue, traditional dial up services contributed 35%, cable modem rental fees contributed 15% and installation charges contributed 2%.

  Costs and Expenses

     Operating. Operating costs were $2.1 million for the Inception Period and $2.1 million for the first quarter of 1999. During each period, we incurred significant personnel cost to staff our network operations center and help desk on a full-time basis. Telecommunications expenses were significant for the periods as we rolled out our service to new markets.

     Engineering. Engineering expenses were $2.3 million for the Inception Period and $1.5 million for the first quarter of 1999. During each period we hired additional technical personnel to support the installation of cable headend hardware and software in our cable partners' systems. We also incurred significant expenses for network design, system testing and project management, and for evaluation of new equipment and possible new product offerings.

     Sales and Marketing. Sales and marketing expenses were $3.7 million for the Inception Period and $2.0 million for the first quarter of 1999. During the periods we incurred substantial sales and marketing expenses, primarily due to the expansion of our sales force, related travel and entertainment expenses, and marketing activities associated with gaining residential and commercial end users and new cable partners, including expenditures for trade shows and advertising.

     General and Administrative. General and administrative expenses were $2.3 million for the Inception Period and $1.3 million for the first quarter of 1999. During the periods we hired personnel to implement procedures and controls to support our planned expansion and to administer finance, legal and human resource functions. General and administrative expenses also included amortization of goodwill of $626,000 for the Inception Period and $212,000 for the first quarter of 1999 resulting from our acquisitions of CATV.net and High Speed Access Network.

     Non-cash Compensation from the issuance of Stock Options. Non-cash compensation expense from the issuance of stock options for the first quarter of 1999 was $1.5 million which represents the excess of the fair market value of our common stock over the exercise price of the stock options granted. This expense is principally related to 189,875 options issued to our directors in January 1999 which immediately vested. In addition, we will recognize expense in future periods, principally related to the issuance of 140,740 options to employees in January 1999. The amount of this compensation expense is recognized over the vesting period of the option, which is generally five years. Upon completion of this offering, a non-cash stock compensation charge of approximately $1.1 million will be recognized for stock options which vest contemporaneously with the offering.

     We also could incur material non-cash charges related to the issuance of warrants to our cable partners. We will recognize an addition to equity for the fair value of any warrants issued, and recognize the related expense over the term of the service agreement with the cable operator. The amount of any such charges is not determinable until such warrants are earned.

     Net Interest Income. Net interest income was $40,000 for the Inception Period and $119,000 for the first quarter of 1999. Net interest income represents interest earned by us on our cash and short-term cash investments, less interest expense on capital lease obligations and notes payable.

     Income Taxes. At December 31, 1998, we had net operating loss carryforwards for federal and state tax purposes of approximately $8.5 million, which will expire at various times through 2018. At December 31, 1998, we had a net deferred tax asset of $3.8 million relating principally to our net operating loss. Our ability to realize the value of our deferred tax asset depends on our future earnings, if any, the timing and amount of which are uncertain. We have recorded a valuation allowance for the entire net deferred tax asset as a result of those uncertainties. Accordingly, we did not record any income tax benefit for net losses incurred from April 3, 1998 (Inception) through March 31, 1999.

QUARTERLY RESULTS OF OPERATIONS

     The following table sets forth certain statement of operations data for our four most recent fiscal quarters. This information has been derived from our unaudited financial statements. In our opinion, this information has been prepared on the same basis as the annual consolidated financial statements and includes all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the results of operations for such periods.

                                                        THREE MONTHS    THREE MONTHS   THREE MONTHS
                                        APRIL 3, 1998       ENDED          ENDED          ENDED
                                             TO         SEPTEMBER 30,   DECEMBER 31,    MARCH 31,
                                        JUNE 30, 1998       1998            1998           1999
                                        -------------   -------------   ------------   ------------
Net revenues..........................     $    91         $   101        $   145        $   299
Costs and expenses:
  Operating costs.....................         261             673          1,133          2,123
  Engineering.........................         398             705          1,163          1,485
  Sales and marketing.................         657           1,434          1,605          2,038
  General and administrative..........         564             784            975          1,286
  Non-cash compensation expense from
     the issuance of stock options....          --              --             --          1,523
                                           -------         -------        -------        -------
          Total costs and expenses....       1,880           3,596          4,876          8,455
                                           -------         -------        -------        -------
Loss from operations..................      (1,789)         (3,495)        (4,731)        (8,156)
Interest income (expense), net........          (4)            (11)            55            119
                                           -------         -------        -------        -------
          Net loss before accretion of
            redemption value of
            mandatorily redeemable
            convertible preferred
            stock and mandatorily
            redeemable convertible
            preferred stock
            dividends.................     $(1,793)        $(3,506)       $(4,675)       $(8,037)
                                           =======         =======        =======        =======

     Net revenues increased in each quarter as a result of the expansion of our services.

     Quarterly expenses increased sequentially as a result of increased business activities. As our Internet access service has been initiated in additional geographic areas, we have incurred added marketing, customer service, personnel, and telecommunications expenses. Total cost and expenses for the first quarter of 1999 increased 173% in comparison to the quarter ended December 31, 1998. The company increased its business activities and expanded its workforce due to the rollout of our services in the Charter systems and to increase our capacity to rollout service into new markets. Also, a $1.5 million non-cash charge related to the grant of compensatory stock options contributed to the increase in expenses. We believe continued expansion of our operations, as well as expansion of our Internet backbone network, is critical to the achievement of our goals and we anticipate that these costs and expenses will continue to increase in each quarter for the foreseeable future.

     Our operating results have varied on a quarterly basis during our short operating history and may fluctuate significantly in the future. In addition, the results of any quarter do not indicate the results to be expected for a full fiscal year. Finally, as a result of the foregoing factors, our annual or quarterly results of operations may be below the expectations of public market analysts or investors, in which case the market price of the common stock could be materially and adversely affected.

LIQUIDITY AND CAPITAL RESOURCES

     We had significant negative cash flows from operating activities for the period ended December 31, 1998 and for the first quarter of 1999. Cash used in operating activities was $7.2 million for the Inception Period and $4.8 million for the first quarter of 1999. In 1998, the use of cash was primarily due to a net loss of $10.0 million and an increase in current assets of $142,000, offset by non-cash expenses of $1.3 million and increases in accounts payable, accrued expenses and other current liabilities of $1.6 million. In the first quarter of 1999, the use of cash was primarily due to a net loss of $8.0 million, offset by non-cash expenses of $2.4 million and $800,000 in net changes in assets and liabilities.

     Cash used in investing activities was $3.3 million for the Inception Period and $5.7 million for the first quarter of 1999. Cash used for investing activities for these periods was primarily the result of capital expenditures. Capital expenditures were $4.2 million for the Inception Period and $5.5 million for the first quarter of 1999. The principal capital expenditures incurred during these periods were for the purchase of headend data network hardware and software, cable modems and equipment necessary for monitoring our network. The higher level of capital expenditures during the first quarter of 1999 reflects our expansion into new markets. During the Inception Period, $907,000 of the capital expenditures were funded with cash acquired in the acquisition of CATV.net and High Speed Access Network.

     Cash provided by financing activities was $28.4 million for the Inception Period resulting primarily from $27.6 million in net proceeds from the issuance of convertible preferred stock. Cash used by financing activities for the first quarter of 1999 was $17,000 resulting from payments on long-term debt and capital lease repayments.

     We expect to experience substantial negative cash flow from operating activities and negative cash flow from investing activities for at least the next several years due to continued deployment of our services into new markets and the enhancement of our network and operations. Our future cash requirements will depend on a number of factors including:

     - The pace of the rollout of our service to our cable partners, including the impact of substantial capital expenditures and related operating expenses;

     - The rate at which we enter into contracts with cable operators for additional systems;

     - The rate at which end users subscribe to our services;

     - Changes in revenue splits with our cable partners;

     - Price competition in the Internet and cable industries;

     - Capital expenditures and costs related to infrastructure expansion;

     - The rate at which our cable partners convert their systems from one-way to two-way systems;

     - End user turnover rates;

     - Our ability to protect our systems from telecommunications failures, power loss and software-related system failures;

     - Changes in our operating expenses including, in particular, personnel expenses;

     - The introduction of new products or services by us or our competitors;

     - Our ability to enter into strategic alliances with content providers; and

     - Economic conditions specific to the Internet and cable industries, as well as general economic and market conditions.

We expect to incur approximately $20 million of capital expenditures in 1999 principally related to the installation of headend data network hardware and software, cable modems, central network hardware and software for e-mail, network monitoring and web hosting and a billing and customer care system. Actual capital expenditures will be significantly affected by the rate at which end users subscribe for our cable modem Internet access services, which requires us to purchase a cable modem for each new end user, as well as by the pace of the roll out of our systems, which requires us to purchase headend data network hardware and software.

     Since inception, we have financed our operations primarily through a combination of private sales of equity securities and capital equipment leases. At March 31, 1999, the primary source of our liquidity was $7.3 million of cash and cash equivalents. We believe that the net proceeds from this offering, together with existing cash, $18.5 million in proceeds from the sale of common stock to Cisco, Com21 and Microsoft, $25 million in proceeds from the sale of 5 million shares of Series C preferred stock to Vulcan Ventures in April 1999, proceeds from a $3.0 million loan facility entered into in April 1999 and capital lease financing will be sufficient to meet our working capital requirements, including operating losses, and capital expenditure requirements for the next 18 months, assuming we achieve our business plan. There can be no assurance that we will be able to raise additional capital, should that become necessary, on terms acceptable to us or at all. The sale of additional equity or convertible debt securities may result in additional dilution to our stockholders. If financing is not available at terms acceptable to us, management has the intent and the ability to reduce expenditures so as to delay the need for additional financing.

RECENT ACCOUNTING PRONOUNCEMENTS

     In April 1998 the AICPA issued Statement of Position 98-5, Reporting on the Costs of Start-Up Activities (SOP 98-5). SOP 98-5, which is effective for fiscal years beginning after December 15, 1998, provides guidance on the financial reporting of start-up costs and organization costs. It requires costs of start up activities and organization costs to be expensed as incurred. As the Company has expensed these costs historically, the adoption of this standard is not expected to have a significant impact on the Company's results of operations, financial position or cash flows.

     In June 1998 the FASB issued Accounting for Derivatives and Hedging Activities (SFAS 133), which establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts and for hedging activities. SFAS No. 133 is effective for all fiscal quarters of fiscal years beginning after June 15, 1999. As the Company does not currently engage or plan to engage in derivative or hedging activities, there will be no impact to the Company's results of operations, financial position or cash flows upon the adoption of SFAS 133.

YEAR 2000 COMPLIANCE

     We may realize exposure and risk if the systems upon which we are dependent to conduct our operations are not Year 2000 compliant. Should any of our "date dependent" equipment, circuits or software fail as a result, our services could be severely affected. Our potential areas of exposure include information technology, including computers and software that we purchase or licenses from third parties, and non-information technology, such as telephone systems and other equipment that we acquire and use internally. Other potential areas of exposure include the systems of business partners upon whom our services are dependent, including our cable partners and their RF-cable TV plants, and Internet backbone providers and telephone companies.

     We have engaged a third party consultant to perform a Year 2000 assessment study. The planning, inventory, and business impact analysis portions of our Year 2000 assessment project are complete.

     - We have tested most of our internal PC-based or other local area computer networks, and expect to complete the balance of this testing by May 31, 1999. We have identified only minor issues that we will remediate by routine upgrades, patches and replacements by the end of the second quarter 1999.

     - We have begun and are continuing to interview and seek verification from our cable affiliates that the cable plants over which our service operates are Year 2000 compliant. Our major cable partner, Charter Communications, Inc., has indicated that it expects to be fully Year 2000 compliant by August 31, 1999. Our other cable partners are in various states of Year 2000 readiness and planning, but we believe the risk posed to our services by our cable partners' head end equipment to be slight. To the extent our cable partners are not presently compliant, we are asking them to provide us with a description of their plans to become so. To the extent that our cable affiliates fail to provide certification that they are Year 2000 compliant by August 30, 1999, we will reassess the possible impact on our business and the nature of our electronic interdependencies at that time, and take appropriate remediation action to the extent possible.

     - We are also verifying that the equipment, systems and services of our other vendors and suppliers provide to us are Year 2000 compliant. To date, virtually all of the non-software vendors and suppliers that we consider vital to our operations have certified Year 2000 compliant status to us, or have indicated that they will do so by July 31, 1999. To the extent that vendors fail to provide certification that they are Year 2000 compliant by August 30, 1999, we expect to terminate and replace those relationships.

     We expect to resolve our Year 2000 compliance issues primarily through normal upgrades of hardware and software, or, when necessary, through replacement of existing software with Year 2000 compliant applications. We estimate that our total cost to develop and implement our Year 2000 compliance assessment plan will not exceed $250,000, which will be funded from cash on hand.

     Although we believe that we can quickly address any difficulties that may arise, in the event that our Web-hosting servers and network facilities are not Year 2000 compliant, all or portions of our Internet access services, including our web sites, could be unavailable to deliver services to our cable affiliates and customers. This in turn could expose us to claims and liabilities of unknown and potentially material proportions. We are currently working on specific contingency plans to deal with the worst-case scenario that might occur if technologies we are dependent upon are not Year 2000 compliant and fail to operate effectively, and expect to have those plans in place by the end of the second quarter of 1999. But if our present efforts to address our potential Year 2000 compliance issues are not successful, or if our cable partners, vendors, and other third parties with which we conduct business do not successfully address these issues, our business and financial results could be materially and adversely affected.

                                    BUSINESS

OVERVIEW


     We are a leading provider of high speed Internet access via cable modem to residential and commercial end users in exurban areas. We believe that we provide the most comprehensive turnkey service available in exurban markets. Our service enables subscribers to receive Internet access at speeds substantially faster than traditional Internet access at minimal cost to the cable operator. We enter into long term exclusive contracts with cable operators to provide them with our service. In exchange for providing us access to their customers, we pay our cable partners a portion of the monthly fees we receive from the end users.


     We have exclusive agreements to provide our services to 20 cable operators, covering 51 systems and approximately 982,000 homes passed. The term "homes passed" refers to the number of homes that potentially can be served by a cable system. We also have non-binding letters of intent with another 14 operators representing an additional 23 systems and approximately 303,000 homes passed. Under these letters of intent we have the exclusive right to negotiate with these operators for a limited period of time to provide our services. We have commenced full operations in 21 systems covering approximately 319,000 homes marketed, initiated operations in another 21 systems covering an additional 402,000 homes, and have approximately 3,900 high speed end users.

     Vulcan Ventures, Incorporated, an affiliate of Microsoft co-founder Paul Allen, beneficially owns 54.2% of our common stock before the offering. Vulcan also owns Charter Communications, Inc., one of the ten largest cable system operator in the United States. Charter has agreed to provide us with exclusive access to at least 750,000 homes passed and Charter has an equity incentive to provide us up to an additional 5 million homes passed.

     We recently signed a letter of intent with ServiceCo LLC, which provides the Road Runner high speed online and content aggregation services. Under the non-binding letter of intent, we and ServiceCo have agreed to negotiate in good faith toward an agreement under which we would provide our turnkey service as a Road Runner subcontractor to cable systems we jointly designate. In connection with this agreement, we also expect to grant Road Runner warrants to purchase up to 5 million shares of our common stock at an exercise price of $5 per share based upon the number of homes passed to which we provide our joint services.

MARKET OPPORTUNITY

     We seek to provide our services to the rapidly expanding number of households and businesses in the United States that are online. According to industry analysts, there were 26.5 million households with Internet access in the United States in 1998. Industry analysts expect this number to grow to nearly 58.4 million households by the end of 2002. One recent industry report estimated that, by the end of 2002, 15.8 million U.S. households will have broadband Internet access. We believe that cable modems will become the leading method of high speed Internet access for residential end users.

     Our target exurban market, defined as cable systems with fewer than 100,000 homes passed, encompasses approximately 48 million of the 95.4 million U.S. households passed by the cable infrastructure. Our target market also includes businesses and other establishments, such as hospitals, hotels, local governments, universities and colleges, churches, and multiple dwelling units. We have exclusive agreements giving us the right to provide high speed Internet access to approximately 982,000 homes passed and we have letters of intent relating to approximately 303,000 additional homes passed.

     Of the 48 million homes passed in the exurban market, approximately 27.8 million are within systems owned by operators who have entered into agreements for high speed Internet access with @Home or Road Runner. Although several of the operators who have contracted with @Home and Road Runner have committed all of their systems to them, we believe that some of these operators have contracted with @Home and Roadrunner on a system-by-system basis. We believe we have an opportunity to provide our services to those operators in their uncommitted systems. For example, Marcus Cable, prior to the announcement of its acquisition by Charter, had entered into an agreement with @Home covering its Ft. Worth, Texas cable system and had entered into a letter of intent with us for its Eau Claire, Wisconsin system. Moreover, even when an operator has committed all its systems to one of our competitors, we believe there is still an opportunity for us to provide our service in some of these exurban markets by partnering with the cable operator directly or with another high speed Internet access provider.

     The remaining 19.1 million households in our target exurban market, excluding markets we have under contract or letter of intent, are located in systems owned by operators that are using one of our smaller competitors, not currently providing high speed Internet access, or providing an internally developed high speed Internet access service without the assistance of an outsourced high speed access provider. We believe that our full turnkey solution is particularly appealing for those operators not yet offering high speed Internet access. In addition, operators currently providing their own Internet access may prefer to use our services to eliminate the capital and operating costs associated with providing high speed Internet access.

     The foregoing discussion of our target exurban market is based on data compiled by Warren Publishing's 1998 Cable and TV Factbook and is as of October 1997. Since October 1997, there have been numerous changes in the cable industry, including continued consolidation and cable system swaps. However, based on management's knowledge of the cable industry, we do not believe these subsequent events have materially changed the size or composition of, or competitive conditions in, the exurban market.

THE HSA SOLUTION

     We believe our full turnkey service is uniquely responsive to the needs of cable operators and end users in the large and currently underserved exurban market. We earn our revenues primarily from monthly subscription fees paid by the end user, a portion of which we share with our cable partners. Therefore, to be successful, we must provide an attractive service to both our cable partners and to our end users.

  CABLE OPERATOR

     Our management team has extensive experience in all aspects of the cable business, including sales and marketing, engineering, operations and product development. We believe this experience provides a unique perspective that has allowed us to tailor our solution to meet the needs of cable operators.

     Full Turnkey Solution Requiring Minimal Effort by the Cable Operator. We believe we offer the most comprehensive solution of its kind available to cable operators. We are responsible for all aspects of our Internet access system. Our local cable partners' only responsibilities are to provide space in the headend for our equipment, allow us to access the necessary bandwidth to provide our services and maintain the integrity and performance of the cable plant. Specifically, we provide:

     - Detailed roll-out plan and network design;

     - Purchase and installation of the telecommunications and data network hardware and software necessary to offer our services;

     - System testing and project management;

     - Arrangements for the installation of a cable modem at the end user's home or business;

     - Connection to, and maintenance of, our Internet backbone system;

     - On-going local and corporate-level sales and marketing efforts;

     - 24-hour, seven-days-a-week help desk assistance for end users;

     - 24-hour, seven-days-a-week monitoring of our network and our cable partner's cable plant; and

     - Direct customer billing.

     Rapid Implementation of High Speed Access In Either Upgraded or Non-Upgraded Systems. We believe we provide not only the most comprehensive means for a cable operator to implement high speed access services, but also one of the most expedient. Implementation generally begins immediately after we sign a letter of intent for network services. Based on our extensive experience in the 42 cable systems we have installed to date and our standardized implementation and engineering process, we target full implementation within 90 days after the cable operator authorizes us to deploy our services, and often are able to complete it sooner. In addition, because we do not require the cable operator to upgrade its system to two-way capability, we can deploy one-way broadband access to some communities sooner than many of our competitors. However, two-way capability allows a cable operator to provide other valuable services, such as interactive program guides, impulse pay-per-view, video on demand and telephony. Our services and the related revenue may serve as an impetus for a cable operator to upgrade its system to two-way capability, which could have other benefits for the operator.

     Source of Additional Revenues With Minimal Associated Operating or Capital Cost. In addition to splitting monthly fees with the cable operator, we offer cable operators incremental revenue opportunities from local content provided through our services. We also provide non-cable services such as residential Internet access through dial-up and other feeder technologies, as well as commercial Internet access, the revenues from which we also share with our cable partners. As with our cable-based access services, we bear the capital and operating costs associated with providing these services. In addition, we also expect to provide our cable partners with revenue streams from future broadband services, such as Internet telephony services, video conferencing, home alarm, child care and utility monitoring, local and community-based e-commerce and interactive video games.

     Dedicated On Site and National End User Marketing Provided by Us. Our management team has experience in marketing high speed Internet access and, unlike our major competitors, we assume primary responsibility for selling our services to end users. Our dedicated national marketing effort includes the development of sales and marketing materials, database market analytics, direct mail and centralized telemarketing. Additionally, we typically maintain a local manager and sales staff in each service area to focus on commercial sales and to coordinate with corporate-level residential sales and marketing programs.

     Additional Benefits to the Cable Operators. We provide cable operators 24-hours-a-day, seven-days-a-week network monitoring. We continuously troubleshoot and monitor for problems over the cable infrastructure that could cause an interruption of cable service or Internet access. Our product enables the local cable operator to provide, generally under its own name, high speed Internet access services and local content and community information equal to or exceeding similar services offered in many major metropolitan areas. We believe our services will increase cable penetration and enhance the operator's reputation in the community, which may make it easier for the operator to obtain renewal of its cable franchise.

  END USERS

     Residential

     We believe our services are attractive to residential end users for the following reasons:

     High Speed Access. We offer the end user Internet access at transmission speeds up to 10 Mbps compared to standard 56 Kbps dial-up access. Our high speed access allows end users to more efficiently use bandwidth-intensive multimedia applications such as interactive games, high-quality audio and distance learning and online commerce applications such as retailing, financial services and online software distribution.

     User Friendly, Always-on Internet Access. In a two-way cable system, we provide the end user with Internet access that is always on, eliminating the inconvenience associated with timing out of telephone modem connections, and generally avoiding the need for dial-up procedures. Additionally, unlike standard dial-up access, the high bandwidth nature of cable allows our end users to maintain full use of their telephone and television while online.

     Superior Price/Performance. Cable-based Internet access is a competitively priced alternative to other high speed technologies such as ISDN, DSL, wireless and satellite. In two-way cable systems, the cost of our service to the end user is approximately the cost of standard dial-up Internet access plus the cost of an additional phone line. In addition, cable based Internet access is capable of significantly faster speeds than competing technologies, and is better suited for the exurban market where ISDN and DSL service offerings are limited.

     Local Content and Online Communities. We aggregate and provide local content online. We believe local content will be popular in communities where local news and information may not be available online or from a single source. We focus on local news, sports, weather, education, government and community events that may not be available online or from a single source. We intend to create local online communities using customized home pages, community chat rooms and local e-commerce sites.

     Commercial

     Our services provide the commercial end user in exurban markets with the most cost effective solution available for high speed Internet access as a result of our scalable bandwidth and the capabilities of the cable plant. Our target commercial market includes businesses, local governments, hospitals, hotels, universities and colleges, churches and multiple dwelling units. The benefits for commercial end users include:

     Reliable, Low-cost Internet Gateway. Our technology provides high quality, reliable Internet access suitable for commercial end users often at a significant savings to telephone-based Internet access options. In some of our markets, for example, the only other broadband alternative for businesses is the installation of expensive circuitry by the local telephone company.

     Scalable Bandwidth. We have the ability to offer varying bandwidths to a commercial end user, depending on its needs. We currently offer bandwidths of up to 10 Mbps for our commercial customers. We plan to provide greater bandwidth offerings over time, based on demand.

     Value Added Business Services. Our high bandwidth capability allows us to offer commercial end users value added services such as virtual private networks. Virtual private networks allow a business to extend its corporate network to remote employees and external organizations. Services such as virtual private networks allow hospitals, universities and small businesses to have the benefits of a dedicated wide-area network, including high speed and security, at a fraction of the cost of a traditional network. For example, in Eau Claire, Wisconsin, we provide virtual private network services to the University of Wisconsin for use by students in telecommuting. We also offer commercial Internet services, such as e-mail, news groups and web hosting. In the future, our commercial services may include Internet telephony, which is a means of using the Internet to connect a company's local telephone network to remote users, such as telecommuters. We also plan to offer commercial end users gateway telephony, which involves using the Internet for secure, reliable, long-distance communications.

     Alternative Technologies. In markets where we offer our cable-based services and a commercial end user does not have direct access to the cable infrastructure, we are "technology agnostic." We are capable of using alternative technologies such as wireless or DSL connections to link a business to the cable headend. We intend to deploy these alternative technologies in partnership with our cable partners.

STRATEGY

     Our objective is to be the leading provider of high speed Internet access in exurban markets. Our strategy has the following key elements:

     Focus on the Exurban Market Where There is Less Competition and Cable Operators Have a Greater Need for Our Turnkey Services. Exurban markets include small cities and towns, as well as suburban communities with fewer than 100,000 homes passed. We believe the exurban market offers a substantial opportunity because:

     - It represents a large underserved market segment;

     - Cable system operators in these markets typically have a greater need for the full turnkey solution we offer, including our technical expertise and comprehensive sales and marketing program;

     - Management believes the potential penetration in these markets may be higher than in urban markets; and

     - We can gain the substantial advantage of being first to market in many exurban cable systems because our services are compatible with two-way, one-way and migrating cable systems.

     Although the exurban market is our primary focus, from time to time we may consider opportunities to service larger markets to the extent we believe it is economically attractive to do so. We may also provide services on a less than full turnkey basis.

     Rapidly Expand Our Base of Cable Partners. We have installed 42 systems, covering 721,000 homes passed, and we have contracts or letters of intent to deploy our services in an additional 32 systems, covering 564,000 homes passed, in the United States. We have a dedicated team of experienced cable industry professionals who are actively marketing to the largest 100 cable multiple cable system operators, as well as to other independent cable operators. A large multiple system operator may operate cable systems in both urban and exurban markets.

     Offer a Full Turnkey Value Proposition to the Cable Operator and Create Long Term Partnerships. We have designed our services to offer substantial value to cable operators. We believe we provide a more complete and valuable service than any of our competitors and that our service is particularly well suited to exurban markets. Based on our full turnkey service, superior marketing and capital investments we expect to create long-term partnerships with our cable partners. Once a cable operator implements services under an exclusive arrangement in a specific cable system, we believe a significant barrier to entry is created in that system.

     Provide a Range of Products and Services to Residential and Commercial End Users. We strive to deliver a range of products and services to our end users. We provide our services over one-way systems, two-way systems and systems in the process of being upgraded. As a "feeder" in those markets where we offer high speed Internet access, we also offer standard 56 Kbps dial-up access and in the future may offer other entry level Internet access technologies, such as Web TV(R)-like broadband access and network computers. Our feeder strategy provides consumers new to the Internet, or unfamiliar with the benefits of high speed access, the option of initiating the most basic level of Internet access, and upgrading their level of service over time. For commercial end users we provide high speed Internet access with bandwidth alternatives ranging from 500 Kbps to 10 Mbps. We also offer virtual private network services to commercial end users, as well as commercial Internet service provider facilities, such as e-mail and web hosting. In the future our commercial services may include Internet telephony and gateway telephony.

     Increase End User Penetration through Dedicated Marketing and Local Content. We believe our focus on end user marketing, combined with our specialization in broadband access services, will increase market penetration. We use traditional marketing techniques such as print, radio, television and cable system mailers. More importantly, we employ sophisticated database marketing and telemarketing techniques and employ sales personnel in the field. We believe our local presence and our local community programming and content, together with our plans to provide online local content and online local communities will both attract and retain end users.

     Leverage Economies of Scale Inherent in Our Business. As we increase our installed base of systems, we expect to realize economies of scale at both the local and national level, the benefits of which we will be able to share with our cable partners. We actively seek to create a cluster of systems in a geographic region, allowing us to economically serve a number of smaller cable systems. Nationally, we can spread the costs of centralized services such as the network operations center, customer service and help desk over a larger end user base, obtain better volume pricing discounts for equipment, and lower our telecommunications cost as the level of traffic increases. As we install more systems, we gain valuable cumulative experience, which allows us to increase the rate of penetration, increase the speed and reliability of our system installations and reduce costs.

     Leverage the Media and Cable Industry Experience of Our Investors, Directors and Management. We also expect to capitalize on our sponsoring investors' media and cable industry experience. For example, Vulcan Ventures, our largest stockholder, owns Charter Communications, one of the ten largest cable system operator in the United States, and has substantial investments in media, Internet and new media companies, including Go2Net, Inc., USA Networks, ZDTV, Beyond.com, N2K, Inc., Northpoint Communications, Inc., Wink Communications, Inc., Value America, Inc. and Priceline.com. Moreover, certain of the principals of Broadband Solutions, which founded the company, co-founded and invested in Premier Parks Inc., Regal Cinemas, Inc. and Regent Communications, Inc. We believe that our sponsor group and their knowledge of and extensive connections in the media and cable industries help position us to compete in the high speed cable modem Internet access market.

     Selectively Explore International Expansion and Domestic Acquisition Opportunities. Although international expansion is not our primary focus, we are selectively evaluating potential international expansion opportunities as they become available to capitalize on the growing worldwide demand for high speed Internet access. If we expand internationally, we will do so only if we can work with a qualified local partner. In addition, primarily as a customer acquisition feeder strategy, we will selectively evaluate potential acquisitions of local Internet service providers in a current cable market to help further expand our base of potential high speed access end users.

PRODUCTS AND SERVICES

     We offer the following products and services:

     Residential High Speed Internet Access. We offer our basic high speed Internet service to residential end users for a monthly fee of typically less than $40, which approximates the monthly fee for standard dial-up Internet access plus the cost of a second phone line. Monthly service includes unlimited access time, multiple e-mail accounts and Web browser software. We also provide 10 hours of standard dial-up Internet access per month to the end user who wishes to access the Internet while away from home. In addition, we typically rent cable modems to the residential end user for an additional $9.95 per month. Almost all of our high speed access end users currently rent a cable modem from us. Our high speed access services are available to end users in two-way cable systems, one-way systems or migrating systems. A two-way cable system provides always-on access and does not require the use of a phone line to transmit data from the home to the Internet. In pricing our services, we do not differentiate between end users in one-way and two-way systems, although we incur higher costs in a one-way system because we must support the telephone return component. As a cable operator upgrades its system to two-way service, we incur only a minimal one-time cost because we can reprogram our software remotely. Once a system is upgraded, our telecommunications costs for that system typically decrease.

     Residential Entry Level Internet Access. As a feeder for our high speed Internet access service, in markets where we provide our cable-based access service, we also offer standard 56 Kbps dial-up access, and may in the future offer other entry level Internet access technologies such as Web TV(R)-like devices and network computers. Our dial-up alternative represents a customer acquisition strategy that provides consumers new to the Internet, or unfamiliar with the benefits of broadband access, the option of initiating the most basic level of Internet access, and upgrading their level of service over time. We expect that over time end users will upgrade their level of service as they experience the slow transmission speeds associated with standard dial-up access, as their needs increase, or as additional bandwidth-intensive multimedia applications emerge. Monthly fees for feeder services, which we share with our cable partners, are priced competitively with other "narrowband" Internet service providers and provide us an incremental source of revenue at very low cost.

     Commercial High-Speed Internet Access. We provide high speed Internet access to commercial end users for a monthly fee that varies based on the level of service. Our commercial end users may choose bandwidth alternatives ranging from 500 Kbps to 10 Mbps. We have the ability to track the end user's usage to determine when a bandwidth upgrade may be appropriate. We currently offer e-mail, web hosting, news groups, telecommuting packages and virtual private network services to commercial customers. In markets where we offer our cable-based services, if a business does not have direct access to the cable infrastructure, we are "technology agnostic." We are capable of using alternative technologies, such as wireless or DSL connections, to link commercial end users to the cable headend.

     Local Content. We provide local content targeting the interests of local communities, including civic, commercial and school related issues, and information on local services, including shops, restaurants and events currently not focused on by national, regional or city-wide content aggregation services. We believe local content will be popular in communities where local news and information may not be available online or from a single source. Accordingly, we use local content as a means of attracting and retaining additional end users and differentiating our service. We are seeking to enter into agreements with content providers, local advertisers and local e-commerce merchants under which we will receive a share of revenue from purchases of goods and services by our customers. Our ability to provide and earn revenues from content is subject to our agreements with Vulcan Ventures. See "Risk Factors" and "Certain Transactions."

     Future Services. Our high speed access services may allow end users to take advantage of numerous other applications and services in the future. Additional future residential services could include Internet telephony services, various multimedia applications (such as video conferencing, high-quality audio and distance learning), home alarm, child care and utility monitoring, e-commerce applications (such as retailing, financial services and online software distribution), set-top boxes and interactive video games. Among our planned commercial services are Internet telephony, video conferencing and gateway telephony. Additionally, our high bandwidth capability may allow us to offer other business services when new technologies emerge. Prices for these additional services will depend upon market conditions and we will negotiate future revenue sharing arrangements with our cable partners. Our ability to provide and earn revenues from telephony services is subject to our agreements with Vulcan Ventures. See "Risk Factors" and "Certain Transactions."

CABLE PARTNERS AND STRATEGIC ALLIANCES

     We began offering cable-based Internet services in late 1997 in Maysville, Kentucky and St. Mary's County, Maryland. We market our services to approximately 319,000 homes passed, are implementing services to approximately 402,000 additional homes passed and have contracts and letters of intent covering an additional 564,000 homes passed to which we expect to provide service in the future. Many of these letters of intent by their terms have expired, but negotiations for definitive agreements have continued. Most of our network services agreements provide for a five-year exclusive term from the date we commence full operation within the cable system.

     The following table summarizes cable partners with whom we have contracts, the number of homes passed and the areas served by each cable partner's systems as of April 29, 1999:

                                               HOMES
CABLE PARTNER                                 PASSED     AREAS SERVED BY CABLE PARTNERS' SYSTEMS
-------------                                ---------   ---------------------------------------
Network Service Agreements:
City of Covington, Georgia.................     15,000              Covington (Newton County) GA
Coast Communications.......................      3,500                          Ocean Shores, WA
Country Cable..............................      4,000                    San Diego, CA (Ramona)
E.T.S. Cablevision, Inc....................        150                               Cypress, TX
E.T.S. Cablevision, Inc....................        150                         Missouri City, TX
Falcon/Capital Cable Partners, L.P.........      5,000                              Columbia, MO
Gans Multimedia Partnership................      6,000                    King George County, VA
Gans Multimedia Partnership................     23,000                            St. Mary's, MD
Gans Multimedia Partnership................      4,350                                Tucson, AZ
Genesis Cable Communications, LLC..........     28,000                                Winder, GA
Grafton Cable Communications...............      6,700                               Grafton, OH
Irvine Community TV, Inc...................      5,500                                Irvine, KY
Limestone Cablevision......................      6,000                             Maysville, KY
Mid-Atlantic Telcom Plus, LLC..............      6,200                         Howard County, MD
Mid-Atlantic Telcom Plus, LLC..............      1,050                        Prince William, VA
Mid-Coast Cable Television, Inc............      7,950                         Edna/El Campo, TX
Nesbe Cable................................     16,000                              Rustburg, VA
Plantation Cablevision.....................      4,000                 Greensboro, GA (Eatonton)
Searle Communications, Inc./Tri-Lakes......      7,500                              Monument, CO
Shen Heights TV Association, Inc...........      6,700                            Shenandoah, PA
Ultronics, Inc. ...........................     11,000                           Chula Vista, CA
Vista Communications.......................     44,000                                Smyrna, GA
Western Cable..............................      5,600                            Plainfield, IL
                                             ---------
            Subtotal.......................    217,350
Charter Service Agreements:
Charter....................................     33,191                                Newnan, GA
Charter....................................     21,230                                Lanett, AL
Charter....................................     73,877                            Eau Claire, WI
Charter....................................     26,093                              LaGrange, GA
Charter....................................     52,046                              Henry Co, GA
Charter....................................     11,829                             Thomaston, GA
Charter....................................      4,925                            Manchester, GA
Charter....................................     47,030                           Albertville, AL
Charter....................................     10,513                         Gunthersville, AL
Charter....................................     51,415                            Morristown, TN
Charter....................................     15,510                          Camp Lejeune, NC
Charter....................................     43,264                             Rosemount, MN

                                               HOMES
CABLE PARTNER                                 PASSED     AREAS SERVED BY CABLE PARTNERS' SYSTEMS
-------------                                ---------   ---------------------------------------
Charter....................................     23,858                             Hartselle, AL
Charter....................................     35,499                          Johnson City, TN
Charter....................................     65,938                               Hammond, LA
Charter....................................     11,507                                Dublin, GA
Charter....................................     19,919                        Alexander City, AL
Charter....................................     34,965                       Buncombe County, NC
Charter....................................     16,036                               Gaffney, SC
Charter....................................     24,636                               Sanford, NC
Charter....................................      7,000                               Ashland, WI
Charter....................................     28,000                              Onalaska, WI
Charter....................................     28,000                               Bristol, TN
Charter....................................     11,000                        Black Mountain, NC
Charter....................................     22,638                           Waynesville, NC
Charter....................................      7,000                              Red Wing, MN
Charter....................................     28,251                     Erwin-Buies Creek, NC
Charter....................................      9,650                                 Union, SC
                                             ---------
          Subtotal.........................    764,820
                                             ---------
          Total homes passed under
            contract.......................    982,170
Homes passed under Letters of Intent.......    302,909
                                             ---------
          Total homes passed under contract
            and letters of intent..........  1,285,079
                                             =========

     We have approximately 3,900 high speed cable modem end users and approximately 3,400 dial-up end users. Approximately 1,506, or 39.0% of our high speed cable modem end users and approximately 290, or 8.5% of our dial-up end users are from cable systems affiliated with Charter.

     Cisco Systems, Inc. Cisco, one of our major equipment suppliers, has agreed to purchase $7.5 million of our common stock at the initial public offering price, net of the underwriting discount, concurrently with this offering.

     Road Runner. We recently signed a non-binding letter of intent with ServiceCo LLC, the entity that provides Road Runner's cable Internet access and content aggregation service. Under the letter of intent, we and ServiceCo have agreed to negotiate in good faith toward an agreement under which we would provide our service as a Road Runner subcontractor to cable systems we jointly designate to receive our services. In addition to the revenue split we would share with ServiceCo and the cable operator, we would grant ServiceCo warrants to purchase one share of our common stock at a price of $5 per share for each home passed that we jointly designate to receive our services, up to a maximum of 5 million shares. Additionally, ServiceCo would be entitled to provide its Road Runner content in the designated systems.

     Microsoft. We have a non-binding letter of intent with Microsoft Corporation covering a number of potential areas of strategic relationship. No assurance can be given that we will sign a definitive agreement with Microsoft for any or all of the items of strategic relationship or that a definitive agreement will be of material benefit to us. Microsoft has agreed to assist us in marketing HSA services to multiple system cable operators. We also issued a warrant to Microsoft to purchase 250,000 shares of common stock at 125% of the initial public offering price, exercisable until May 2004. This warrant will provide Microsoft the right to purchase one additional share of our common stock for each additional 10 homes passed above 2.5 million homes Comcast Corp. commits to us by May 1, 2002. Microsoft has agreed to purchase $10 million of our common stock concurrently with the offering at the initial public offering price per share, net of the underwriting discount. Based on the estimated public offering price, Microsoft would purchase 896,057 shares of our common stock.

     National Cable Television Cooperative. We recently signed an agreement with the National Cable Television Cooperative, an organization which represents over 950 multiple system operators with approximately 10 million cable customers in all 50 states. Under the agreement, cable operators who are members of the cooperative will have the ability to take and offer our services to their subscribers under standardized terms and conditions.

     Vulcan Ventures. Vulcan Ventures, which owns Charter, beneficially owns 54.2% of our common stock before the offering. Charter is one of the ten largest cable system operator in the United States. Charter has already committed to us approximately 765,000 homes passed. We granted Vulcan warrants to purchase up to
7.75 million shares of our common stock for $3.23 per share. These warrants, which Vulcan has assigned to Charter, become exercisable at the rate of 1.55 shares of common stock per home passed committed to us by Charter in excess of 750,000.

     Com21, Inc. Com21, one of our major equipment suppliers, has agreed to purchase $1.0 million of our common stock at the initial public offering price, net of the underwriting discount, concurrently with the offering.

END USER SALES AND MARKETING

     After entering into a network services agreement with a cable operator, we begin efforts to raise customer awareness and interest in our services. Our promotional efforts typically include direct mail of standardized marketing materials, local television and radio advertising, and a public relations and media campaign. Our cable partners often participate in our promotional efforts. For example, a cable operator may provide air time for our advertisements or include our marketing materials in its customer bills. Our selling efforts for residential end users focus largely on inbound and outbound telemarketing. Telemarketing may either be conducted in-house or outsourced. We also focus on local events, such as public on-site demonstrations in shopping malls and computer stores, as well as demonstrations for educational and civic organizations. We design some of our programs to create "word of mouth" interest in our services. For example, we provide free broadband access to elementary and secondary schools in our service areas. We also generally contract the installation of cable modems at the end user site to local computer stores, which we believe also increases community awareness of our services. We conduct our promotional efforts either at the corporate level or through a local manager and sales staff maintained in each geographic area in which we operate.

     In contrast to our residential sales philosophy, we believe commercial selling is established through personal relationships with the potential commercial account, together with personal demonstrations of our services. Commercial selling is conducted largely through our local manager and sales staff. Moreover, after the installation and initial promotion of our services are complete, commercial sales becomes the primary ongoing responsibility of our local manager and sales staff.

     The following table shows as of April 29, 1999, the markets where we are actively marketing our services, the number and composition of our end users, our penetration rate and our months in full service in these markets:

                                                           END USER                      PENETRATION RATE
                                          ------------------------------------------   ---------------------
                                HOMES     RESIDENTIAL   COMMERCIAL                     RESIDENTIAL             MONTHS IN
MARKET                         MARKETED    BROADBAND    BROADBAND    DIAL-UP   TOTAL    BROADBAND    DIAL-UP    SERVICE
------                         --------   -----------   ----------   -------   -----   -----------   -------   ---------
St. Mary's, MD...............   23,000         527          14        1,900    2,441       2.3%        8.3%       15
Maysville, KY................    6,000         335          48           --      383       5.6         0.0        13
Columbia, MO.................    5,000          47          --           --       47       0.9         0.0         9
Eau Claire, WI...............  49,000..        800          33          256    1,089       1.6         0.5         8
Rice Lake, WI................    9,125         173           7           32      212       1.9         0.4         8
Winder, GA...................   28,000         183           1          170      354       0.7         0.6         8
Monument, CO.................    7,500         107           6           32      145       1.4         0.4         5
Newnan, GA...................   25,786         278          --           --      278       1.1         0.0         5
Burnsville, NC...............    6,000          15           3          121      139       0.3         2.0         4
Myrtle Beach, SC.............    9,000          39           5           80      124       0.4         0.9         4
El Campo, TX.................    5,700          15           4           70       89       0.3         1.2         3
Atlanta, GA..................      N/A          --         204          306      510       0.0         0.0         2
Covington, GA................   15,000          69          --           18       87       0.5         0.1         2
Ocean Shores, WA.............    3,500         100           4          172      276       2.9         4.9         2
Plainfield, IL...............    5,600          97          --           22      119       1.7         0.4         2
Shenandoah, PA...............    6,700          26           2          113      141       0.4         1.7         2
Smyrna, GA...................   44,000         281          --            1      282       0.6         0.0         2
Chula Vista, CA..............   11,000         105          --            2      107       1.0         0.0         1
Grafton, OH..................    6,700          88           4           43      135       1.3         0.6         1
Irvine, KY...................    5,500          24           2           65       91       0.4         1.2         1
LaGrange, GA.................   26,093         146          13            2      161       0.6         0.0         1
Lanett, AL...................   21,230          55           1           --       56       0.3         0.0         1
                               -------       -----         ---        -----    -----       ---         ---
          Total..............  319,434       3,510         351        3,405    7,266       1.1%        1.1%
                               =======       =====         ===        =====    =====       ===         ===

     Approximately 53% of our current end users are cable modem users, and 47% are dial-up users.

NETWORK OPERATIONS

     Our network strategy is to provide a flexible, scalable design that allows us to optimize performance to the end user while allowing us to achieve operating cost efficiencies. We provide high speed access by first connecting our end users through our cable headend to the cable or telephone infrastructure. We then connect through high speed data lines provided by local exchange carriers to backbone facilities provided by UUNet and others, which connect our systems to the Internet.

     Key elements of our network architecture include:

     Network Operations Center. Our network operations center staff monitors our entire data network 24 hours a day, from the cable modem in a home or business, all the way through our backbone connection to the Internet. Continuous surveillance of our data network assists in fault identification and correction as well as capacity management and optimization. We continuously troubleshoot and monitor for problems over the cable infrastructure that could cause an interruption of cable service or Internet access. Our primary network operations center is located in Louisville, Kentucky, in a secure building with redundant Internet access equipment and backup power supplies. We plan to construct a second network operations center. Located in the network operations center is our data center, which contains servers that provide critical customer services such as our e-mail, news groups and web hosting servers. We monitor these redundant servers continuously. We plan to construct regional data centers as our end user count and geographical clustering increases. In some cases we also host web pages and e-mail at the headend in order to enhance network performance.

     Backbone and Internet Connections. We have designed a scalable network architecture that takes advantage of the existing high speed data backbone operated by UUNet and other well established Internet access providers. Management believes that it is more advantageous at this time to provision data backbone services from well established national suppliers than to lease and manage a new private network. Our current backbone network is fully redundant and fully meshed, and utilizes high speed routers supporting speeds of up to 622 Mbps. We typically lease telecommunications links between the cable headends and our backbone connection from the regional Bell operating companies. We plan to periodically use point-to-point wireless or satellite technology to provide temporary connections from the cable headend to the backbone during the implementation of our service.

     Cable Headends. We install servers, routers, switches and other network devices in each cable headend. This equipment is capable of operating even if connections with the data center or network operations center are lost. Our major suppliers of cable headend equipment include Cisco, Sun Microsystems, Com21, Lucent and Terayon. Using these widely available network devices, we provide the necessary system integration required to install our service at the cable headend.

     To improve the speed of the local network and to balance demands on the backbone facilities, we utilize caching technologies in the cable headend and in our data center. We also plan to utilize satellite technology to supplement our caching efforts. Caching allows us to store popular web content enabling an end user to access this content more quickly. By using caching technology to move content closer to the end user, we are able to control our telecommunications costs and increase the speed of delivery because we refresh this content periodically, rather than each time an end user seeks access to the content.

     Cable Modems and Television Set-Top Boxes. We currently provide a custom installation CD that allows a cable modem user to install a web browser along with a selection of popular utility programs. We currently use cable modems manufactured by Com21 and Terayon, which we either sell or rent to the end user. The North American cable industry has adopted a set of interface specifications, known as "DOCSIS," for hardware and software to support cable-based data delivery using cable modems. We expect that DOCSIS specifications will facilitate the retail availability of lower cost cable modems, which has three effects. First, it will save us the cost of purchasing and installing cable modems for end users. Second, we expect that increased availability of lower cost cable modems will result in increased demand for our services. Third, we would also expect a loss of revenue from cable modem rentals. We also expect computer manufacturers to begin integrating DOCSIS cable modems into their products. We intend to deploy DOCSIS compliant modems and modem controllers, when DOCSIS becomes available. In the future, residential end users also may be able to connect to the Internet via an integrated television set-top box.

CUSTOMER SERVICE AND BILLING

     Customer Service. We operate a toll free help desk 24-hours-a-day, 7-days-a-week to provide customer service. The help desk assists end users with high speed modem questions and problems, as well as basic computer and software configuration questions and billing inquiries. We also operate and staff a 24-hours-a-day customer service center in our Network Operation Center to handle problems referred by the help desk. We plan to deploy regional technical and operating staff to assist our end users and cable partners. Computerized trouble tickets are opened on all customer service issues, which we track to assure resolution of all customer service calls received. We also rent cable modems to our customers and arrange for their installation. Currently we charge end users up to $150 to install the cable modem, however, we frequently waive this fee. We typically rent cable modems to the end user for $9.95 per month.

     Billing. We typically prepare and mail the bill for our services, which we send to the end user under our cable partner's name and logo. Where we have billing responsibilities we manage cash and credit card payments and remit a portion of the amount collected to our cable partners, along with a detailed accounting. We are installing a new billing system to further enhance our services.

COMPETITION

     We face competition primarily for partnerships with cable operators from other cable modem-based providers of Internet access services and for end users from providers of other types of data and Internet services.

     We believe the major competitive factors in the market for partnerships with cable operators include breadth of service, speed and ease of deployment, revenue sharing arrangements, cash and equity incentives and operating experience. We believe the major competitive factors in the market to provide high speed Internet access to end users include financial, marketing and sales resources, established customer relationships, price, ease of access and use, transmission speed, reliability of service, quantity and quality of content, network security and customer support. Moreover, due to intense competition, there may be a time-limited market opportunity for our cable-based high speed access. There can be no assurance that we will be successful in achieving widespread acceptance of our services before competitors offer services similar to our current offerings, which might preclude or delay purchasing decisions by potential customers.

     For the reasons discussed below, we may not be able to compete successfully against current or future competitors, and competitive pressures we face could materially and adversely affect our business and financial results.

     Cable-Based Internet Access Market. Our competitors in the cable-based Internet access market are those companies that have developed their own cable-based services and market those services to cable system operators. In particular, @Home, Road Runner, the ISP Channel, Online System Services, Inc., Convergence.com and their respective cable partners, are deploying high speed Internet access services over cable networks. @Home, through its @Home Solutions product, has begun to market to systems in the exurban market with at least 20,000 homes passed. We also compete directly with the ISP Channel and Convergence.com in seeking to establish distribution arrangements with cable system operators in exurban markets and/or provide one-way system capability. In addition, other cable system operators have launched their own cable-based Internet services that could limit the market for our services. Many of our competitors and potential competitors in the market for partnerships with cable operators, in particular @Home and Road Runner, have substantially greater financial, sales and marketing resources, larger customer bases, longer operating histories, greater name recognition and more established relationships with cable operators, advertisers and content and application providers than we do.

     Other Technologies. Long distance inter-exchange carriers, such as AT&T, Sprint and MCI WorldCom, have deployed large-scale Internet access networks and sell Internet access to business and residential customers. The regional Bell operating companies and other local exchange carriers have also entered this field and are providing price competitive services. Many of these carriers are offering diversified packages of telecommunications services, including Internet access, to residential customers, and could bundle these services together, which could put us at a competitive disadvantage. Many of these competitors are offering, or may soon offer, technologies that will compete with some or all of our high speed data service offerings. Such competing technologies include integrated services digital networks and digital subscriber lines. Many of our competitors and potential competitors, particularly regional Bell operating companies, have substantially greater financial, sales and marketing resources than we have, and also may compete favorably in terms of price, ease of access and use, transmission speed and reliability of service. Other potential competing technologies now being deployed for high speed access include wireless and satellite data services. Widespread commercial acceptance of digital subscriber line or other competing technologies could significantly reduce the potential customer base for our services, which could have a material adverse effect on our business and financial results. Additionally, as a result of the distribution of the Darwin common stock to our current stockholders, with the exception of the warrant we will receive from Darwin, the benefits of providing this service will no longer accrue to our stockholders.

     Internet and Online Service Providers. We also compete with traditional Internet service providers, which provide basic Internet access to residential and commercial end users and businesses, generally using the existing telephone network. While not offering the advantages of broadband access, these services are widely available and inexpensive. Indeed, Internet service providers recently have announced free Internet access services. Many online service providers, such as America Online, have the advantage of large customer bases, industry experience, longer operating histories, greater name recognition, established relationships with advertisers and content and application providers, and significant financial, marketing and sales resources. Moreover, America Online recently announced alliances with SBC Communications and Bell Atlantic to offer AOL's services via digital subscriber line connections to be installed by these regional Bell operating companies. The pace at which AOL and its telephone company partners roll out DSL service could limit our ability to attract and retain end users in areas where our service offerings overlap.

GOVERNMENT REGULATION

     Our business has two main parts. First, we will supply information and entertainment to customers over the cable systems of our cable system partners. This information and entertainment will include materials that we obtain from third parties (including Vulcan Ventures and its affiliates) as well as information generally available on the Internet that our customers will reach by means of our service. Second, we will install and maintain the equipment needed to transmit that information to customers over the cable systems of our cable partners in a form that can be understood by customers' personal computers. There are certain risks associated with both aspects of this business.

     With regard to supplying information, we are subject to the same types of risks that apply to all businesses that publish, broadcast or distribute information. These include potential liability for defamation, libel, invasion of privacy and similar claims, as well as potential liability for copyright or trademark infringement and similar claims. In addition, the law relating to the liability of Internet and online service providers for information carried on or disseminated through their networks is unsettled. There are also some specific federal laws regarding the distribution of obscene or indecent content by means of communications facilities (including distribution of such content to minors) under which we are subject to potential liability. These risks are mitigated to some extent by a federal law passed in 1996 that immunizes Internet service providers from legal liability for defamation and similar claims in connection with information that the Internet service provider did not itself create. The law regarding these issues is controversial, and could be changed in ways that would expose us to greater liability. Also, the Digital Millennium Copyright Act, passed in 1998, creates a "safe harbor" from copyright infringement liability for Internet service providers who meet its requirements, which we intend to do. Finally, if we expand our operations to other countries with less extensive legal protections for publishers and speakers, our potential liability for our activities in those countries could be much greater than in the United States.

     The other main aspect of our business -- installing and maintaining the equipment needed to permit cable systems to transmit information in a computer-accessible format -- is not currently regulated by state or federal governments. Even so, the business of our cable partners is subject to regulation by the federal government and by local governments (which issue franchises to cable systems) in accordance with federal law. There are four main ways that these regulations could change that might severally and negatively affect our business.

     First, our service is generally classified by cable operators as a "cable service." This means that our cable partners may offer our service over their cable systems under their present franchise rights. If our service is not a cable service, then some franchising authorities (usually cities or countries) might claim that our cable partners need separate authorization to offer it. This separate authorization may not be obtainable on reasonable terms, or at all. In the alternative, even if the service is treated as cable service, local franchising authorities may seek to impose "non-discrimination" or "open access" obligations on our cable partners as a condition of franchise transfer or renewal.

     Second, if our service is not a "cable service," it could be reclassified as a "telecommunications service." This could subject our cable partners (and possibly us) to regulation as "telecommunications carriers" at the state and federal level. For example, if we or our cable partners were either classified as telecommunications common carriers, or otherwise subject to common carrier-like access and non-discrimination requirements in the provision of our Internet over cable service, we or they could potentially be subject to government-regulated terms, conditions and prices for Internet connection services, as well as become obligated to make contributions to the universal service support fund. We may also provide Internet telephony services over cable plant, and this service may be regulated in the future as a common carrier telecommunications service. It is not clear what impact compliance with those regulations would have on our business, but the impact could be severe. Moreover, we or our cable partners might then have to get a "telecommunications franchise" from some localities. This franchise might not be available on reasonable terms, or at all.

     Third, we have exclusive contracts with our cable partners to be the only supplier of high-speed data on the cable systems where our service is offered. A variety of parties, including firms with much greater resources than ours, are trying to have such exclusive arrangements banned. If they are successful, cable systems might have to accommodate several suppliers of high-speed data services and we could face additional competition from such other suppliers. We believe that our exclusive arrangements are very valuable to our business. If such arrangements are banned, the impact on our business could be severe.

     Fourth, regulatory action could create a more favorable environment for our competitors than exists today. For example, it is possible to send high-speed data over many normal telephone lines using a technology called "digital subscriber line" or "DSL." This technology may be used either by the existing telephone company that owns the telephone lines, or by competing telephone companies that have the right to lease those lines. Regulatory decisions that make DSL services easier for competing telephone companies to deploy, and less expensive for customers to buy, would negatively affect our business.

EMPLOYEES

     As of April 15, 1999, we employed 207 people. None of our employees is subject to any collective-bargaining arrangements, and we consider our relations with employees to be good.

FACILITIES

     Our principal executive office is located in Denver, Colorado, where we lease approximately 13,000 square feet. Our principal operating office is in Louisville, Kentucky, where we lease approximately 25,000 square feet. We believe that our existing facilities are adequate for current requirements and that additional space can be obtained on commercially reasonable terms to meet future requirements.

LEGAL PROCEEDINGS

     We are not a party to any material legal proceedings.

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

                                   MANAGEMENT

DIRECTORS, EXECUTIVE OFFICERS AND KEY EMPLOYEES

     Our executive officers, key employees and directors, and their ages, positions and brief biographies, are as follows:

                 NAME                   AGE                  POSITION
                 ----                   ---                  --------
EXECUTIVE OFFICERS
Ron Pitcock...........................  51    President
Kent Oyler............................  41    Chief Operating Officer and Treasurer
George E. Willett.....................  37    Chief Financial Officer and Assistant
                                              Treasurer
Atul C. Doshi.........................  49    Chief Technology Officer
Ferris Peery..........................  52    Executive Vice President, Industry
                                              Sales
Christopher P. Britton................  41    Senior Vice President, Sales and
                                              Marketing
John G. Hundley.......................  39    Vice President, Secretary and General
                                              Counsel
KEY EMPLOYEES
Edward J. Callahan....................  63    Senior Vice President, Advanced
                                              Technology
Harold E. Cook........................  60    Senior Vice President, Program
                                              Management
Brenda Fox............................  54    Senior Vice President, Business
                                              Development
Richard S. George.....................  38    Vice President, International Business
                                              Development
Bill Krempasky, Sr. ..................  64    Senior Vice President, MSO Sales
Thorn Landers.........................  42    Vice President, Consumer Sales
Marian Neely-Carlson..................  45    Vice President, Corporate
                                              Communications
Richard J. Pulley.....................  49    Vice President, Operations
David T. Richardson...................  34    Vice President, Finance
Jorge Salinger........................  42    Vice President, Engineering
Tammy L. Smith........................  39    Vice President, Affiliate Relations
Jeff Tokar............................  36    Vice President, Affiliate Relations
DIRECTORS
David A. Jones, Jr. ..................  41    Chairman of the Board and Director
Robert S. Saunders....................  47    Vice Chairman and Director
Irving W. Bailey, II..................  57    Director
Michael E. Gellert....................  67    Director
Jerald L. Kent........................  42    Director
William D. Savoy......................  34    Director
Stephen E. Silva......................  39    Director

Executive Officers

     RON PITCOCK co-founded HSA's predecessor, High Speed Access Network, in July 1997 and has served as our President since April 1998. From 1992 to 1997, Mr. Pitcock served as Executive Vice President of ANTEC, a cable technology equipment supplier, where he oversaw sales and marketing of telewire products and management of U.S. locations. From 1980 to 1992, Mr. Pitcock served in various capacities with ANTEC, including manager of international sales. Mr. Pitcock received a B.A. from Corpus Christi State University and a Masters from Denver University.

     KENT OYLER co-founded HSA's predecessor, CATV.net, in March 1997 and has served as our Chief Operating Officer since January 1999 and as Chief Executive Officer from April 1998 to December 1998. From 1982 to 1997, Mr. Oyler was employed by Henry Vogt Co., a Louisville, Kentucky based manufacturer, where he held several positions, including Treasurer, Vice President and Chief Financial Officer. While serving at Henry Vogt, Mr. Oyler founded several independent entrepreneurial ventures, including six start-up ventures. Mr. Oyler received a B.S. and an M.B.A. from the University of Louisville.

     GEORGE E. WILLETT has served as our Chief Financial Officer since June 1998. From 1997 to 1998, Mr. Willett served as Chief Financial Officer of American Pathology Resources, Inc. and, from 1994 to 1997, as Chief Financial Officer of Regent Communications. Previously, Mr. Willett served as corporate accounting manager for United States Shoe Corporation and held various positions with Coopers & Lybrand. Mr. Willett received a B.S. from Xavier University.

     ATUL C. DOSHI has served as our Chief Technology Officer since January 1999. From 1996 to 1998, Mr. Doshi served as Regional Vice President-Engineering and Construction for MediaOne Group's National Markets Region. From 1993 to 1996, Mr. Doshi served as Director, Multi-Media Services for MCI. Prior to that time, Mr. Doshi was responsible for operations and engineering at New York Telephone, and served as Director of Advanced Engineering at Warner-Amex Cable Communications. Mr. Doshi received a B.S. from the University of Baroda in India, and an M.S. from Columbia University.

     FERRIS PEERY has served as our Executive Vice President, Industry Sales, since March 1999. From 1991 to 1999, Mr. Peery served as an Executive Vice President of ANTEC. Previously, he served as Area Vice President of Anixter Bros. Wire and Cable Division and as National Sales Manager of Comscope Cable TV Converters.

     CHRISTOPHER P. BRITTON has served as our Senior Vice President, Marketing and Sales, since July 1998. From 1997 to 1998, Mr. Britton served as Executive Director and General Director of Enterprise Data Networking, a unit of U S WEST. From 1996 to 1997, Mr. Britton served as Director of Customer Service and Operations Support for Business and Government Services at U S WEST, and, from 1994 to 1995, as Director of Strategy and Process Reengineering/Network Services at Ameritech Telecom. Mr. Britton received a B.A. from the University of Colorado and an M.B.A. from Northwestern University.

     JOHN G. HUNDLEY has served as our Vice President, Assistant Secretary and General Counsel since May 1998 and as our Secretary since May 1999. From 1997 to 1998, Mr. Hundley served as General Counsel and Vice President of Development for OPM Services, Inc. and Icelease Partners, Ltd/Vogt Ice. From 1995 to 1997, he served as development officer and general counsel for Normal Life, Inc., a multi-state assisted living provider. From 1991 to 1995, Mr. Hundley served as Vice President of Legal Affairs for Cardinal Group Corporation, and then Transitional Health Services, a multi-state nursing home operator. Previously, Mr. Hundley practiced in the corporate transactions and finance group of Brown, Todd & Heyburn, Louisville, Kentucky. Mr. Hundley received a B.B.A. from the University of Kentucky and a J.D./M.B.A. from the University of Tennessee.

     Key Employees

     EDWARD J. CALLAHAN has served as our Senior Vice President, Advanced Technology, since 1998. From 1995 to 1998, Mr. Callahan served as a consultant to the telecommunications industry. From 1990 to 1995, Mr. Callahan was employed by ANTEC, first as Vice President, Research and Development, and later as Vice President, Technology. Previously, Mr. Callahan served as Vice President of Research and Development for United Cable Television Corporation and as Director of Research for American Television and Communications Corporation. Mr. Callahan received a B.A. from Marist College.

     HAROLD E. COOK has served as our Senior Vice President, Program Management, since January 1999. From 1992 to 1998, Mr. Cook served as a marketing consultant in the hydraulic equipment industry, prior to which he was employed by NASA developing guidance platforms. Mr. Cook received a B.S. from the University of Connecticut.

     BRENDA FOX has served as our Senior Vice President, Business Development, since March 1999. From 1995 to 1999, Ms. Fox served as Vice President Government Relations for Continental Cablevision, and its successors, U S WEST. and MediaOne Group. From 1992 to 1995, Ms. Fox was a Senior Partner of Dow, Lohnes & Albertson, a law firm specializing in communications law. Previously, Ms. Fox served as General Counsel and Vice President for Special Policy Projects for the National Cable Television Association. Ms. Fox received a B.A. from the University of California at Los Angeles and a J.D. from George Washington University.

     RICHARD S. GEORGE has served as our Vice President, International Business Development, since April 1999. From 1998 to 1999, Mr. George served as Vice President of International Business Development for Constellation Communications, Inc. From 1995 to 1998, Mr. George served as Vice President of South American Ventures for Continental Cablevision and its successor, MediaOne Group. From 1992 to 1995, he served as director of the European and C.I.S. International Ventures Division of Comsat Corporation. From 1989 to 1992, Mr. George managed marketing and business development in Europe, South America and Asia for General Dynamics Commercial Launch Services, Inc. Previously, he served as International Marketing Manager for Martin Marietta Commercial Title, Inc. Mr. George received a B.A. from American University School of International Service and an LL.B. from the McGill University School of Law.

     BILL KREMPASKY, SR. has served as our Senior Vice President, MSO Sales, since March 1998. From 1968 to 1998, Mr. Krempasky was employed by ANTEC, serving most recently as its Executive Vice President of Sales and Marketing.

     THORN LANDERS has served as our Vice President, Consumer Sales, since August 1998. From 1996 to 1998, Mr. Landers served as Vice President of Marketing at Cox Communications where he was responsible for the launch of high speed data, cable and telephony services. Prior to 1996, Mr. Landers worked in marketing and sales at American Express. Mr. Landers received a B.A. from the University of Colorado and an M.B.A. from the University of Virginia.

     MARIAN NEELY-CARLSON has served as our Vice President, Corporate Communications, since August 1998. From 1997 to 1998, Ms. Neely-Carlson was a principal in Neely-Carlson Communications, a public relations firm specializing in the telecommunications industry. Before founding that firm, Ms. Neely-Carlson served as manager and then Director of Corporate Communications for TCI from 1995 to 1997. She served as Community Relations Manager in the Tampa Bay Time Warner Cable Division from 1989 to 1994. Ms. Neely-Carlson holds a B.A. and an M.A. from George Peabody College at Vanderbilt University.

     RICHARD J. PULLEY has served as our Vice President, Operations, since June 1998. From 1988 to 1998, Mr. Pulley was Director of Purchasing for Comcast Cable Communications. He previously served as director of Materials Management for Avery Corporation, Sobar Division, and Production Control Manager for Plumb Tool Company. Mr. Pulley received a B.S. from Shippensburg University.

     DAVID T. RICHARDSON has served as our Vice President, Finance, since March 1999. From 1997 to 1999, Mr. Richardson served as Vice President of Finance, CFO, and Director of Quality Assurance and Regulatory Affairs for Medworks, a start-up medical device development company in Louisville, Kentucky. From 1996 to 1997, Mr. Richardson served as Controller for Mas-Hamilton Group, Inc. From 1994 to 1996, he served as a senior accountant with Coopers & Lybrand, LLP, and, from 1987 to 1992 as Assistant Vice President for the U.S. Corporate Division of Wachovia Bank in Atlanta, Georgia. Mr. Richardson received a B.S. from the University of Tennessee and an M.B.A. from the University of Virginia and is a certified public accountant.

     JORGE SALINGER has served as our Vice President, Engineering, since December 1998. From 1994 to 1998, Mr. Salinger served as Senior Director of Digital Services Engineering at Adelphia Communications Corp. Prior to that, he served as Assistant Director of Telecommunications at Florida International University, and held engineering positions at Systems Engineering Consultants, the National Hurricane

Center and AT&T's Latin America business division. He received a B.A. and an M.S. in electrical engineering from Florida International University.

     TAMMY L. SMITH has served as our Vice President, Affiliate Relations, since May 1998. From 1996 to 1998, Ms. Smith served as Director of Product Management for Ameritech New Media, and from 1993 to 1996 as Corporate Marketing Manager for TCI. Previously, Ms. Smith was a partner with Smith & Ross Advertising, a Vice President at DDB Needham Worldwide, and Regional Marketing Manager for Wendy's International. Ms. Smith received a B.B.M. from Abilene Christian University.

     JEFF TOKAR has served as our Vice President, Affiliate Relations, since January 1999. From 1996 to 1998, Mr. Tokar served as Director of New Business and Technology for Marcus Cable. From 1994 to 1996, he served as the Director of Sales Engineering for ANTEC, prior to which he served as Manager of Systems Engineering for EMI Communications Corporation. Mr. Tokar received a B.S. from the United States Military Academy at West Point and an M.S. from Golden Gate University.

  Directors

     DAVID A. JONES, JR. has served as a director and our Chairman of the Board since April 1998. He is Chairman of Chrysalis Ventures, a private equity management firm in Louisville, Kentucky. Mr. Jones serves as Vice Chairman of Humana Inc., a managed care company, and as a director of MidAmerica Bancorp and several private companies. Prior to forming Chrysalis in 1994, Mr. Jones practiced corporate law in Louisville (1992-1993) and served in the U.S. Department of State general counsel's office (1988-1992). Mr. Jones earned a B.A. from Yale University in 1980, and a J.D. from Yale Law School in 1988.

     ROBERT S. SAUNDERS has served as a director since April 1998 and became Vice Chairman of the Board in November 1998. From 1998 to the present, Mr. Saunders has served as Senior Managing Director of Chrysalis Ventures, a private equity management firm in Louisville, Kentucky. From 1993 to 1997, Mr. Saunders served as Chief Planning Officer and Managing Director for Strategic Planning and Business Development at Providian Capital Management, Inc. From 1988 to 1993, Mr. Saunders was Managing Director of Saunders Capital Group, Inc., a Boston-based private equity group. From 1986 to 1988, Mr. Saunders was Senior Vice President for the Krupp Companies in Boston, a privately held financial services and real estate investment company. Mr. Saunders began his career in 1978 as a business strategy consultant with Boston Consulting Group and joined Bain & Co. in 1982. Mr. Saunders received a B.A. from Stanford University, an M.Sc from the London School of Economics, and an M.A. from Harvard University.

     IRVING W. BAILEY, II has served as a director of HSA since April 1998. From 1997 to the present, Mr. Bailey has served as President of Bailey Capital Corporation, a private investment company, and serves as Vice Chairman of Aegon USA, Inc. From 1981 to 1997, Mr. Bailey served in various executive capacities with Providian Corporation, and was Chairman and Chief Executive Officer from 1988 to 1997, when it was acquired by Aegon NV. Mr. Bailey is a director of Computer Sciences Corporation and several private companies and a former director of BellSouth Telecommunications, Inc. and Providian Corporation. Mr. Bailey received a B.A. from the University of Colorado and an M.B.A. from New York University Graduate School of Business.

     MICHAEL E. GELLERT has served as a director of HSA since April 1998. From 1967 to the present, Mr. Gellert has served as a General Partner of Windcrest Partners, New York, New York, a private investment company. Mr. Gellert served in various capacities with Drexel Burnham Lambert and its predecessors from 1958 to 1989. Mr. Gellert serves as a director of Devon Energy Corp., Humana Inc., Premier Parks, Inc., Seacor Smit Inc., Smith Barney World Funds, Smith Barney Worldwide Securities Ltd., and Smith Barney Worldwide Special Fund NV. Mr. Gellert received an A.B. from Harvard University and an M.B.A. from the Wharton School of Finance and Commerce.

     JERALD L. KENT, has served as a director of HSA since November 1998. Mr. Kent co-founded Charter Communications, Inc. and, from 1992 to the present, has served in various executive capacities at Charter. He has served as President since 1996 and as Chief Executive Officer since 1997. Previously, Mr. Kent served in various executive capacities with Cencom Cable Associates, Inc. He joined Cencom in 1983 as Senior Vice President of Corporate Development and served as Executive Vice President and Chief Financial Officer from 1987 to 1992. Mr. Kent serves as a director of Charter and Cable Television Laboratories, Inc. Mr. Kent received a B.A. and an M.B.A. from Washington University and is a certified public accountant.

     WILLIAM D. SAVOY, has served as a director of HSA since November 1998. Since 1990, Mr. Savoy has served as President of Vulcan Northwest, Inc. and is Vice President of Vulcan Ventures, Incorporated, both venture capital firms wholly-owned by Paul Allen. From 1987 until 1990, Mr. Savoy was employed by Layered, Inc., a company controlled by Mr. Allen, and became its President in 1988. Mr. Savoy serves as a director of CNET, Inc., Harbinger Corporation, Metricom, Inc., Telescan, Inc., Ticketmaster Online-CitySearch, Inc., USA Networks, Inc., and U.S. Satellite Broadcasting Co., Inc. Mr. Savoy received a B.S. from Atlantic Union College.

     STEPHEN E. SILVA has served as a director of HSA since November 1998. From 1995 to the present, Mr. Silva served in various executive capacities at Charter, where he currently serves as Vice President, Corporate Development and Technology. From 1985 to 1995, Mr. Silva served in various capacities at Cabledata, Inc. and its predecessors.

BOARD COMPOSITION

     Upon completion of this offering, our board of directors will consist of three classes that serve staggered three-year terms as follows:

        CLASS               EXPIRATION          MEMBERS
        -----               ----------          -------
Class I                        2000          Bailey, Silva
Class II                       2001          Gellert, Kent
Class III                      2002      Jones, Saunders, Savoy

BOARD COMMITTEES

     The executive committee consists of Messrs. Bailey, Gellert, Jones, Saunders and Savoy. The executive committee has all the authority of the board, except with respect to items requiring shareholder approval or submission.

     The audit committee consists of Messrs. Bailey, Gellert, Jones, Saunders and Kent. The audit committee makes recommendations to the board of directors regarding the selection of independent public accountants, reviews the results and scope of the audit and other services provided by our independent public accountants and reviews and evaluates our internal control functions.

     The compensation committee consists of Messrs. Bailey, Gellert, Jones, Saunders and Silva. The compensation committee administers the issuance of stock options under our stock option plans, makes recommendations to the board of directors regarding the various incentive compensation and benefit plans and determines salaries for the executive officers and incentive compensation for employees.

DIRECTOR COMPENSATION

     Our directors do not currently receive any cash compensation for serving on the board of directors or any committee of the board, but directors may be reimbursed for their reasonable expenses incurred in connection with attendance at board and committee meetings. However, non-employee directors receive automatic grants of stock options under one of our option plans. See "Stock Option Plans -- 1999 Non-Employee Directors Plan".

     We have entered into indemnification agreements with each member of the board of directors providing for the indemnification of directors to the fullest extent authorized, permitted or allowed by Delaware law.

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

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     No interlocking relationship exists between the board of directors or compensation committee and the board of directors or compensation committee of any other company.

CONFLICT OF INTEREST TRANSACTIONS

     Three of our directors are affiliates of Vulcan and Charter. Conflicts of interest may arise as a consequence of their relationships with Vulcan and Charter, including conflicts related to corporate opportunities that could be pursued by us, on the one hand, or by Vulcan and Charter, on the other hand, or conflicts related to existing or new contractual relationships between us, on the one hand, or by Vulcan and Charter, on the other hand. All future transactions between us and our officers, directors and principal shareholders and their affiliates will be approved by a majority of the board of directors, including a majority of the independent and disinterested outside directors.

EXECUTIVE COMPENSATION

     The following table sets forth compensation awarded to, earned by or paid to the two individuals who served as our Chief Executive Officer during 1998. No other executive officer received annual salary and bonus exceeding $100,000 in 1998.

                           SUMMARY COMPENSATION TABLE

                                                              ANNUAL COMPENSATION
                                                              --------------------
                NAME AND PRINCIPAL POSITION                   YEAR        SALARY
                ---------------------------                   -----      ---------
Ron Pitcock, President......................................  1998       $112,792
Kent Oyler, Chief Operating Officer.........................  1998       $ 64,375

  STOCK OPTION PLANS

     1998 Stock Option Plan

     We adopted the 1998 Stock Option Plan in April 1998 and authorized options to purchase up to 1,395,000 shares of common stock for issuance under the plan. Options to purchase 839,325 shares of common stock have been granted under the plan, at a weighted average exercise price of $1.67 per share, all of which will become exercisable upon consummation of the offering. The plan provides for grants of incentive stock options and nonqualified stock options to our designated employees and directors. In January 1999, the board of directors elected not to grant additional options under the plan.

     Administration of the Plan. The compensation committee of the board of directors administers and interprets the plan. The compensation committee:

     - Determines the individuals to whom grants are made under the plan;

     - Determines the type, size and terms of the grants made to each such individual;

     - Determines the time when the grants are made and the duration of any applicable exercise period; and

     - Deals with any other matters arising under the plan.

     Grants.  Grants under the plan consist of:

     - Options intended to qualify as incentive stock options within the meaning of Section 422 of the Internal Revenue Code; and

     - Nonqualified stock options not intended to so qualify.

     The exercise price of shares of common stock underlying options granted under the plan is determined by the compensation committee and is equal to or greater than the fair market value of a share of common stock on the date of grant, as determined by the compensation committee.

     A participant may pay the exercise price of shares of common stock underlying options granted:

     (1) in cash;

     (2) by delivering shares of common stock owned by the participant; or

     (3) by such other method as the compensation committee approves, including payment through a broker in accordance with specified procedures.

     Options vest according to the terms and conditions determined by the compensation committee and specified in the grant instrument, but in no case at a rate less than 20% per year over five years from the grant date, subject to acceleration in certain events, including the closing of an initial public offering. The term of all options granted under the plan does not exceed ten years from the date of grant.

     Change of Control. Upon a change of control, all outstanding options under the plan immediately vest. Upon a change of control where we are not the surviving entity or where we survive only as a subsidiary of another entity, all outstanding options will be assumed by or replaced with comparable options or stock by the surviving corporation. A "change of control" is defined to have occurred:

     (1) if any "person", other than persons who are our shareholders as of the effective date of the plan, acquires all of the then outstanding shares of common stock;

     (2) if we merge or consolidate with another corporation and Broadband Solutions, LLC will not beneficially own, immediately after the transaction, shares of the surviving corporation; or

     (3) upon the closing of the sale of our common stock in an underwritten public offering, including this offering.

     Tax Consequences. The following description of the tax consequences of awards under the 1998 stock option plan is based on present federal tax laws and does not purport to be a complete description of the tax consequences of the 1998 stock option plan.

     There are generally no federal tax consequences as to the optionee or to us upon the grant of an option. On the exercise of an incentive stock option, the optionee will not recognize any income, and we will not be entitled to a deduction for tax purposes, although such exercise may give rise to liability for the optionee under the alternative minimum tax provisions of the Internal Revenue Code. However, if the optionee disposes of shares acquired upon the exercise of an incentive stock option within two years of the date of grant or one year of the date of exercise, the optionee will recognize ordinary income, and we will be entitled to a deduction for tax purposes in the amount of the excess of the fair market value of the shares of common stock on the date of exercise over the option exercise price (or the gain on sale, if less); the remainder of any gain, and any loss, to the optionee will be treated as capital gain or loss to the optionee. On the exercise of a nonqualified stock option, the amount by which the fair market value of common stock on the date of the exercise exceeds the option exercise price will generally be taxable to the optionee as ordinary income and will generally be deductible for tax purposes by us. The disposition of shares acquired upon exercise of a non-qualified option, or an incentive stock option, if after the one year and two year periods described above, will generally result in capital gain or loss to the optionee but will have no tax consequences to us.

     Section 162(m). Under Section 162(m) of the Internal Revenue Code, we may be precluded from claiming a federal income tax deduction for total remuneration in excess of $1 million paid to the chief executive officer or to any of the other four most highly compensated officers in any one year. Total remuneration generally would include amounts received upon the exercise of stock options granted under the plan. An exception exists, however, for amounts received upon exercise of stock options pursuant to certain grandfathered plans. Options granted under the plan satisfy this exception.

     1999 Stock Option Plan

     We adopted the 1999 Stock Option Plan in January 1999. The plan provides for grants of options to our designated employees, officers and directors.

     General. The plan authorizes options to purchase up to 3,100,000 shares of common stock for issuance. The maximum number of shares for which options may be granted to any individual in any calendar year will not exceed 465,000. If options granted under the plan expire or are terminated for any reason without being exercised, the shares of common stock underlying such grant will again be available for purposes of the plan.

     Administration of the Plan. The compensation committee of the board of directors administers and interprets the plan. The compensation committee will consist of two or more persons appointed by the board of directors from among its members, each of whom must be a "non-employee director" as defined by Rule 16b-3 under the Securities Exchange Act of 1934, and an "outside director" as defined by Section 162(m) of the Internal Revenue Code. The compensation committee has the sole authority to:

     - Determine the employees to whom grants will be made under the plan;

     - Determine the type, size and terms of the grants to be made to each employee;

     - Determine the time when the grants will be made and the duration of any applicable exercise or restriction period, including the criteria for vesting; and

     - Deal with any other matters arising under the plan.

     Types of Grants.  Grants under the plan may consist of:

     - Options intended to qualify as incentive stock options within the meaning of Section 422 of the Internal Revenue Code; and

     - Nonqualified stock options that are not intended to so qualify.

     Eligibility for Participation. Grants may be made to any of our employees, officers and directors. As of April 29, 1999, we had granted options to purchase 46,500 shares at an exercise price of $3.23 per share and 21,000 shares at an exercise price equal to the initial public offering price per share. In addition, we expect to issue options for an additional 465,065 shares at an exercise price equal to the initial public offering price per share contemporaneously with the offering.

     Terms of Options. The exercise price of common stock underlying an option will be determined by the compensation committee, and may be equal to, greater than, or less than the fair market value of a share of common stock on the date of grant, provided that

     (a) the exercise price of an incentive stock option will be equal to or greater than the fair market value of a share of common stock on the date the incentive stock option is granted, and

     (b) the exercise price of an incentive stock option granted to an employee who owns more than 10% of the common stock may not be less than 110% of the fair market value of the underlying shares of common stock on the date of grant.

     The participant may pay the exercise price:

     (1) in cash;

     (2) by delivering shares of common stock owned by the participant; or

     (3) by any other method the compensation committee approves, including payment through a broker in accordance with specified procedures.

     All options granted under the plan vest at a rate of 20% per year over five years from the grant date.

     The compensation committee will determine the term of each option which may be up to a maximum of ten years from the date of grant, except that the term of an incentive stock option granted to an employee who owns more than 10% of the common stock may not exceed five years from the date of grant.

     Change of Control. Upon a change of control, where the surviving or acquiring entity does not assume all outstanding options or replace them with comparable options, the compensation committee may accelerate the vesting of all outstanding options as of the participant's next vesting date so that they become exercisable prior to the consummation of the change of control at such times and on such conditions as the compensation committee determines.

     A change of control is defined to have occurred in the event of:

     (1) a dissolution or liquidation of the company;

     (2) a merger or consolidation in which we are not the surviving corporation unless there is no substantial change in the stockholders of the company and outstanding options are assumed by the successor corporation;

     (3) a merger in which we are the surviving company but our stockholders cease to own any shares in the company;

     (4) the sale of substantially all the assets of the company; or

     (5) the acquisition, sale or transfer of more than 50% of our outstanding shares by tender offer or similar transaction (except for acquisitions of more than 50% of our outstanding shares by Vulcan or an affiliate of Vulcan).

     Amendment and Termination of the Plan. The compensation committee may amend or terminate the plan at any time; except that it may not make any amendment that requires stockholder approval pursuant to Rule 16b-3 of the Securities Exchange Act of 1934 or Sections 162(m) or 422 of the Internal Revenue Code without stockholder approval. The plan will terminate on the tenth anniversary of its effective date, unless the compensation committee terminates the plan earlier or extends it with approval of the stockholders.

     Tax Consequences. The tax consequences of options granted under the 1999 stock option plan will generally be the same as the tax consequences of options granted under the 1998 stock option plan.

     Section 162(m). Under Section 162(m) of the Internal Revenue Code, we may be precluded from claiming a federal income tax deduction for total remuneration in excess of $1 million paid to the chief executive officer or to any of the other four most highly compensated officers in any one year. Total remuneration would include amounts received upon the exercise of stock options. An exception exists, however, for "performance-based compensation," including amounts received upon the exercise of stock options pursuant to a plan approved by stockholders that meets certain requirements. The plan has been approved by stockholders and it is intended that grants of options thereunder meet the requirements of "performance-based compensation."

1999 NON-EMPLOYEE DIRECTORS PLAN

     We adopted the 1999 Non-Employee Directors Plan in January 1999. As of April 29, 1999, options to purchase 189,875 shares at an exercise price of $3.23 per share were outstanding under the plan. Under the plan, each non-employee director is automatically granted an option to purchase 27,125 shares of our common stock on the effective date of the plan, or the date on which the person first becomes a non-employee director. Subsequent grants of options to purchase 11,625 shares of common stock are made to each non-employee director on the first business day of each subsequent year, provided the director has served on the board for at least the prior six months. Additional options may be granted under the plan from time to time by the compensation committee to reward extraordinary services by a director, subject to the consent of the remaining directors.

     The plan authorizes up to 465,000 shares of common stock for issuance. If options granted under the plan expire or are terminated for any reason without being exercised, the shares of common stock underlying the grant will again be available for purposes of the plan.

     The compensation committee of the board of directors interprets the plan. The exercise price of options granted under the plan will be equal to the fair market value of a share of common stock on the date the option is granted. Each director's initial grant of options under the plan vests immediately upon grant. Subsequent options granted to a director under the plan will vest ratably over the director's then current term of service. Initial options and each subsequent option granted will have a term of ten years.

EMPLOYMENT AGREEMENTS

     Under an employment agreement dated February 23, 1998, Kent Oyler agreed to be our Chief Executive Officer. Under this employment agreement, Mr. Oyler receives a base monthly salary of $6,250, and a bonus of up to $40,000 per year based on performance objectives established at the sole discretion of the compensation committee. Under the employment agreement, Mr. Oyler has agreed that he will not compete with us in any manner for a two year period following the termination of his employment for any reason. The employment agreement can be terminated at any time. In January 1999, we and Mr. Oyler amended his agreement to provide for a change in his position to Chief Operating Officer.

     Under an employment agreement dated April 3, 1998, Ron Pitcock agreed to be our President. Under the employment agreement, Mr. Pitcock is entitled to receive a base monthly salary of $9,167, and a bonus of up to $50,000 per year based on performance objectives established at the sole discretion of the compensation committee. Under the employment agreement, Mr. Pitcock has agreed that he will not compete with us in any manner for a two year period following the termination of his employment for any reason. The employment agreement can be terminated at any time.

                              CERTAIN TRANSACTIONS

     Ron Pitcock and Kent Oyler, both executive officers of HSA, David Gibbs, a former executive officer of HSA, and Joseph S. Gans, III, a former director of HSA, were involved in our founding and organization. At its formation in February 1998, CATV.net, Inc., our subsidiary following our formation in April 1998, issued an aggregate of 1 million shares of common stock to OPM Services, Inc. and Colorado Limited Partnership, affiliates of Mr. Oyler, and 1 million shares of common stock to the Gibbs Family Limited Partnership, an affiliate of Mr. Gibbs. CATV.net issued the shares to OPM Services, the Colorado Limited Partnership and the Gibbs Family Limited Partnership in exchange for their units of CATV.net, LLC, in connection with the reorganization of the LLC as a corporation. The LLC units were originally issued to Mr. Gibbs and Mr. Oyler for nominal consideration upon the formation of the LLC. Additional units were issued to Mr. Oyler in consideration of the cancellation of $117,000 due Mr. Oyler. In April 1998, the shares of CATV.net issued to OPM Services and the Colorado Limited Partnership were exchanged for 1.55 million shares of our common stock and the shares of CATV.net issued to the Gibbs Family Limited Partnership were exchanged for 1.55 million shares of our common stock in connection with our formation and the reorganization of CATV.net as our subsidiary. OPM Services, the Colorado Limited Partnership and the Gibbs Family Limited Partnership are entitled to certain registration rights with respect to their shares of common stock. See "Description of Securities--Registration Rights". In April 1998, High Speed Access Network, Inc., our subsidiary following our formation, issued 980,000 shares of common stock to the Pitcock Family Limited Partnership, an affiliate of Mr. Pitcock, and 816,000 shares of common stock to Mr. Gans for nominal consideration. The shares of common stock of High Speed Access Network issued to the Pitcock Family Limited Partnership and to Mr. Gans were exchanged for 1.5 million and 1.3 million shares respectively of our common stock in April 1998 in connection with our formation and the reorganization of High Speed Access Network as our subsidiary.

     Since our formation we have issued 20 million shares of convertible preferred stock, which will automatically convert into 31 million shares of common stock upon or immediately prior to the completion of this offering. No dividends have been declared or paid on the convertible preferred stock; however, the cumulative, accrued and unpaid dividends on the convertible preferred stock will be paid in shares of common stock upon conversion of the preferred stock. We estimate that as of March 31, 1999 the holders of the convertible preferred stock would have received 75,166 shares of common stock in payment of the accrued and unpaid dividends. The holders of common stock issued upon conversion of the convertible preferred stock are entitled to registration rights. See "Description of Securities--Registration Rights".

     From April to November 1998 we sold 5 million shares of Series A convertible preferred stock to Broadband Solutions, LLC and 2 million shares of Series B convertible preferred stock to Broadband Solutions II, LLC. The purchase price of $1.00 per share, $5 million in the aggregate, for the Series A convertible preferred stock was paid in cash. The purchase price of the Series B convertible preferred stock of $2.50 per share, $5 million in the aggregate, was paid in cash and/or in exchange for a note owing to Broadband. In December 1998 and April 1999, Broadband Solutions, LLC and Broadband Solutions II, LLC distributed the 5 million shares of Series A convertible preferred stock and the 2 million shares of Series B convertible preferred stock to their members. Until the completion of the offering, Broadband Solutions, LLC will have voting power with respect to the Series A convertible preferred stock and Series B convertible preferred stock pursuant to irrevocable proxies granted to it by the members of Broadband Solutions, LLC and Broadband Solutions II, LLC and by River Cities Capital Fund Limited Partnership, a former member. David A. Jones, Jr., our Chairman of the Board, is the managing member, and Robert S. Saunders, our Vice Chairman, Irving W. Bailey, II and Michael E. Gellert, directors, are managers of Broadband Solutions, LLC and Broadband Solutions II, LLC. In addition, entities controlled by them are members of Broadband Solutions, LLC and Broadband Solutions II, LLC. These entities are entitled to registration rights with respect to the shares of common stock to be issued upon conversion of the convertible preferred stock owned by them. See "Description of Securities--Registration Rights".

     In connection with the sale of the Series A convertible preferred stock to Broadband Solutions, LLC, we agreed to pay Chrysalis Ventures a consulting fee of $20,000 per quarter, upon approval by the board of directors. Mr. Jones is the Chairman and Mr. Saunders is the Senior Managing Director of Chrysalis Ventures. In 1998, we accrued $60,000 payable to Chrysalis Ventures under the consulting agreement.


     In November 1998, we entered into a systems access and investment agreement with Vulcan Ventures and Charter Communications, a programming content agreement with Vulcan, and a related network services agreement with Charter. Under these agreements, Charter committed to provide us exclusive access to at least 750,000 homes passed. Charter has an equity incentive to provide us additional homes passed, although it is not obligated to do so. Charter can terminate our exclusivity rights, on a system-by-system basis, if we fail to meet performance benchmarks relating to various equipment maintenance, operations and reporting obligations or otherwise breach our agreement, including our commitment to provide content designated by Vulcan. Charter can terminate our agreement, for any reason, as long as it purchases the associated cable headend equipment and modems at book value and pays us a termination fee based on the net present value of the revenues we otherwise would earn for the remaining term of the agreement from end users subscribing to our services as of the termination date. During the term of the agreements, we have agreed not to deploy Worldgate(SM), Web TV(R), digital TV or related products in the market areas of any committed system or in any area which Charter operates a cable system. The agreements will continue until we cease to provide services to an end user residing in a home passed in a committed system.


     Concurrently with our entering into these agreements, we issued 8 million shares of Series B convertible preferred stock to Vulcan at a purchase price of $2.50 per share, which it acquired for $20 million in cash. Vulcan also subscribed to purchase 2.5 million shares of our Series C convertible preferred stock at a purchase price of $5.00 per share on or before November 25, 2000, and received an option to purchase an additional 2.5 million shares of our Series C convertible preferred stock at a purchase price of $5.00 per share on or before November 25, 2000. In April 1999, Vulcan purchased the entire 5 million shares of Series C convertible preferred stock for $25 million in cash. The shares of Series B and Series C convertible preferred stock issued to Vulcan will automatically convert at a price of $3.23 per share into 20.15 million shares of common stock upon completion of this offering. Vulcan is entitled to registration rights with respect to the shares of common stock to be issued upon conversion of the Series B and Series C convertible preferred stock owned by it. See "Description of Securities--Registration Rights."

     As an inducement to Vulcan to cause Charter to commit additional systems to us, we granted Vulcan warrants to purchase up to 7.75 million shares of our common stock at a purchase price of $3.23 per share. Vulcan subsequently assigned the warrants to Charter. The warrants are exercisable by Charter at the rate of 1.55 shares of common stock for each home passed committed to us by Charter in excess of 750,000. 3.9 million warrants may be earned by Charter on or before July 31, 2001 and must be exercised on or before July 31, 2002. 3.9 million warrants may be earned by Charter on or before July 31, 2003 and must be exercised on or before July 31, 2004. The warrants may be forfeited in certain circumstances, generally if the number of homes passed in a committed system is reduced. All shares of common stock issuable upon exercise of the warrants have registration rights. See "Description of Securities -- Registration Rights".

     In February 1998, CATV.net, Inc. and OPM Services, Inc., an entity controlled by Kent Oyler, our Chief Operating Officer, entered into a services agreement under which OPM agreed to provide, on CATV's behalf, certain financial, accounting, professional staffing and legal services. During 1998, OPM received fees of $71,160 under the agreement. The agreement was terminated on December 31, 1998.

     In October 1997, HSA and Gans Multimedia Partnership, an entity owned by Joseph S. Gans, III, a founder and former director of HSA, entered into a cable affiliate agreement under which Gans Multimedia granted us the exclusive right to provide the customers of three cable systems owned by Gans Multimedia with high speed Internet access. The agreement has a five year term and provides that Gans Multimedia will receive 25% of the gross revenues we receive under the agreement. During 1998, we paid Gans Multimedia $76,116 under the agreement.

     In April 1998, we borrowed $650,000 from Gans Multimedia. The note bears interest at the rate of 7% per annum. We repaid $150,000 of the principal in December 1998 and the remaining $500,000 balance matures on April 1, 2001. The loan is secured by various operating assets we own in St. Mary's County, Maryland.

     In October 1998, Broadband Solutions II, LLC lent us $1 million, pursuant to a 12% promissory note. Broadband exchanged the note for 400,000 shares of our Series B convertible preferred stock and $10,750 in cash, representing accrued and unpaid interest under the note, in November 1998.

     In March 1999, we formed Darwin Networks, Inc. a wholly-owned subsidiary, and transferred to Darwin all of the assets used in our digital subscriber line technology division in exchange for 4 million shares of Darwin common stock. We subsequently distributed the 4 million shares of Darwin common stock to our stockholders. In the distribution, Vulcan received 2,166,667 shares, Broadband Solutions, LLC received 488,125 shares, Broadband Solutions II, LLC received 423,042 shares, OPM Services received 55,555 shares, the Colorado Limited Partnership received 111,111 shares, the Gibbs Family Limited Partnership received 166,667 shares and the Pitcock Family Limited Partnership received 163,333 shares. As of March 31, 1999, the date of the distribution to stockholders, the outstanding shares of Darwin common stock were valued at approximately $0.24 per share. The distribution of the Darwin shares to our existing stockholders resulted in a $549,000 reduction in our net operating loss carryforward.

     In connection with the transaction, we agreed to provide Darwin various financial, accounting and other professional staff services and will be compensated for our costs at fair market value. The services agreement is for an initial six month term, and may be terminated on 30 days notice by us or Darwin. We also entered into an agreement with Darwin under which Darwin agreed to provide us the deployment of digital subscriber line technology in our systems, as needed and requested by us from time to time, at negotiated rates. We also agreed to loan Darwin up to $500,000 for working capital pursuant to a six month unsecured revolving credit note bearing interest at the prime rate. The note is payable by Darwin on September 15, 1999. In connection with the note, Darwin issued us a warrant to purchase 1 million shares of Darwin common stock at an exercise price of $5.00 per share. The warrant is exercisable for a period commencing on March 15, 1999 and ending on the earlier of March 15, 2004 or the completion of an initial public offering by Darwin. Four of our directors, David
A. Jones, Jr., Michael E. Gellert, Robert S. Saunders and William D. Savoy, are also directors of Darwin. David F. Gibbs, a current stockholder and former officer of HSA, is the President of Darwin.

     For information regarding the grant of stock options to executive officers and directors, see "Management--Compensation of Directors," "--Stock Option Plans" and "Principal Stockholders."


     We believe that the above transactions were entered into on terms no more favorable than they would have been had they been entered into with unrelated third parties.

                             PRINCIPAL STOCKHOLDERS

     The following table sets forth certain information as of April 29, 1999 with respect to the beneficial ownership of our common stock by:

     - each person known by us to own beneficially more than five percent, in the aggregate, of the outstanding shares of our common stock,

     - our directors and each individual who served as our Chief Executive Officer during 1998, and

     - all executive officers and directors as a group.

Share ownership in each case includes shares issuable upon exercise of outstanding options and warrants that are exercisable within 60 days of April 29, 1999 as described in the footnotes below, but does not include shares of common stock we will issue in payment of accrued and unpaid dividends on the outstanding shares of convertible preferred stock upon its conversion to common stock. Percentages of ownership are calculated pursuant to SEC Rule 13-(d)(1). The number of shares outstanding after the offering assumes a price to public of $12.00 per share. The Percent of Ownership after the offering reflects the distribution of all shares of common stock held by Broadband Solutions, LLC to its members.


                                                                               PERCENT OF OWNERSHIP
                                              NUMBER OF SHARES           ---------------------------------
             BENEFICIAL OWNER                BENEFICIALLY OWNED          BEFORE OFFERING    AFTER OFFERING
             ----------------                ------------------          ---------------    --------------
Vulcan Ventures, Incorporated..............      20,172,971(1)                54.2%              38.8%
  110 110th Avenue, N.E.
  Bellevue, WA 98004
Irving W. Bailey, II.......................      10,877,125(2)(3)(4)          29.2%               3.0%
  205 Worth Avenue
  Suite 201
  Palm Beach, FL 33480
Michael E. Gellert.........................      10,877,125(2)(3)(5)          29.2%               3.0%
  122 E. 42nd Street
  49th Floor
  New York, NY 10168-0137
David A. Jones, Jr. .......................      10,877,125(2)(3)(6)          29.2%               8.0%
  1850 National City Tower
  101 South Fifth Street
  Louisville, KY 40202
Robert S. Saunders.........................      10,877,125(2)(3)(7)          29.2%             *
  1850 National City Tower
  101 South Fifth Street
  Louisville, KY 40202
Robert J. Gellert..........................      10,850,000(2)(8)             29.2%               3.0%
  122 E. 42nd Street
  34th Floor
  New York, NY 10168-0127
J. David Grissom...........................      10,850,000(2)(9)             29.2%               2.0%
  Suite 2510
  400 West Market Street
  Louisville, KY 40202
Broadband Solutions, LLC...................      10,850,000(2)                29.2%             *
  1850 National City Tower
  101 South Fifth Street
  Louisville, KY 40202

                                                                               PERCENT OF OWNERSHIP
                                              NUMBER OF SHARES           ---------------------------------
             BENEFICIAL OWNER                BENEFICIALLY OWNED          BEFORE OFFERING    AFTER OFFERING
             ----------------                ------------------          ---------------    --------------
River Cities Capital Fund Limited
  Partnership..............................       2,376,150(10)                6.4%               4.6%
  Suite 2250
  221 East 4th Street
  Cincinnati, OH 45202
W. Kent Oyler, III.........................       1,550,000(11)                4.2%               3.0%
Ron Pitcock, Sr. ..........................       1,519,775(12)                4.1%               3.0%
Jerald L. Kent.............................          27,125(2)(3)            *                  *
William D. Savoy...........................      20,200,096(1)(3)(13)         54.2%              38.9%
Stephen E. Silva...........................          27,125(13)              *                  *
All executive officers and directors as a
  group (14 persons).......................      34,487,996(14)               91.7%              59.4%


---------------

  * Represents beneficial ownership of less than one percent of the outstanding shares of our common stock.

 (1) Includes 20,150,000 shares of common stock to be issued upon automatic conversion of all shares of preferred stock owned by Vulcan, and 22,971 shares of common stock issuable upon the exercise of warrants held by Charter Communications, an affiliate of Vulcan. In addition, Charter holds warrants to purchase up to an additional 7,727,029 shares of common stock. Paul Allen owns 100% of the outstanding shares of Vulcan.


 (2) Includes 10,850,000 shares of common stock to be issued upon automatic conversion of all shares of preferred stock over which Broadband Solutions has sole voting power pursuant to irrevocable proxies until completion of this offering, including 1,550,510 shares held by IWB Investments, LP, 1,550,510 shares held by Windcrest Partners, 4,133,661 shares held by JG Funding, LLC, 115,044 shares held by Saunders Capital Group, LLC, 91,484 shares held by Saunders Capital Group Profit Sharing Plan, 1,032,641 shares held by J. David Grissom and 2,376,150 shares held by RiverCities Capital Fund Limited Partnership.



 (3) Includes 27,125 shares of common stock issuable upon the exercise of stock options granted to each of Irving W. Bailey, II, Michael E. Gellert, David
     A. Jones, Jr., Robert S. Saunders, Jerald L. Kent, William D. Savoy and Stephen E. Silva.



 (4) Mr. Bailey is a manager of Broadband, and IWB Investments, LP is a member of Broadband. Mr. Bailey is the president and principal shareholder of IWB Investments, Inc., the general partner of IWB Investments, LP, and will have sole voting and investment power over the shares held by IWB Investments after the offering.



 (5) Mr. Gellert is a manager of Broadband, and Windcrest Partners is a member of Broadband. Mr. Gellert will share voting and investment power over the shares held by Windcrest Partners after the offering.



 (6) Mr. Jones is a manager of Broadband, and JG Funding is a member of Broadband. Chrysalis Ventures, LLC, of which Mr. Jones is the Chairman and principal shareholder, will have sole voting and investment power with respect to the shares held by JG Funding, LLC after the offering.



 (7) Mr. Saunders is a manager of Broadband, and each of Saunders Capital Group and Saunders Capital Group Profit Sharing Plan is a member of Broadband. Mr. Saunders will have sole voting and investment power over the shares held by Saunders Capital Group and Saunders Capital Group Profit Sharing Plan after the offering.



 (8) Mr. Gellert is a general partner of Windcrest Partners and will share voting and investment power over the shares held by Windcrest Partners after the offering.



 (9) Mr. Grissom is a manager and member of Broadband. Mr. Grissom will have sole voting and investment power over the 1,032,641 shares held by him after the offering.


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


(10) Consists of common stock to be issued upon automatic conversion of all shares of preferred stock owned by River Cities Capital Fund Limited Partnership. River Cities has granted Broadband an irrevocable proxy with respect to such shares, which will expire upon completion of the offering. Glen Mayfield and Edward T. Robinson are the principals and owners of Mayson, Inc., which is the general partner of River Cities Management, Inc., the general partner of River Cities Capital Fund Limited Partnership. The address of Mr. Mayfield and Mr. Robinson is Suite 2250, 221 East Fourth Street, Cincinnati, OH 45202.



(11) Consists of 516,666 shares held of record by OPM Services, Inc. and 1,033,334 shares held of record by the Colorado Limited Partnership, both of which Mr. Oyler controls.



(12) Consists of 1,519,000 shares held of record by the Pitcock Family Limited Partnership, which Mr. Pitcock controls, and 775 shares of common stock issuable upon the exercise of stock options held by Mr. Pitcock's spouse which will become exercisable upon completion of this offering.



(13) Mr. Savoy is the Vice President of Vulcan. Mr. Savoy disclaims beneficial ownership of shares held by Vulcan, and Vulcan disclaims beneficial ownership of shares owned by Mr. Savoy.



(14) Includes 189,875 shares of common stock issuable upon the exercise of stock options, 205,375 shares of common stock issuable upon the exercise of stock options which will become exercisable upon completion of this offering, and 22,971 shares of common stock issuable upon the exercise of warrants.


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                           DESCRIPTION OF SECURITIES

     At the closing of the offering our authorized capital stock will consist of 400 million shares of common stock, par value $.01 per share, 100 million shares of Class A common stock, par value $.01 per share, and 10 million shares of preferred stock, par value $.01 per share. We are a Delaware corporation, subject to the Delaware General Corporation Law.

COMMON STOCK

     Holders of our common stock are entitled to receive, as, when and if declared by the board of directors from time to time, such dividends and other distributions in cash, stock or property from our assets or funds legally available for such purposes subject to the rights of any preferred stock that may be authorized. Holders of common stock are entitled to one vote for each share held of record on all matters on which shareholders may vote.

     There are no preemptive, conversion, redemption or sinking fund provisions applicable to the common stock. All outstanding shares of common stock are fully paid and nonassessable. In the event of our liquidation, dissolution or winding up, holders of common stock are entitled to share ratably in the assets available for distribution, subject to the rights of any preferred stock that may be authorized.

CLASS A COMMON STOCK


     Our board of directors, without further action by the stockholders, is authorized to issue an aggregate of 100 million shares of Class A common stock. Upon completion of this offering, no shares of Class A common stock will be outstanding and we have no plans to issue any Class A common stock. Our board of directors may, by resolution of 66 2/3% of the directors then in office, without stockholder approval, issue Class A common stock in one or more series and fix the designations, powers, preferences and rights of the shares, provided that any series of Class A common stock issued will either be nonvoting or will have voting rights junior to the common stock and will be pari passu with the common stock upon liquidation. Issuances of Class A common stock could have the effect of making it more difficult for a third party to acquire, or could discourage or delay a third party from acquiring, a majority of our outstanding stock.


PREFERRED STOCK


     Our board of directors, without further action by the stockholders, is authorized to issue an aggregate of 10 million shares of preferred stock. Upon completion of this offering, no shares of preferred stock will be outstanding and we have no plans to issue a new series of preferred stock. Our board of directors may, by resolution of 66 2/3% of the directors then in office, without stockholder approval, issue preferred stock with dividend rates, redemption prices, preferences on liquidation or dissolution, conversion rights, voting rights and any other preferences, which rights and preferences could adversely affect the voting power of the holders of common stock. Issuances of preferred stock, while providing desirable flexibility in connection with possible acquisitions or other corporate purposes, could have the effect of making it more difficult for a third party to acquire, or could discourage or delay a third party from acquiring, a majority of our outstanding stock.


OPTIONS

     Options to purchase a total of 3.1 million shares of common stock may be granted under the 1999 stock option plan and options to purchase 465,000 shares of common stock may be granted under the 1999 non-employee directors stock option plan. There are outstanding options to purchase a total of 257,375 shares of common stock under these plans and 839,325 shares of common stock under the 1998 stock option plan. Of the total options outstanding, options to purchase 1,029,200 shares will be exercisable upon the closing of this offering. In addition, we intend to issue options to purchase 465,065 shares of common stock under the 1999 stock option plan at an exercise price equal to the initial public offering price per share contemporaneously with this offering. Any shares issued upon exercise of these options will be immediately available for sale in the public market 90 days after the date of this prospectus or upon our filing of a registration statement after the offering relating to our stock option plans, subject to the

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

terms of lock-up agreements entered into between certain of our optionholders and the underwriters. See "Management--Stock Option Plans" and "Shares Eligible for Future Sale."

WARRANTS

     We are a party to certain warrant agreements that will under certain circumstances entitle Charter to purchase 7.75 million shares of common stock at a purchase price of $3.23 per share. The warrants are exercisable on the basis of 1.55 shares of common stock for each home passed in a Charter cable system in excess of 750,000 homes passed with respect to which we are retained to provide high speed Internet access services. The warrants will be forfeited as to 3.9 million shares if they do not become exercisable on or before July 31, 2001, and as to 3.9 million shares if they do not become exercisable on or before July 31, 2003. The warrants may be forfeited in certain other circumstances, generally if the number of homes passed in a committed system is reduced. As of April 29, 1999, Charter had earned warrants to purchase 22,971 shares. The exercise price and the number of shares of common stock that may be issued under the warrants are subject to adjustment upon the occurrence of certain events, including certain issuances of capital stock, rights, options, warrants or other securities; stock splits; stock dividends; reorganizations; reclassifications; consolidations or mergers. All shares of common stock issuable upon exercise of all warrants have certain registration rights. See "Description of Capital Stock--Registration Rights".

     We have also issued a warrant to Microsoft to purchase 250,000 shares of common stock at 125% of the initial public offering price, exercisable until May 2004. The warrant provides Microsoft the right to purchase one additional share of our common stock for each additional 10 homes passed above 2.5 million homes Comcast commits to us by May 1, 2002.

     In March 1999, we issued warrants to purchase 20,150 shares of our common stock at a purchase price of $6.45 per share in connection with our acquisition of the assets of Atlanta Online InterNet, Inc.

OTHER EQUITY-BASED AGREEMENTS

     From time to time in connection with the negotiation of material agreements, we may use equity-based arrangements, including warrants to purchase shares of common stock, as an incentive for a strategic partner to enter into an agreement with us.

REGISTRATION RIGHTS

     We have entered into registration rights agreements with certain of our stockholders. After the completion of this offering, the holders of 31 million shares of common stock issuable upon the conversion of all of the outstanding preferred stock, and warrants to purchase an additional 7.75 million shares of common stock, will be entitled to certain demand registration rights with respect to the registration of their registrable securities under the Securities Act. The holders of 25% or more of the registrable securities are entitled to demand that we register their registrable securities under the Securities Act. We are not required to effect more than two registrations pursuant to these demand registration rights. These holders are also entitled to require us to include their registrable securities in future registration statements that we may file. In addition, after the completion of the offering, the holders of 3.1 million shares of common stock may demand that we register up to 20% of their shares under the Securities Act. We are not required to effect more than one registration pursuant to this demand registration right. In addition, these holders may require us to include their shares in future registration statements that we may file. These registration rights are subject to various conditions and limitations, including the right of the underwriters of an offering to limit the number of registrable securities that may be included in the offering. In addition, holders of all of these shares will be restricted from exercising their demand rights until 180 days after the date of this prospectus. We are generally required to bear all of the expenses of these registrations, except underwriting discounts and selling commissions. Registration of any of the registrable securities held by security holders with registration rights will result in shares becoming freely tradable without restriction under the Securities Act immediately upon the effectiveness of such registration.

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

DELAWARE BUSINESS COMBINATION STATUTE

     Section 203 of the Delaware General Corporation Law generally prohibits a publicly-held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the interested stockholder attained such status with the approval of the board of directors or unless the business combination is approved in a prescribed manner. A "business combination" includes mergers, asset sales and other transactions resulting in a financial benefit to the interested stockholder. Subject to certain exceptions, an "interested stockholder" is a person who, together with affiliates and associates, owns, or within three years did own, fifteen percent (15%) or more of the corporation's outstanding voting stock. This statute could prohibit or delay a change in control of our company and could discourage potential acquisition proposals.

BOARD OF DIRECTORS VACANCIES

     Our bylaws authorize the board of directors to fill vacant directorships or increase the size of the board of directors. This may deter a stockholder from attempting to remove incumbent directors and simultaneously gaining control of our board of directors by filling the vacancies created with its own nominees.

STOCKHOLDER ACTION BY WRITTEN CONSENT; SPECIAL MEETINGS

     Our amended and restated certificate of incorporation provides that stockholders may not take action by written consent, but only at duly called annual or special meetings of stockholders. The certificate further provides that special meetings of our stockholders may be called only by the board of directors, or by our chairman.

CLASSIFIED BOARD OF DIRECTORS

     Our amended and restated certificate of incorporation divides our board of directors into three classes, with regular three-year staggered terms and initial terms of one year for the class I directors, two years for the class II directors and three years for the class III directors. This could prevent a party who acquires control of a majority of our outstanding voting stock from obtaining control of the board of directors.

     Our stockholders do not have the right to cumulative voting in the election of directors.

ADVANCE NOTICE REQUIREMENTS FOR STOCKHOLDER PROPOSALS AND DIRECTOR NOMINATIONS

     Our bylaws provide that stockholders seeking to bring business before an annual meeting of stockholders, or to nominate candidates for election as directors at an annual meeting of stockholders, must provide advance notice to us in writing. These provisions may preclude stockholders from bringing matters before or from making nominations for directors at an annual meeting of stockholders.

AUTHORIZED BUT UNISSUED SHARES

     The ability of the board of directors to establish the rights of, and to issue, substantial amounts of preferred stock without the need for shareholder approval, may have the effect of discouraging, delaying or preventing a change in control. Such preferred stock, among other things, may be used to create voting impediments with respect to any changes in control or to dilute the stock ownership of holders of common stock seeking to obtain control.

AMENDMENTS TO OUR CERTIFICATE AND BYLAWS

     Under Delaware law, the affirmative vote of a majority of the shares entitled to vote on any matter is required to amend a corporation's certificate of incorporation or bylaws.

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

LIMITATION OF LIABILITY

     Our amended and restated certificate of incorporation provides that none of our directors will be personally liable to us or our stockholders for monetary damages for any breach of fiduciary duty as a director except for liability for breach of the director's duty of loyalty to us or our stockholders, for acts or omissions which are not in good faith or which involve intentional misconduct or knowing violations of law, for actions leading to improper personal benefit to the director, and for the payment of dividends or approval of stock repurchases or redemptions that are prohibited by Delaware law. This provision does not affect the directors' responsibilities under any other laws, such as the federal securities laws or state or federal environmental laws.

INDEMNIFICATION

     Section 145 of the Delaware corporate laws provide for the power to indemnify any directors and officers and to purchase insurance with respect to liability arising out of their capacity or status as directors and officers. The indemnification provisions are not exclusive of any other rights to which the directors and officers may be entitled under the corporation's bylaws, any agreement, a vote of stockholders or otherwise.

     Our amended and restated certificate of incorporation provides a right to indemnification to the maximum extent permitted by Delaware law to any person who was or is a party or is threatened to be made a party to or becomes involved in any action, suit or proceeding (whether civil, criminal, administrative or investigative) by reason of the fact that such person is or was our director or officer, or is or was serving at our request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, against expenses (including attorney's fees), judgments, fines and amounts paid in settlement reasonably incurred by such person in connection with such action, suit or proceeding. The certificate of incorporation provides for the advancement of expenses incurred by any of our directors, officers or other employees in the defense of any such actions, suits or proceedings, so long as any director, officer or employee engaged in such a defense is not later found ineligible for indemnification. The certificate of incorporation also permits us to secure insurance on behalf of any officer, director, employee or other agent for any liability arising out of his or her actions, regardless of whether Delaware law would permit indemnification.

     We have entered into agreements to indemnify our executive officers and directors, in addition to the indemnification provided for in our certificate of incorporation. We believe that these provisions and agreements are necessary to attract and retain qualified directors and executive officers. We maintain liability insurance to provide directors and officers with insurance coverage for losses arising from claims based on breaches of duty, negligence, error and other wrongful acts.

     At present, there is no pending litigation or proceeding, and we are not aware of any threatened litigation or proceeding, that may result in a claim for such indemnification involving any director, officer, employee or agent as to which indemnification will be required or permitted under the certificate of incorporation.

TRANSFER AGENT AND REGISTRAR

     The transfer agent and registrar for the common stock is American Securities Transfer & Trust, Inc., Denver, Colorado.

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                        UNITED STATES FEDERAL INCOME TAX
                        CONSEQUENCES TO NON-U.S. HOLDERS

     The following is a general discussion of certain U.S. federal income and estate tax consequences of the ownership and disposition of common stock applicable to Non-U.S. Holders of common stock who acquire and own it as a capital asset within the meaning of section 1221 of the Internal Revenue Code. A "Non-U.S. Holder" is any person other than

     - a citizen or resident of the United States,

     - a corporation or partnership created or organized in the United States or under the laws of the United States or of any state, or

     - an estate whose income is includable in gross income for United States federal income tax purposes regardless of its source, or

     - a trust if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust.

     For purposes of the withholding tax on dividends discussed below, a non-resident fiduciary of an estate or trust will be considered a Non-U.S. Holder. An individual may, subject to certain exceptions, be deemed to be a resident alien (as opposed to a non-resident alien) by virtue of being present in the United States on at least 31 days in the calendar and for an aggregate of at least 183 days during a three-year period in the current calendar year (counting for these purposes all of the days present in the current year, one-third of the days present in the immediately preceding year, and one-sixth of the days present in the second succeeding year). Resident aliens are subject to U.S. federal tax as if they were U.S. citizens and, thus, are not Non-U.S. Holders for purposes of this discussion.

     This discussion does not consider specific facts and circumstances that may be relevant to a particular Non-U.S. Holder's tax position, including the fact that in the case of a Non-U.S. Holder that is a partnership, the U.S. tax consequences of holding and disposing of shares of common stock may be affected by certain determinations made at the partner level, and does not consider U.S. state and local or non-U.S. tax consequences. Further, it does not consider Non-U.S. Holders subject to special tax treatment under the federal income tax laws, including banks and insurance companies, dealers in securities, and holders of securities held as part of a "straddle," "hedge" or "conversion transaction". In addition, persons that hold the common stock through "hybrid entities" may be subject to special rules and may not be entitled to the benefits of a U.S. income tax treaty. The following discussion is based on provisions of the Internal Revenue Code and administrative and judicial interpretations as of the date hereof, all of which are subject to change, possibly on a retroactive basis, any change could affect the continuing validity of this discussion. THE FOLLOWING SUMMARY IS INCLUDED HEREIN FOR GENERAL INFORMATION. ACCORDINGLY, IF YOU ARE A NON-U.S. HOLDER, WE URGE YOU TO CONSULT A TAX ADVISOR WITH RESPECT TO THE UNITED STATES FEDERAL TAX CONSEQUENCES OF HOLDING AND DISPOSING OF OUR COMMON STOCK, AS WELL AS ANY TAX CONSEQUENCES THAT MAY ARISE UNDER THE LAWS OF ANY U.S. STATE, LOCAL OR OTHER NON-U.S. TAXING JURISDICTION.

     Dividends. In general, assuming we have, and to the extent of, tax earnings and profits at the time of any dividends, dividends paid to a Non-U.S. Holder will be subject to withholding of U.S. federal income tax at a 30% rate unless this rate is reduced by an applicable income tax treaty. Dividends that are effectively connected with the holder's conduct of a trade or business in the United States, or, if a tax treaty applies, attributable to a permanent establishment or in the case of an individual a "fixed base," in the United States ("U.S. trade or business income") are generally subject to U.S. federal income tax at regular rates and are not generally subject to withholding if the Non-U.S. Holder files the appropriate form with the payor. Any U.S. trade or business income received by a non U.S. corporation may also, under certain circumstances, be subject to an additional "branch profits tax" at a 30% rate, or any lower rate that may be applicable under an income tax treaty.

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

     Under current law, dividends paid to an address in a foreign country are presumed, absent actual knowledge to the contrary, to be paid to a resident of that country for purposes of the withholding discussed above, and under the current interpretation of U.S. Treasury regulations, for purposes of determining the applicability of a tax treaty rate. Under final U.S. Treasury regulations, effective January 1, 2000, however, a Non-U.S. Holder of common stock who wishes to claim the benefit of an applicable treaty rate would be required to satisfy applicable certification and other requirements, which would include the requirements that the Non-U.S. Holder file a Form W-8 which contains the holder's name and address.

     A Non-U.S. Holder of common stock that is eligible for a reduced rate of U.S. withholding tax pursuant to an income tax treaty may obtain a refund of any excess amounts currently withheld by filing an appropriate claim for a refund with the U.S. Internal Revenue Service.

     Disposition of Common Stock. Except as described below, a Non-U.S. Holder generally will not be subject to U.S. federal income tax in respect of gain recognized on a disposition of common stock provided that

     - the gain is not U.S. trade or business income,

     - the Non-U.S. Holder is not an individual who is present in the United States for 183 or more days in the taxable year of the disposition and who meets certain other requirements,

     - the Non-U.S. Holder is not subject to tax pursuant to the provisions of U.S. tax law applicable to certain United States expatriates, and

     - the Company has not been and does not become a "United States real property holding corporation" for U.S. federal income tax purposes.

     The Company believes that it has not been, is not currently, and is not likely to become, a United States real property holding corporation. However, no assurance can be given that the Company will not be a United States real property corporation when a Non-U.S. Holder sells its shares of common stock.

     Federal Estate Taxes. In general, an individual who is a Non U.S. Holder for U.S. estate tax purposes will incur liability for U.S. federal estate tax if the fair market value of property included in the individual's taxable estate for U.S. federal estate tax purposes exceeds the statutory threshold amount. For these purposes, common stock owned, or treated as owned, by an individual who is a Non-U.S. Holder at the time of death will be included in the individual's gross estate for U.S. federal tax purposes, unless an applicable estate tax treaty provides otherwise.

     U.S. Information Reporting Requirements and Backup Withholding Tax. We are required to report annually to the Internal Revenue Service and to each Non-U.S. Holder the amount of dividends paid to, and the tax withheld with respect to, each Non-U.S. Holder. These reporting requirements apply regardless of whether withholding was reduced or eliminated by an applicable tax treaty. Copies of these information returns may also be made available under the provisions of a specific treaty or agreement to the tax authorities in the country in which the Non-U.S. Holder resides. Under current regulations, the United States backup withholding tax, which generally is a withholding tax imposed at the rate of 31% on certain payments to persons that fail to furnish the information reporting requirements, will generally not apply to dividends paid on the common stock to a Non-U.S. Holder at an address outside the United States. Under final Treasury regulations, effective January 1, 2000, a Non-U.S. Holder generally would not be subject to backup withholding at a 31% rate if the beneficial owner certifies to that owner's foreign status on a valid Form W-8.

     Non-U.S. Holders will not be subject to information reporting or backup withholding with respect to the payment of proceeds from the disposition of common stock effected by a foreign office of a foreign broker provided however that if the broker is a U.S. person or a "U.S. related person," information reporting but not backup holding would not apply unless the broker receives a statement from the owner, signed under penalties of perjury, certifying its foreign status or otherwise establishing an exemption or the

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

broker has documentary evidence in its files as to the Non-U.S. Holder's foreign status and the broker has no actual knowledge to the contrary. For this purpose, a "U.S. related person" is

     - a "controlled foreign corporation" for U.S. federal income tax purposes,

     - a foreign person 50% or more of whose gross income from all sources for the three-year period ending with the close of its taxable year preceding the payment (or for the part of the period that the broker has been in existence) is derived from activities that are effectively connected with the conduct of a U.S. trade or business,

     - a foreign partnership that is either engaged in a U.S. trade or business or in which U.S. persons hold more than 50% of the income or capital interest, or

     - certain U.S. branches of foreign banks or insurance companies.

     Non-U.S. Holders will be subject to information reporting and backup withholding at a rate of 31% with respect to the payment of proceeds from the disposition of common stock effected by to or through the United States office of a broker, U.S. or foreign, unless the Non-U.S. Holder certifies as to its foreign status under penalties of perjury or otherwise establishes an exemption.

     Any amounts withheld under the backup withholding rules from a payment to a Non-U.S. Holder will be allowed as a credit against the Non-U.S. Holder's U.S. federal income tax, and any amounts withheld in excess of the Non-U.S. Holder's federal income tax liability will be refunded, provided that the required information is furnished to the Internal Revenue Service.

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                        SHARES ELIGIBLE FOR FUTURE SALE

     Sales of substantial amounts of common stock in the public market following the offering could adversely affect the market price of the common stock and could impair our ability to raise capital.

     Of the 51.9 million shares of common stock outstanding after the offering (assuming no exercise of the underwriters' over-allotment option and no exercise of outstanding options or warrants), the 13 million shares sold in the offering and the 1.7 million shares to be sold to Cisco, Com21 and Microsoft will be freely tradable in the public market, unless such shares are held by "affiliates" as that term is defined in Rule 144 under the Securities Act, and subject to the terms of certain lockup agreements entered into between certain stockholders and the underwriters. For purposes of Rule 144, an "affiliate" of an issuer is a person that, directly or indirectly, through one or more intermediaries, controls, or is controlled by or is under common control with, such issuer. The remaining 37.2 million shares of common stock are "restricted securities" as defined under Rule 144. Restricted securities may be sold in the public market only if registered or upon the expiration of certain holding periods under Rule 144, subject to the volume, manner of sale and other limitations of Rule 144.

     In general, under Rule 144, as currently in effect, a person (or persons whose shares are required to be aggregated), including an affiliate, who has beneficially owned shares for at least one year is entitled to sell, within any three-month period commencing 90 days after the date of the completion of the offering, a number of shares that does not exceed the greater of (i) 1% of the then outstanding shares of common stock (approximately 519,000 shares immediately after the offering) or (ii) the average weekly trading volume in the common stock during the four calendar weeks preceding the date on which notice of such sale is filed. In addition, a person who is not an affiliate at any time during the 90 days preceding a sale and who has beneficially owned the shares proposed to be sold for at least two years is entitled to sell all those shares under Rule 144(k) without regard to the volume limitations, manner of sale provisions or public information requirements. To the extent that shares are acquired from one of our affiliates in a privately negotiated transaction, the holding period under Rule 144 of the person acquiring the shares being sold by our affiliate commences on the date of transfer from the affiliate.

     As of the date of this prospectus, options to purchase a total of 1,096,700 shares of common stock are outstanding under our stock option plans, 1,029,200 of which will be exercisable upon completion of the offering and warrants to purchase a total of 8.1 million shares of common stock are outstanding. In addition, we intend to issue options to purchase 465,065 shares of common stock under the 1999 stock option plan at an exercise price equal to the initial public offering price per share contemporaneously with the completion of this offering. See "Management--Compensation of Directors" and "--Stock Option Plans."

     We and our directors, officers, substantially all current stockholders, holding an aggregate of 37.2 million shares of common stock and warrants to purchase up to 7.75 million shares of common stock, and Cisco, Com21 and Microsoft have agreed not to offer to sell, sell or otherwise dispose of, directly or indirectly, any shares of common stock during the 180-day period following the date of the prospectus without the prior written consent of Lehman Brothers, except that the holders of 5.5 million shares may transfer these shares by gift provided that the donee signs a similar lock up agreement, and we may issue, and grant options to purchase, shares of common stock under our option plans. In addition, we may issue shares of common stock in connection with any acquisition of another company if the terms of such issuance provide that such common stock will not be resold prior to the expiration of the 180-day period referenced in the preceding sentence.

     Following the offering, holders of 34.1 million shares of our outstanding common stock and holders of warrants to purchase up to 7.75 million shares of common stock will have demand registration rights with respect to their shares of common stock (subject to the 180-day lock-up arrangement described above), under certain circumstances and conditions, to require us to register their shares of common stock under the Securities Act, and rights to participate in any future registration of securities by us. If those holders, by exercising their registration rights, cause a large number of shares to be registered and sold in the public market, such sales could have an adverse effect on the market price for the common stock. Holders of registrable securities have agreed to be subject to a lock-up period of not more than 180 days following the date of this prospectus. See "Description of Securities--Registration Rights."

                                  UNDERWRITING

     Under the underwriting agreement, which is filed as an exhibit to the registration statement relating to this prospectus, each of the underwriters named below, for whom Lehman Brothers Inc., J.P. Morgan Securities Inc., Banc of America Securities LLC and CIBC World Markets are acting as representatives, has agreed to purchase from us the respective number of shares of common stock shown opposite its name below:

                                                               NUMBER OF SHARES OF
                        UNDERWRITERS                              COMMON STOCK
                        ------------                           -------------------
Lehman Brothers Inc. .......................................
J.P. Morgan Securities Inc. ................................
Banc of America Securities LLC..............................
CIBC World Markets Corp. ...................................

                                                                   -----------
          Total.............................................        13,000,000
                                                                   ===========

     The underwriting agreement provides that the underwriters' obligations to purchase shares of common stock are subject to certain conditions, and that if any of the foregoing shares of common stock are purchased by the underwriters pursuant to an underwriting agreement, all of the shares of common stock that the underwriters have agreed to purchase pursuant to the underwriting agreement must be so purchased.

     The representatives have advised us that the underwriters propose to offer the shares of common stock directly to the public at the public offering price set forth on the cover page of this prospectus, and to certain selected dealers, who may include the underwriters, at such public offering price less a selling
concession not in excess of $     per share. The underwriters may allow, and the
selected dealers may reallow, a concession not in excess of $     per share to
certain brokers and dealers. After the offering, the underwriters may change the offering price and other selling terms.

     The following table summarizes the compensation and estimated expenses we will pay.

                                                                                  TOTAL
                                                                     --------------------------------
                                                                        WITHOUT             WITH
                                                        PER SHARE    OVER-ALLOTMENT    OVER-ALLOTMENT
                                                        ---------    --------------    --------------
Underwriting discounts and commissions paid by us.....    $            $                 $
Expenses payable by us................................    $            $                 $

     We have granted to the underwriters an option to purchase up to an aggregate of 1,950,000 additional shares of common stock, exercisable solely to cover over-allotments, if any, at the public offering price less the underwriting discounts and commissions shown on the cover page of this prospectus. Such option may be exercised at any time, and from time to time, until 30 days after the date of the underwriting agreement. To the extent that the underwriters exercise this option, each underwriter will be committed, subject to certain conditions, to purchase a number of additional shares of common stock proportionate to such underwriter's initial commitment, as indicated in the preceding table, and we will be obligated, under such over-allotment option, to sell such shares of common stock to the underwriters.

     We and our directors, officers, and substantially all current stockholders, holding an aggregate of 34.1 million shares of common stock and warrants to purchase 7.75 million shares of common stock, and Cisco, Com21 and Microsoft have agreed not to offer to sell, sell or otherwise dispose of, directly or indirectly, any shares of common stock during the 180-day period following the date of the prospectus without the prior written consent of Lehman Brothers, except that the holders of 5.5 million shares may transfer these shares by gift provided that the donee signs a similar lock up agreement and we may issue, and grant options to purchase, shares of common stock under our option plans. In addition, we may issue shares of common stock in connection with any acquisition of another company if the terms of that issuance provide that the common stock will not be resold prior to the expiration of the 180-day period referenced in the preceding sentence. See "Risk Factors -- Investors may suffer substantial dilution from other transactions" and "Shares Eligible for Future Sale."

     Prior to the offering, there has been no public market for the shares of common stock. The initial public offering price will be negotiated between the representatives and us. In determining the initial public offering price of the common stock, the representatives will consider, among other things and in addition to prevailing market conditions, our historical performance and capital structure, estimates of our business potential and earning prospects, an overall assessment of our management and the consideration of the above factors in relating to market valuation of companies in related businesses.

     Application has been made to have the common stock approved for quotation on the Nasdaq National Market under the symbol "HSAC."

     We have agreed to indemnify the underwriters against liabilities related to the offering, including liabilities under the Securities Act, and to contribute, under defined circumstances, to payments that the underwriters may be required to make in respect thereof.

     Until the distribution of the common stock is completed, rules of the Securities and Exchange Commission may limit the ability of the underwriters and certain selling group members to bid for and purchase shares of common stock. As an exception to these rules, the representatives are permitted to engage in transactions that stabilize the price of common stock. These transactions may consist of bids or purchases for the purpose of pegging, fixing or maintaining the price of the common stock.

     If the underwriters create a short position in the common stock in connection with the offering (i.e., they sell more shares than are set forth on the cover page of this prospectus), the representatives may reduce that short position by purchasing common stock in the open market. The representatives also may elect to reduce any short position by exercising all or part of the over-allotment option described herein.

     The underwriters have informed us that they do not intend to confirm sales to discretionary accounts that exceed 5% of the total number of shares of common stock offered by them.

     The representatives also may impose a penalty bid on underwriters and selling group members. This means that if the representatives purchase shares of common stock in the open market to reduce the underwriters' short position or to stabilize the price of the common stock, they may reclaim the amount of the selling concession from the underwriters and selling group members who sold those shares as part of the offering.

     In general, purchases of a security for the purpose of stabilization or to reduce a syndicate short position could cause the price of the security to be higher than it might otherwise be in the absence of those purchases. The imposition of a penalty bid could have an effect on the price of a security to the extent that it were to discourage resales of the security by purchasers in an offering.

     Neither we nor any of the underwriters makes any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the common stock. In addition, neither we nor any of the underwriters makes any representation that the representatives will engage in these stabilizing transactions or that these transactions, once commenced, will not be discontinued without notice.

     Any offers in Canada will be made only pursuant to an exemption from the requirements to file a prospectus in the relevant province of Canada in which a sale is made.

     Purchasers of the shares of common stock offered in this prospectus may be required to pay stamp taxes and other charges under the laws and practices of the country of purchase, in addition to the offering price listed on the cover of this prospectus.

     At our request, the underwriters have reserved up to 7.5% of the common stock offered hereby for sale to certain of our employees, directors and friends at the initial public offering price set forth on the cover page of this prospectus. These persons must commit to purchase no later than the close of business on the day following the date of this prospectus. The number of shares available for sale to the general public will be reduced to the extent these persons purchase such reserved shares.

                                 LEGAL MATTERS

     The validity of the shares of common stock offered hereby will be passed upon for us by Brobeck, Phleger & Harrison LLP, Denver, Colorado. Certain legal matters in connection with the offering will be passed upon for the underwriters by Weil, Gotshal & Manges LLP, New York, New York.

                                    EXPERTS

     The financial statements of High Speed Access Corp. as of December 31, 1998 and for the period from April 3, 1998 through December 31, 1998; CATV.net, Inc. as of December 31, 1997 and April 2, 1998 and for the periods from March 12, 1997 through December 31, 1998 and January 1, 1998 through April 2, 1998; and High Speed Access Network, Inc. as of December 31, 1997 and April 3, 1998 and for the periods from July 21, 1997 through December 31, 1998 and January 1, 1998 through April 3, 1998, included in this prospectus, have been so included in reliance on the report of PricewaterhouseCoopers, LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

                             AVAILABLE INFORMATION

     We have filed with the Securities and Exchange Commission a Registration Statement on Form S-1, including the exhibits, schedules and amendments thereto, under the Securities Act with respect to the shares of common stock to be sold in the offering. This prospectus does not contain all the information set forth in the registration statement. For further information with respect to us and the shares of common stock to be sold in the offering, we refer you to the registration statement. Statements contained in this prospectus as to the contents of any contract, agreement or other document referred to are not necessarily complete, and in each instance reference is made to the copy of such contract, agreement or other document filed as an exhibit to the registration statement, each such statement being qualified in all respects by such reference.

     You may read and copy all or any portion of the registration statement or any other information we file at the Securities and Exchange Commission's public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. You can request copies of these documents, upon payment of a duplicating fee, by writing to the Securities and Exchange Commission. Please call the Securities and Exchange Commission at 1-800-SEC-0330 for further information on the operation of the public reference rooms. Our Securities and Exchange Commission filings, including the registration statement, are also available to you on the SEC's Web site (http://www.sec.gov).

     As a result of the offering, we will become subject to the information and reporting requirements of the Securities Exchange Act of 1934, as amended, and, in accordance therewith, will file periodic reports, proxy statements and other information with the Securities and Exchange Commission. Upon approval of the common stock for the quotation on the Nasdaq National Market, such reports, proxy and information statements and other information may also be inspected at the offices of Nasdaq Operations, 1735 K Street, N.W., Washington, D.C. 20006.

                            REPORTS TO STOCKHOLDERS

     We intend to furnish our stockholders annual reports containing audited financial statements and will make available copies of quarterly reports for the first three quarters of each year containing unaudited interim financial information.

                          GLOSSARY OF TECHNICAL TERMS

56 Kbps Equivalent to a single high-speed telephone service line, capable of transmitting one voice call or 56 Kbps of data.

Backbone Very high-capacity, long-distance lines that carry enormous amounts of Internet traffic and data from one regional network to another.

Bandwidth                    The number of bits of information which can move
                             over a communications medium in a given amount of time; the capacity of a telecommunications circuit/network to carry voice, data and video information. Typically measured in Kbps and Mbps.
                             Bandwidth from public networks is typically available to business and residential end-users in increments from 56 Kbps to T-3.

Broadband                    A transmission that has a bandwidth greater than
                             128 Kbps

Dial-up Line                 Communications circuit that is established by a
                             switched-circuit connection using the telephone network.

DOCSIS                       Data Over Cable Service Interface Specification.
                             Cable modem specification set by the MCNS partnership of North American cable operators.

DSL Digital Subscriber Line. Point-to-point public network access technologies that allow multiple forms of data, voice and video to be carried over twisted-pair copper wire on the local loop between a network service provider's central office and the customer site at limited distances.

Downstream                   The data path from service provider to customer.

End user The ultimate residential or business consumer of our services.

Exurban Markets/Areas        Cable systems with fewer than 100,000 homes passed.

Headend The central distribution point in a cable television system that typically serves tens of thousands to hundreds of thousands of homes via high-speed fiber-optic connections to the nodes, or coaxial cable connection to the homes.

Homes Passed                 The number of homes that potentially can be served
                             by a cable system.

ISDN Integrated Services Digital Network. An internationally accepted standard for voice, data and signaling that makes all transmission circuits end-to-end digital and defines a standard out-of-band signaling system.

Kbps                         Kilobits per second. Thousand bits per second.

Migrating Cable Systems      Cable systems that are in the process of upgrading
                             from one-way to two-way.

Mbps                         Megabits per second. Million bits per second.

MCNS Multimedia Cable Network System. Industry specification that defines the technical requirement for interoperability of high-speed cable modem and headend equipment.

Modem A device for transmitting information over an analog communications channel, such as a POTS telephone circuit.

Node A single local area distribution point that is connected via high-speed fiber-optic lines to a Headend. In a cable system, each town or city typically is divided into groups of approximately 500 homes which are connected to a single node.

Non-upgraded Cable System    A cable system that has not upgraded to two-way
                             capabilities.

POTS Plain old telephone service. Standard analog telephone service used by many telephone companies throughout the United States.

Router A device for interconnecting local area networks that have dissimilar operating protocols but which share a common network interconnection protocol. A router receives and transmits data packs between segments in a network or different networks.

Turnkey service              An outsourced service that enables a cable operator
                             to provide Internet access and ancillary services.

Upgraded Cable Systems       A cable system that has upgraded to two-way
                             capabilities.

Upstream The data path from the customer to the service provider.

                         INDEX TO FINANCIAL STATEMENTS

                                                              PAGE
                                                              -----
High Speed Access Corp. and Subsidiaries
  Report of Independent Accountants.........................    F-2
  Consolidated Balance Sheets at December 31, 1998 and March
     31, 1999 (unaudited)...................................    F-3
  Consolidated Statements of Operations for the period from
     April 3, 1998 (inception) through December 31, 1998 and
     the three months ended March 31, 1999 (unaudited)......    F-4
  Consolidated Statements of Changes in Stockholders'
     Deficit for the period from April 3, 1998 (inception)
     through December 31, 1998 and the three months ended
     March 31, 1999 (unaudited).............................    F-5
  Consolidated Statements of Cash Flows for the period from
     April 3, 1998 (inception) through December 31, 1998 and
     the three months ended March 31, 1999 (unaudited)......    F-6
  Notes to Consolidated Financial Statements................    F-7
CATV.net, Inc.
  Report of Independent Accountants.........................   F-24
  Balance Sheets at December 31, 1997 and April 2, 1998.....   F-25
  Statements of Operations for the period from March 12,
     1997 (inception) through December 31, 1997 and the
     period from January 1, 1998 through April 2, 1998......   F-26
  Statement of Changes in Stockholders' Deficit for the
     period from March 12, 1997 (inception) through December
     31, 1997 and the period from January 1, 1998 through
     April 2, 1998..........................................   F-27
  Statements of Cash Flows for the period March 12, 1997
     through December 31, 1997 and the period from January
     1, 1998 through April 2, 1998..........................   F-28
  Notes to Financial Statements.............................   F-29
High Speed Access Network, Inc.
  Report of Independent Accountants.........................   F-36
  Balance Sheets as of December 31, 1997 and April 3,
     1998...................................................   F-37
  Statements of Operations for the periods from July 21,
     1997 (inception) through December 31, 1997 and from
     January 1, 1998 through April 3, 1998..................   F-38
  Statement of Changes in Stockholders' Deficit for the
     periods from July 21, 1997 (inception) through December
     31, 1997 and from January 1, 1998 through April 3,
     1998...................................................   F-39
  Statements of Cash Flows for the periods from July 21,
     1997 (inception) through December 31, 1997 and from
     January 1, 1998 through April 3, 1998..................   F-40
  Notes to Financial Statements.............................   F-41
Unaudited Pro Forma Combined Statement of Operations
  High Speed Access Corp. and Subsidiaries
     Unaudited Pro Forma Combined Statement of Operations
      for the year ended December 31, 1998..................   F-46
     Notes to Unaudited Pro Forma Condensed Combined
      Financial Statements..................................   F-47

                       REPORT OF INDEPENDENT ACCOUNTANTS

Board of Directors
High Speed Access Corp.

     The recapitalization described in Note 14 to the consolidated financial statements has not been consummated at May 3, 1999. When it has been consummated, we will be in a position to furnish the following report:

          "In our opinion, the accompanying consolidated balance sheet and the related consolidated statement of operations, changes in stockholders' deficit and of cash flows present fairly, in all material respects, the consolidated financial position of High Speed Access Corp. and Subsidiaries at December 31, 1998 and the results of their operations and their cash flows for the period from April 3, 1998 (inception) through December 31, 1998, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for the opinion expressed above."

/s/ PRICEWATERHOUSECOOPERS LLP

Louisville, Kentucky
March 12, 1999
except as to the third paragraph of Note 8 and Note 14, for which the date is May 3, 1999

                    HIGH SPEED ACCESS CORP. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS
               (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)

                                     ASSETS

                                                                                              PRO FORMA
                                                                             THREE MONTHS   STOCKHOLDERS'
                                                                                ENDED          EQUITY
                                                              DECEMBER 31,    MARCH 31,       MARCH 31,
                                                                  1998           1999           1999
                                                              ------------   ------------   -------------
                                                                             (UNAUDITED)     (UNAUDITED)
Current assets:
  Cash and cash equivalents.................................   $  17,888      $   7,350
  Accounts receivable, net of allowance for doubtful
    accounts of $13 and $18, respectively...................          83            250
  Prepaid expenses and other assets.........................         123            284
                                                               ---------      ---------
        Total current assets................................      18,094          7,884
Property, equipment and improvements, net...................       5,807         10,824
Intangible assets, net......................................       3,603          3,718
Other assets................................................                        871
                                                               ---------      ---------
        Total assets........................................   $  27,504      $  23,297
                                                               =========      =========

LIABILITIES, MANDATORILY REDEEMABLE CONVERTIBLE
PREFERRED STOCK AND STOCKHOLDERS' DEFICIT

Current liabilities:
  Accounts payable..........................................   $   2,741      $   3,955
  Accrued compensation and related expenses.................         744          1,125
  Other current liabilities.................................         395          1,283
  Notes payable -- related parties, current portion.........           8              3
  Capital lease obligations, current portion................          44             59
                                                               ---------      ---------
        Total current liabilities...........................       3,932          6,425
                                                               ---------      ---------
Notes payable -- related parties............................         530            529
Capital lease obligations...................................         219            277
                                                               ---------      ---------
        Total liabilities...................................       4,681          7,231
                                                               ---------      ---------

Commitments and contingencies
Mandatorily redeemable convertible preferred stock:
  Series A, $.01 par value, 5,000,000 shares designated,
    issued and outstanding, no shares outstanding pro forma
    (unaudited).............................................      47,050         85,000       $      --
  Series B, $.01 par value, 10,000,000 shares designated,
    issued and outstanding, no shares outstanding pro forma
    (unaudited).............................................     102,200        170,000              --
  Series C, $.01 par value, 5,000,000 shares designated, no
    shares issued and outstanding, actual and pro forma
    (unaudited).............................................          --             --              --
                                                               ---------      ---------       ---------
        Total mandatorily redeemable convertible preferred
          stock.............................................     149,250        255,000              --
                                                               ---------      ---------       ---------
Stockholders' (deficit) equity:
  Preferred stock, $.01 par value, 20,000,000 shares
    authorized, 20,000,000 shares designated actual;
    10,000,000 shares authorized, none designated, issued
    and outstanding pro forma (unaudited)...................          --             --              --
  Common stock, $.01 par value, 77,500,000 shares and
    400,000,000 (unaudited) shares authorized, actual and
    pro forma; 6,200,000 and 29,525,166 (unaudited) shares
    issued and outstanding, actual and pro forma............          62             62             295
  Class A common stock, 100,000,000 shares authorized pro
    forma (unaudited); none issued and outstanding..........          --             --              --
  Additional paid-in capital................................       4,237          7,856         262,623
  Deferred compensation.....................................         (84)        (1,481)         (1,481)
  Accumulated deficit.......................................    (130,642)      (245,371)       (245,371)
                                                               ---------      ---------       ---------
        Total stockholders' (deficit) equity................    (126,427)      (238,934)      $  16,066
                                                               ---------      ---------       =========
        Total liabilities, mandatorily redeemable
          convertible preferred stock and stockholders'
          deficit...........................................   $  27,504      $  23,297
                                                               =========      =========

  The accompanying notes are an integral part of these consolidated financial statements.

                    HIGH SPEED ACCESS CORP. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS
               (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)

                                                                APRIL 3, 1998     THREE MONTHS
                                                                 (INCEPTION)         ENDED
                                                                   THROUGH         MARCH 31,
                                                              DECEMBER 31, 1998       1999
                                                              -----------------   ------------
                                                                                  (UNAUDITED)
Net revenue.................................................     $      337        $      299
Costs and expenses:
  Operating costs...........................................          2,067             2,123
  Engineering...............................................          2,266             1,485
  Sales and marketing.......................................          3,696             2,038
  General and administrative................................          2,323             1,286
  Non-cash compensation expense from the issuance of stock
     options................................................                            1,523
                                                                 ----------        ----------
          Total costs and expenses..........................         10,352             8,455
                                                                 ----------        ----------
Loss from operations........................................        (10,015)           (8,156)
Interest income, net........................................             40               119
                                                                 ----------        ----------
          Net loss..........................................         (9,975)           (8,037)
Mandatorily redeemable convertible preferred stock
  dividends.................................................           (385)             (518)
Accretion of redemption value of mandatorily redeemable
  convertible preferred stock...............................       (120,282)         (105,232)
                                                                 ----------        ----------
          Net loss available to common stockholders.........     $ (130,642)       $ (113,787)
                                                                 ==========        ==========
Basic and diluted net loss available to common stockholders
  per share.................................................     $   (21.07)       $   (18.35)
                                                                 ==========        ==========
Weighted average shares used in computation of basic and
  diluted net loss available to common stockholders per
  share.....................................................      6,200,000         6,200,000

Pro forma basic and diluted net loss per share
  (unaudited)...............................................     $     (.71)       $     (.27)
                                                                 ==========        ==========
Weighted average shares used in computation of pro forma
  basic and diluted (unaudited).............................     14,091,935        29,450,000

  The accompanying notes are an integral part of these consolidated financial statements.

                    HIGH SPEED ACCESS CORP. AND SUBSIDIARIES

          CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' DEFICIT
       FOR THE PERIOD APRIL 3, 1998 (INCEPTION) THROUGH DECEMBER 31, 1998
             AND THE THREE MONTHS ENDED MARCH 31, 1998 (UNAUDITED)
               (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)

                                    COMMON STOCK      ADDITIONAL                                    TOTAL
                                 ------------------    PAID-IN       DEFERRED     ACCUMULATED   STOCKHOLDERS'
                                  SHARES     AMOUNT    CAPITAL     COMPENSATION     DEFICIT        DEFICIT
                                 ---------   ------   ----------   ------------   -----------   -------------
Issuance of common stock in
  connection with acquisition
  of CATV and HSAN.............  6,200,000    $62       $3,153                     $      --      $   3,215
Grant of option to purchase
  Series C mandatorily
  redeemable preferred stock...                          1,000                                        1,000
Mandatorily redeemable
  convertible preferred stock
  dividends....................         --     --           --                          (385)          (385)
Accretion of redemption value
  of mandatorily redeemable
  convertible preferred
  stock........................         --     --           --                      (120,282)      (120,282)
Deferred compensation from
  grants of stock options to
  purchase common stock........                             84            (84)
Net loss.......................         --     --           --                        (9,975)        (9,975)
                                 ---------    ---       ------      ---------      ---------      ---------
BALANCES AT DECEMBER 31,
  1998.........................  6,200,000     62        4,237            (84)      (130,642)      (126,427)
Mandatorily redeemable
  convertible preferred stock
  dividends (unaudited)........                                                         (517)          (517)
Accretion of redemption value
  of mandatorily redeemable
  convertible preferred stock
  (unaudited)..................                                                     (105,232)      (105,232)
Distribution of Darwin
  Networks, Inc. stock to
  shareholders (unaudited).....                            569                          (943)          (374)
Issuance of common stock
  warrants in connection with
  acquisition of customer base
  (unaudited)..................                            130                                          130
Issuance of vested compensatory
  stock options (unaudited)....                          1,470                                        1,470
Deferred compensation from
  grants of stock options to
  purchase common stock
  (unaudited)..................                          1,450         (1,450)
Amortization of deferred
  compensation (unaudited).....                                            53                            53
Net loss (unaudited)...........                                                       (8,037)        (8,037)
                                 ---------    ---       ------      ---------      ---------      ---------
BALANCES AT MARCH 31, 1999
  (UNAUDITED)..................      6,200    $62       $7,856      $  (1,481)     $(245,371)     $(238,934)
                                 =========    ===       ======      =========      =========      =========

  The accompanying notes are an integral part of these consolidated financial statements.

                    HIGH SPEED ACCESS CORP. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
               (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)

                                                                                    THREE MONTHS
                                                                 APRIL 3, 1998         ENDED
                                                              (INCEPTION) THROUGH    MARCH 31,
                                                               DECEMBER 31, 1998        1999
                                                              -------------------   ------------
                                                                                    (UNAUDITED)
OPERATING ACTIVITIES
Net loss....................................................        $(9,975)          $ (8,037)
Adjustments to reconcile net loss to cash used in operating
  activities:
  Depreciation and amortization.............................          1,344                897
  Non-cash compensation expense from the issuance of stock
    options.................................................                             1,523
  Changes in assets and liabilities, excluding effects of
    acquisitions:
    Accounts receivable.....................................            (36)              (167)
    Prepaid expenses and other current assets...............           (106)              (197)
    Other assets............................................                              (871)
    Accounts payable........................................            739                763
    Accrued compensation and related expenses...............            629                374
    Other current liabilities...............................            211                895
                                                                    -------           --------
         Net cash used in operating activities..............         (7,194)            (4,820)
                                                                    -------           --------
INVESTING ACTIVITIES
Purchase of property, equipment and improvements, net of
  leases....................................................         (4,235)            (5,497)
Cash acquired in purchase of CATV and HSAN..................            907
Purchase of customer base...................................                              (204)
                                                                    -------           --------
         Net cash used in investing activities..............         (3,328)            (5,701)
                                                                    -------           --------
FINANCING ACTIVITIES
Net proceeds from issuance of mandatorily redeemable
  convertible preferred stock...............................         27,583
Proceeds from notes payable -- related parties..............          1,000
Payments on capital lease obligations.......................            (17)               (11)
Payments on long-term debt..................................           (156)                (6)
                                                                    -------           --------
         Net cash provided by financing activities..........         28,410                (17)
                                                                    -------           --------
Net increase in cash and cash equivalents...................         17,888            (10,538)
Cash and cash equivalents, beginning of period..............             --             17,888
                                                                    -------           --------
Cash and cash equivalents, end of period....................        $17,888           $  7,350
                                                                    =======           ========
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
  Cash paid during the year for interest....................        $    14           $      8
SUPPLEMENTAL SCHEDULE OF NONCASH INVESTING AND FINANCING
  ACTIVITIES:
  Issuance of common stock and employee stock options in
    connection with the purchase of CATV and HSAN...........        $ 3,215
  Equipment acquired under capital leases...................        $   241           $     84
  Issuance of note payable as consideration for advance from
    related party...........................................        $   650
  Issuance of preferred stock in exchange for cancellation
    of notes payable -- related parties.....................        $ 1,000
  Property and equipment purchases payable..................        $ 1,429           $  1,880
  Distribution of Darwin Networks, Inc. to shareholders.....                          $    943
  Issuance of common stock warrants in connection with
    customer base acquisition...............................                          $    130

  The accompanying notes are an integral part of these consolidated financial statements.

                    HIGH SPEED ACCESS CORP. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

1. THE COMPANY AND BASIS OF PRESENTATION

  The Company

     High Speed Access Corp. and Subsidiaries (the Company) provides high speed Internet access via cable modems to residential and commercial customers in exurban areas. The Company is among the first providers to offer cable modem-based high speed Internet access in exurban markets. The Company defines exurban markets as cable systems with fewer than 100,000 homes passed which it estimates includes approximately 48 million homes, or approximately one-half of the homes passed by cable in the United States. The Company enters into long-term exclusive contracts with cable system operators to provide them with a comprehensive "turnkey" service. That service enables a cable system's customers to receive high speed Internet access. In exchange for providing the Company with access to its customers, the Company pays the cable operator a portion of the monthly fees received from an end user that subscribes to the services. The Company operates in one business segment.

  Business Combination and Basis of Presentation

     High Speed Access Corp. was incorporated on April 2, 1998. No initial capitalization transactions occurred on that date. The current Chairman of the Board of Directors was named the sole director on formation. He also holds significant investments in Broadband Solutions I, LLC and Broadband Solutions II, LLC (collectively Broadband Solutions), two entities with identical ownership.


     Broadband Solutions acquired voting control of two separate companies, High Speed Access Network, Inc. on April 3, 1998 and CATV.net, Inc. on February 23, 1998. In each case, Broadband acquired voting control through a purchase of $500 of mandatorily redeemable convertible preferred stock of each company. Each of these transactions was accounted for by Broadband using purchase accounting.



     On April 3, 1998, Broadband contributed its investments in CATV.net, Inc.
(CATV) and High Speed Access Network, Inc. (HSAN) (together, the "Predecessors") to High Speed Access Corp. High Speed Access Corp. issued $1,000 in Series A mandatorily redeemable convertible preferred stock to Broadband in exchange. This transaction was accounted for as a transaction by entities under common control. The Company assumed Broadband's interest in the assets and liabilities of CATV and HSAN and recorded them at Broadband's historical cost.



     Later on April 3, 1998, the Company issued 6,200,000 shares of common stock for all of the outstanding common stock of HSAN and CATV. The Company valued the common stock issued in the acquisition of the Predecessors at approximately $.52 per share. In connection with the purchase of CATV, the Company issued 93,000 stock options in exchange for options held by CATV employees. The options were valued at $15 based upon a valuation using an established option pricing model. The value of options issued has been included in the calculation of the purchase price of the Predecessors and is reflected in additional paid-in capital in the accompanying consolidated financial statements. The acquisitions of the common stock of CATV and HSAN have been accounted for as purchases. The accompanying statement of operations includes the results of the Predecessors subsequent to April 3, 1998.

                    HIGH SPEED ACCESS CORP. AND SUBSIDIARIES

                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)



     Assets acquired, liabilities assumed and equity recorded in the contribution of CATV and HSAN preferred stock by Broadband and the purchase of the common stock of CATV and HSAN by the Company were as follows:


                                                               CATV     HSAN
                                                              ------   ------
Fair value of assets acquired...............................  $2,334   $3,486
Fair value of liabilities assumed...........................    (219)  (1,386)
Fair value of mandatorily redeemable convertible preferred
  stock issued..............................................    (500)    (500)
Fair value of common stock and common stock options
  issued....................................................  (1,615)  (1,600)
                                                              ------   ------
Cash paid...................................................  $   --   $   --
                                                              ======   ======

     The excess of cost over net identifiable assets acquired of $1,839 relating to CATV and $2,332 to HSAN has been allocated to goodwill and is being amortized on a straight-line basis over 5 years.

     The following unaudited pro forma financial information presents the combined results of operations of the Company, CATV and HSAN as if the acquisitions had occurred on January 1, 1998. The pro forma adjustment relates to the amortization of the excess of cost over net identifiable assets acquired of $4,171 for the period January 1, 1998 through April 2, 1998.

Net revenues................................................   $     450
Net loss....................................................   $ (11,923)
Net loss attributable to common shareholders................   $(132,590)
Basic and diluted net loss per share attributable to common
  shareholders..............................................   $  (21.39)

2. THE COMPANY AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Principles of Consolidation

     The consolidated financial statements for the periods ended December 31, 1998 and March 31, 1999 include the operations of the Company for the period from April 3 (inception) through December 31, 1998 and the three months ended March 31, 1999, respectively. All significant intercompany transactions and balances have been eliminated in consolidation.

  Interim Financial Information

     The interim financial information as of March 31, 1999 and for the three months then ended is unaudited but includes all adjustments, consisting only of normal recurring adjustments, that the Company considers necessary for a fair presentation of its financial position at such date and its results of operations and cash flows for the period. The financial and other data disclosed in these notes to the financial statements for this period are also unaudited. Operating results for the three months ended March 31, 1999 are not necessarily indicative of results that may be expected for any future periods.

  Revenue Recognition

     Monthly customer subscription revenue, consisting of fees for cable-modem Internet access services and traditional dial-up services, is reported net of the contractual share paid to cable system operators and is recognized as services are provided. Included in subscription revenues are revenues related to the rental of cable modems to customers in connection with subscription contracts. Rental revenue under such agreements is directly related to the customer's subscription agreement and is recognized ratably over the rental period. Subscription revenue and revenue from rentals of cable modems to customers billed in

                    HIGH SPEED ACCESS CORP. AND SUBSIDIARIES

                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)


advance are recorded as deferred revenue initially and recognized as income in the period in which the services are provided.

  Long-Lived Assets

     The Company reviews for the impairment of long-lived assets and certain identifiable intangibles whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. An impairment loss would be recognized when estimated future cash flows expected to result from the use of the asset and its eventual disposition is less than its carrying amount. No such impairment losses have been identified by the Company.

  Property, Equipment and Improvements

     Property, equipment and improvements are stated at cost. Depreciation and amortization are computed using the straight-line method over the estimated useful life of the assets for equipment and software (3 years) and furniture and fixtures (5 years), or the shorter of useful life or lease term for leasehold improvements or capital leases. Retirements, sales and disposals of assets are recorded by removing the cost and accumulated depreciation from the accounts with any resulting gain or loss recognized in income.

  Intangible Assets

     The excess of cost over net identifiable assets acquired in the purchases of the Predecessors has been recorded as goodwill and is being amortized over five years on a straight-line basis. Amortization expense for the period ended December 31, 1998 was $626. In connection with the acquisition of HSAN, the Company recognized an intangible asset of $80 for the acquisition of a customer base from an internet service provider. The customer base acquisition cost is being amortized over a three year period on a straight-line basis. Amortization expense of customer acquisition cost for the period ended December 31, 1998 was $22.

  Capitalized Software Costs

     The Company capitalizes costs associated with the design and implementation of internal use software, including internally and externally developed software, in accordance with American Institute of Certified Public Accountants (AICPA) Statement of Position (SOP) 98-1. Capitalized external software costs include the actual costs to purchase existing software from vendors. Capitalized internal software costs generally include personnel costs incurred in the enhancement and implementation of purchased software packages.

  Income Taxes

     The Company accounts for income taxes under the liability method. Deferred tax assets and liabilities are determined based on differences between the financial reporting and tax bases of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse.

  Stock-based Employee Compensation

     The Company accounts for stock-based awards to employees in accordance with Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" (APB Opinion No. 25) and has adopted the disclosure-only requirements of Statement Financial of Accounting Standards No. 123, "Accounting for Stock-Based Compensation" (SFAS 123).

                    HIGH SPEED ACCESS CORP. AND SUBSIDIARIES

                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)


  Fair Value of Financial Instruments

     The Company's financial instruments principally consist of cash and cash equivalents, accounts receivable, accounts payable, and capital lease obligations that are carried at cost, which approximates fair value because of the short-term nature of these instruments. Notes payable are with related parties, and as a result, while the Company believes that the fair value of such instruments approximates carrying value, the fair value is not readily determinable.

  Cash and Cash Equivalents

     Cash and cash equivalents include all short-term, highly liquid investments that mature within three months of their acquisition date. At December 31, 1998 and March 31, 1999 (unaudited), cash equivalents consist principally of interest-bearing demand deposit accounts with a single financial institution.

  Engineering

     Engineering costs are expensed as incurred.

  Concentration of Credit Risk

     The Company's customers consist of residential and commercial customers in the various markets served by the Company. As such, no single customer accounted for greater than 10% of total revenues or accounts receivable balances for the period ended December 31, 1998. The Company maintains an allowance for doubtful accounts receivable based upon its historical experience and the expected collectibility of all accounts receivable. The Company recorded an allowance for doubtful accounts of $3 related to the accounts receivable acquired from CATV and has recorded an additional allowance of $10 during the period ended December 31, 1998.

  Unaudited Pro Forma Information

     The Company is planning to file a registration statement with the Securities and Exchange Commission that would permit the Company to sell shares of common stock in an initial public offering (IPO). The unaudited pro forma balance sheet information and the pro forma net loss per share reflect the effects of the automatic conversion of all series of the Company's mandatorily redeemable convertible preferred stock to common stock upon the closing of the IPO. The unaudited pro forma information gives effect to the conversion of accrued dividends on mandatorily redeemable convertible preferred stock into shares of common stock based upon the accrued dividends of $902 as of March 31, 1999 (unaudited) and a conversion price of $12 per share. Actual dividends and the conversion price will be different upon actual conversion.

  Recent Accounting Pronouncements

     In April 1998, the American Institute of Certified Public Accountants (AICPA) issued SOP 98-5, Reporting on the Costs of Start-Up Activities. SOP 98-5, which is effective for fiscal years beginning after December 15, 1998, provides guidance on the financial reporting of start-up costs and organization costs. It requires costs of start-up activities and organization costs to be expensed as incurred. As the Company has expensed these costs, the adoption of this standard is not expected to have a significant impact on the Company's results of operations, financial position or cash flows.

     In June 1998, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards No. 133 Accounting for Derivatives and Hedging Activities (SFAS 133), which establishes accounting and reporting standards for derivative instruments, including certain derivative

                    HIGH SPEED ACCESS CORP. AND SUBSIDIARIES

                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)


instruments embedded in other contracts (collectively referred to as derivatives) and for hedging activities. SFAS 133 is effective for all fiscal quarters of fiscal years beginning after June 15, 1999. As the Company does not currently engage or plan to engage in derivatives, or hedging transactions there will be no impact to the Company's results of operations, financial position or cash flows upon the adoption of SFAS 133.

  Use of Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make certain estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported results of operations during the reporting period. Actual results could differ from those estimates.

3. PROPERTY, EQUIPMENT AND IMPROVEMENTS

     The components of property, equipment and improvements at December 31, 1998 and March 31, 1999 are as follows:

                                                       DECEMBER 31,    MARCH 31,
                                                           1998          1999
                                                       ------------   -----------
                                                                      (UNAUDITED)
Equipment............................................     $6,286        $11,835
Furniture and fixtures...............................        181            231
Leasehold improvements...............................         36            112
                                                          ------        -------
                                                           6,503         12,178
Less accumulated depreciation........................        696          1,354
                                                          ------        -------
                                                          $5,807        $10,824
                                                          ======        =======

     Equipment includes assets acquired under capital leases, principally telephone equipment, of $282 at December 31, 1998 and $365 at March 31, 1999 (unaudited). Accumulated depreciation of these assets was $34 at December 31, 1998 and $48 at March 31, 1999 (unaudited). Total depreciation expense was $696 for the period ended December 31, 1998 and $658 for three months ended March 31, 1999 (unaudited).

4. LEASE OBLIGATIONS

     The Company leases certain office facilities under non-cancelable operating leases that expire at various dates through 2003, and which require the Company to pay operating costs, including property taxes, insurance and maintenance. These facility leases generally contain renewal options and provisions adjusting the lease payments based upon changes in the consumer price index and increases in real estate taxes and operating expenses or in fixed increments. Rent expense is reflected on a straight-line basis over the terms of the leases. Facility rent expense for the period ended December 31, 1998 was $144.

                    HIGH SPEED ACCESS CORP. AND SUBSIDIARIES

                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)


     The Company also has obligations under capital equipment leases. Future minimum lease payments under non-cancelable operating and capital leases having terms in excess of one year as of December 31, 1998 are as follows:

                                                             OPERATING   CAPITAL
                                                              LEASES     LEASES
                                                             ---------   -------
Year Ending December 31,
  1999.....................................................    $198       $ 68
  2000.....................................................     107         68
  2001.....................................................      31         68
  2002.....................................................      13         68
  2003.....................................................       6         49
  Thereafter...............................................                 14
                                                               ----       ----
          Total minimum lease payments.....................    $355        335
                                                               ====
Less amounts representing interest.........................                 72
                                                                          ----
Present value of minimum capital lease obligations.........                263
Less current portion.......................................                 44
                                                                          ----
Noncurrent portion.........................................               $219
                                                                          ====

     One of the capital leases is with a company affiliated with an officer of HSA. The present value of the minimum capital lease payments associated with this lease is $34 at December 31, 1998.

5. INCOME TAXES

     As of December 31, 1998, the Company had deferred tax assets of approximately $3,780 primarily related to federal and state net operating loss carryforwards. The net deferred tax asset has been fully offset by a valuation allowance based upon the Company's history of operating losses. The federal and state net operating loss carryforwards of approximately $8,500 at December 31, 1998 expire in 2018. Utilization of these net operating losses may be subject to a substantial annual limitation based upon changes in the Company's ownership as provided as provided in Section 382 of the Internal Revenue Code of 1986 and similar state provisions. The annual limitation may result in the expiration of net operating losses before utilization.

     The Company's income tax provision (benefit) for the period ended December 31, 1998 differs from the income tax benefit determined by applying the U.S. federal statutory rate to the net loss as follows:

Tax provision (benefit) of U.S. statutory rate..............  $(3,392)
Net operating losses and temporary differences not
  recognized................................................    3,159
Goodwill and other permanent differences....................      233
                                                              -------
          Total.............................................  $    --
                                                              =======

     Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax

                    HIGH SPEED ACCESS CORP. AND SUBSIDIARIES

                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)


purposes. Significant components of the Company's deferred tax assets and liabilities for federal and state income taxes are as follows:

                                                              DECEMBER 31,
                                                                  1998
                                                              ------------
Deferred tax assets:
  Net operating loss carryforwards..........................    $ 3,401
  Accrued expenses, not currently deductible................        383
                                                                -------
          Total gross deferred tax assets...................      3,784
  Less valuation allowance..................................     (3,784)
                                                                -------
          Net deferred tax assets...........................    $    --
                                                                =======

6. RETIREMENT PLAN

     The Company has established a deferred compensation plan in accordance with
Section 401(k) of the Internal Revenue Code. Under the retirement plan, participating employees may defer a portion of their pretax earnings up to the annual contribution limit. The Company may make contributions to the plan at the discretion of the Board of Directors. To date, no such contributions have been made by the Company.

7. MANDATORILY REDEEMABLE CONVERTIBLE PREFERRED STOCK

     Series A, B, and C mandatorily redeemable convertible preferred stock, ("Preferred Stock") at December 31, 1998 consists of the following:

                  SHARES      PROCEEDS NET               ACCRETION TO
        ISSUE   ISSUED AND    OF ISSUANCE     ACCRUED     REDEMPTION    REDEMPTION   LIQUIDATION
SERIES  PRICE   OUTSTANDING      COSTS       DIVIDENDS      VALUE         VALUE         VALUE
------  -----   -----------   ------------   ---------   ------------   ----------   -----------
  A     $1.00    5,000,000        4,990         190         41,870        47,050        5,673
  B     $2.50   10,000,000       23,593         195         78,412       102,200       25,698
  C     $5.00           --           --          --             --            --           --

     The first 1,000,000 shares of Series A Preferred Stock were issued in exchange for 500,000 shares of redeemable convertible preferred stock of each of HSAN and CATV in the acquisition on April 3, 1998. The remaining Series A shares were issued from April through August 1998. Series B shares were issued from September through November 1998.

     Preferred Stock ranks senior to the common stock and equal with each other with respect to the payment of dividends, distribution of assets, and rights upon liquidation, dissolution or winding up of the Company.

  Dividends

     The holders of Preferred Stock are entitled to receive dividends in preference to holders of common stock. Dividends accrue on the Series A, B and C Preferred Stock at an annual rate of $.07, $.175 and $.35 per share, respectively. Dividends accrue on each share from its date of issuance, whether or not earned or declared by the Company. Such dividends are cumulative, and must be paid before any dividend or distribution is declared on common stock. Any accumulation of dividends on the Preferred Stock do not bear interest. In lieu of cash, a holder of Preferred Stock is entitled to receive common stock valued at its current fair market value.

                    HIGH SPEED ACCESS CORP. AND SUBSIDIARIES

                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)


  Liquidation

     Upon any liquidation of the Company, before any distribution is made to holders of common stock, the holders of Preferred Stock are entitled to receive from the assets of the Company the issue price per share for the Series plus a 25% percent compounded annual return on the investment, less any dividends already paid on the shares. However, if the amount to be distributable for each share of common stock, assuming conversion of the Preferred Stock plus accrued and unpaid dividends to common stock, is higher, the holders of the Preferred Stock may elect to receive that per share amount.

     In the case of the sale or merger of the Company, as defined, the holders of Preferred Stock are permitted to convert their Preferred Stock in a manner that will allow the holder to obtain the issue price for the shares plus a 25% compounded annual return on the investment, less any dividends paid on the shares. If the Company issues common shares, or warrants, options, convertible securities or other securities entitling the holders to obtain common stock, for a consideration per share which is less than the issue price of the Preferred Stock, then the conversion price is to be adjusted to reflect the lower price. In such an instance, the holders of the Preferred Stock would be able to receive additional common shares upon conversion. The terms of the conversion are also adjusted in the case of stock splits and dividends, capital reorganizations and other specified events to allow the holders of Preferred Stock to receive the same rights that would have been received had the conversion taken place before the event occurred.

  Redemption

     If the Company has not completed a qualified IPO of common stock, the holders of Preferred Stock may require the Company to redeem the shares on or after April 3, 2003 in the case of Series A, and on or after November 25, 2003 in the case of Series B and C. The required redemption price is to be the greater of the initial purchase price plus accrued but unpaid dividends or the fair value per share based on a qualified appraisal acceptable to both the Company and the holders of Preferred Stock. The shares of Preferred Stock are not redeemable at the Company's option.

     As a result of these provisions, the Company accrued dividends of $190 and $276 as of December 31, 1998 and March 31, 1999 (unaudited), respectively, on Series A and $195 and $626 on Series B as of December 31, 1998 and March 31, 1999 (unaudited), respectively. In addition, the Company charged $120,282 to its accumulated deficit during 1998 to increase the carrying value of the Preferred Stock to its estimated redemption value at December 31, 1998 of $9.41 per share for Series A and $10.22 per share for Series B Preferred Stock. For the three months ended March 31, 1999 (unaudited), the Company charged $105,232 to its accumulated deficit to increase the carrying value of the Preferred Stock to its estimated redemption value at March 31, 1999 of $17.00 per share for both Series A and Series B Preferred Stock.

  Conversion

     Each Series of Preferred Stock is convertible at the option of the holder into 1.55 shares of common stock. Upon conversion of any share of Preferred Stock, all accrued but unpaid dividends are to be paid in shares of common stock based on the fair value of the common stock (or the IPO price, if applicable) at the date of the conversion. The Company is required to reserve a sufficient number of authorized but unissued common shares to allow for the Preferred Stock conversion rights to be satisfied. Each share of Preferred Stock is to be automatically converted to common stock immediately upon the closing of a qualified IPO.

  Voting Rights

     All shares of Preferred Stock have voting rights. Each share has the number of votes equal to the number of shares of common stock into which the Preferred Stock are convertible. In addition, the

                    HIGH SPEED ACCESS CORP. AND SUBSIDIARIES

                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)


Company must obtain the consent from the holders of a majority of each Series of Preferred Stock outstanding in order to pursue certain specific actions. For purposes of this consent, each share of Preferred Stock has one vote in determining whether a majority of the shares of the class will vote to consent to the action.

     The specified actions which require consent include: a liquidation or substantial change of the Company's business; amendment of the Company's bylaws in most instances; redemption of common stock, or paying dividends or distributions to common shareholders without redeeming or paying equal dividends on the Preferred Stock; issuance of new equity shares except in certain instances; certain transactions with shareholders or officers; any merger or sale of substantially all of the Company's assets; acquisition of any assets for a purchase price in excess of $2,500, or a series of transactions with an aggregate purchase price in excess of $7,500; or any action that would materially and adversely affect the holders of the Preferred Stock. However, should either of the holders of a majority of a Series of Preferred Stock transfer more than 30% of their holdings in the Company's stock, as defined, then the company does not thereafter require the consent of the Series of shares controlled by that investor.

     A Voting Agreement provides for four members of the Company's Board of Directors to be named by Broadband Solutions and three members of the board of directors to be named by Vulcan Ventures, Inc. The Voting Agreement specifies the conditions under which, based on reductions of either investor's investment in the company, an investor may lose the right to name one or more directors.

     The consent provisions discussed above and the Voting Agreement terminate upon the completion of an IPO, upon consent of each party or after ten years.

  Adjustment of Terms

     The terms of the Preferred Stock with respect to dividends, liquidation, redemption, conversion and voting rights are adjusted upon a stock split, dividend or other recapitalization to maintain the same rights that would have been received before the recapitalization under the original terms. Upon an IPO, all Preferred Stock is automatically converted to common stock and all preferential rights are terminated.

8. TRANSACTIONS WITH VULCAN VENTURES, INC.

     On November 25, 1998, the Company entered into a series of agreements with Vulcan Ventures Incorporated (Vulcan), in which the Company issued shares of Preferred Stock to Vulcan and entered into agreements under which it will provide Internet access services to customers in certain cable systems controlled by Vulcan.


     The Company issued 8,000,000 shares of its Series B Preferred Stock to Vulcan at a purchase price of $2.50 per share. The Company also agreed to sell, and Vulcan to buy, 2,500,000 shares of Series C Preferred Stock for $12.5 million if certain conditions were met. Vulcan also obtained the option to acquire 2,500,000 additional shares of Series C Preferred Stock at $5 per share. The Company valued this option to purchase Series C Preferred Stock at $1,000 using an accepted option pricing model and based on assumptions of a $2.50 stock price, $5 per share exercise price, 90% stock volatility, an expected term of approximately 12 months, zero dividend rate and 5% interest rate. The $1,000 option was recognized as an addition to paid-in capital and a reduction to the net proceeds of the issuance of Series B preferred stock. The commitment to issue the Series C Preferred shares to Vulcan expires on November 25, 2000.


     As further described in Note 14, Vulcan subsequently purchased the 5,000,000 shares of Series C Preferred Stock.

                    HIGH SPEED ACCESS CORP. AND SUBSIDIARIES

                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)



     In November 1998, the Company entered into a systems access and investment agreement with Vulcan and its affiliate Charter Communications (Charter), a programming content agreement with Vulcan, and a related network services agreement with Charter. Under these agreements, Charter committed to provide the Company exclusive access to at least 750,000 homes passed, and will receive the warrants described in the following paragraph as an incentive to provide the Company additional homes passed, although it is not obligated to do so. Charter can terminate these exclusivity rights, on a system-by-system basis, if the Company fails to meet performance benchmarks relating to various equipment maintenance, operations and reporting obligations or otherwise breach our agreement. Charter can terminate the agreement without cause as long as it purchases the associated cable head end equipment and modems at book value and pays the Company a termination fee based on the net present value of the revenues the Company otherwise would earn for the remaining term of the agreement from end users subscribing to the Company's services as of the termination date. During the term of the agreements, the Company has agreed not to compete with Charter in any market in which it owns or operates a cable system and will not deploy Worldgate, Web TV(R) or various other digital TV products in the market areas of any committed system or in areas in which Charter operates a cable system. The agreements will continue until the Company ceases to provide services to an end user residing in a home passed in a committed system.


     The Company also agreed to issue a warrant to Charter that will, in the aggregate, entitle Charter to purchase 7,750,000 shares of the Company's common stock at a purchase price of $3.23 per share. The warrants become exercisable at the rate of 1.55 shares of common stock for each home passed in excess of 750,000. A minimum of 3,875,000 warrants must be earned by Charter on or before July 31, 2001, and a minimum of 3,875,000 warrants must be earned by Charter on or before July 31, 2003. Each warrant issued to Charter must be exercised on or before one year from the date that the warrants may be earned. The warrants may be forfeited in certain circumstances, generally if the number of homes passed in committed systems is reduced. As of March 31, 1999 (unaudited), the Company had issued no warrants to purchase shares of common stock to Charter.

     The Company will recognize an addition to equity for the fair value of any warrants issued, and recognize the related expense over the term of the service agreement with the cable system to which the warrants relate, generally four to five years, in accordance with Emerging Issues Task Force Issue No. 96-18, Accounting for Equity Instruments that are Issued to other than Employees for Acquiring or in Conjunction with Selling, Goods or Services.

9. STOCK OPTION PLAN

     In April 1998, the Company's Board of Directors adopted the 1998 Stock Option Plan (the 1998 Plan). A total of 1,395,000 shares of common stock were reserved for issuance under this Plan.

     The exercise price for the options is determined by the Board of Directors, but shall not be less than 100% of the estimated fair market value of the common stock on the date the option is granted. Generally, the options vest over a five-year period after the date of grant and expire ten years after the date of grant. The Plan provides for accelerated vesting should there be a change in control or an IPO of the Company's common stock. Option holders that terminate their employment with the Company forfeit all non-vested options. Employees, key advisors and non-employee directors of the Company are eligible to receive awards under the Plan.

     The Company applies Accounting Principles Board Opinion No. 25, "Accounting for Stock-Issued to Employees" and related interpretations in accounting for its stock option plan. Under APB No. 25, compensation expense is recognized based on the amount by which the fair value of the Company's common stock exceeds the exercise price of the stock options at the date of grant. Stock options with an

                    HIGH SPEED ACCESS CORP. AND SUBSIDIARIES

                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)


exercise price of $.65 and $1.61 were granted with an exercise price equal to the price per share at which Preferred Stock was issued during the month in which the options were granted. Stock options granted with an exercise price of $3.23 December were later determined to be compensatory based on a revised estimate of the fair value of the Company's common stock and the Company will recognize expense of approximately $84 over the five year vesting period of the options. Recognition of this expense will be accelerated to the period in which a change in control or a IPO occurs. Expense recognized in 1998 was insignificant.

     Options to acquire an additional 140,740 shares under the 1998 Plan were granted in January 1999. These options were also considered compensatory, and the Company recorded deferred compensation of approximately $1,090 during the three months ended March 31, 1999 (unaudited). Recognition of this expense will also be over a five period, unless accelerated by a change in control or an IPO occurs.

     The Company adopted the 1999 Stock Option Plan and the 1999 Non-Employee Directors Plan (the Directors Plan) in January 1999. Under the 1999 Stock Option Plan, 3,100,000 shares are reserved for issuances. Options to purchase 46,500 shares were granted with an exercise price of $3.23 per share. These stock options were considered to be compensatory, and accordingly, the Company recorded deferred compensation of $360. The Company will recognize this amount over the five year vesting period of these options. Options to purchase 21,000 shares were also granted with an exercise price equal to the greater of $6.45 or the IPO price per share. None of the options under this plan are currently exercisable.

     Under the 1999 Directors Plan, options to purchase 189,875 shares with an exercise price of $3.23 per share, all of which were immediately exercisable, were granted in January 1999. The Company recognized expense of $1,470 during the three months ended March 31, 1999 (unaudited) related to the issuance of these options. Under the 1999 Directors Plan, 465,000 shares are reserved for issuances.

     The Company has adopted the disclosure only provisions of SFAS 123. The weighted average fair value of stock options granted was $.42 and $8.14 for the periods ended December 31, 1998 and March 31, 1999 (unaudited), respectively. Had compensation expense been recognized pursuant to SFAS 123, the Company's net loss would have been increased to the pro forma amounts indicated below for the periods ended December 31, 1998 and March 31, 1999:


                                                              DECEMBER 31,    MARCH 31,
                                                                  1998          1999
                                                              ------------   -----------
                                                                             (UNAUDITED)
Net loss available to common stockholders -- as reported....   $(130,642)     $(113,787)
Basic and diluted net loss available to common stockholders
  per share -- as reported..................................   $  (21.07)     $  (18.35)
Pro forma basic and diluted net loss available to common
  stockholders..............................................   $(130,654)     $(113,876)
Pro forma basic and diluted net loss available to common
  stockholders per share....................................   $  (21.07)     $  (18.37)

                    HIGH SPEED ACCESS CORP. AND SUBSIDIARIES

                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)


     The fair value of each option grant is estimated on the date of grant using the minimum value option pricing method with the following weighted average assumptions used for grants for the year ended December 31, 1998 and March 31, 1999 (unaudited):

                                                               1998
                                                              -------
Expected life of options in years...........................  5 years
Risk-free interest rate.....................................    5%
Expected dividend yield.....................................    0%
Expected volatility.........................................    N/A

     The following table summarizes the activity in the Plan:

                                                                 WEIGHTED AVERAGE
                                                      SHARES      EXERCISE PRICE
                                                     ---------   ----------------
Outstanding at April 3, 1998.......................         --
  Options granted..................................    709,435        $1.36
  Options cancelled................................     (4,650)       $1.48
                                                     ---------        -----
Outstanding at December 31, 1998...................    704,785        $1.35
  Options granted (unaudited)......................    398,115        $3.55
  Options cancelled (unaudited)....................     (6,200)       $1.09
                                                     ---------        -----
Outstanding at March 31, 1999 (unaudited)..........  1,096,700        $2.19
                                                     =========        =====

     At December 31, 1998, there were no options exercisable. At March 31, 1999 (unaudited), 18,600 options were exercisable under the 1998 Plan and none were exercisable under the 1999 Stock Option Plan. Under the Directors Plan, 189,875 options were exercisable. The following table summarizes information about options outstanding at March 31, 1999 (unaudited):

                                                                      WEIGHTED
                                                                       AVERAGE
                                                                      REMAINING
                                                       NUMBER OF     CONTRACTUAL
EXERCISE PRICE                                          SHARES     LIFE (IN YEARS)
--------------                                         ---------   ---------------
$.65.................................................   326,120          9.1
$1.61................................................   286,285          9.5
$3.23................................................   463,298          9.7
$11.00...............................................    21,000         10.0

10. EARNINGS (LOSS) PER SHARE

     The Company computes net loss per share under the provisions of SFAS No. 128 "Earnings per Share" (SFAS 128) and SEC Staff Accounting Bulletin No. 98 (SAB 98). Under the provisions of SFAS 128 and SAB 98, basic and diluted net loss per share is computed by dividing the net loss available to common stockholders for the period by the weighted average number of shares of common stock outstanding during the period. The calculation of diluted net loss per share excludes potential common shares if the effect is antidilutive. Basic earnings per share is computed by dividing income or loss applicable to common shareholders by the weighted average number of shares of common stock outstanding during this period.

     Diluted earnings per share is determined in the same manner as basic earnings per share except that the number of shares is increased assuming exercise of dilutive stock options and warrants using the treasury stock method and assuming conversion of the Company's Preferred Stock. In addition, income or

                    HIGH SPEED ACCESS CORP. AND SUBSIDIARIES

                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)


loss is adjusted for dividends and other transactions relating to preferred shares for which conversion is assumed. The diluted earnings per share amount equals basic earnings per share because the Company has a net loss and the impact of the assumed exercise of the stock options and the assumed preferred stock conversion is not dilutive.

     Under the Company's Certificate of Incorporation, each share of outstanding Preferred Stock will convert into 1.55 shares of Common Stock upon the closing of the Company's IPO of Common Stock. The unaudited pro forma net loss per share assumes the conversion of the Preferred Stock to Common Stock as if it had been converted at the date of issuance, even though the result is antidilutive.

     The following table presents the calculation of basic and diluted and pro forma net loss per share:

                                     APRIL 3, 1998 (INCEPTION)              THREE MONTHS ENDED MARCH 31, 1999
                                     THROUGH DECEMBER 31, 1998                         (UNAUDITED)
                              ----------------------------------------   ----------------------------------------
                                             DENOMINATOR                                DENOMINATOR
                              NUMERATOR       (WEIGHTED                  NUMERATOR       (WEIGHTED
                              (NET LOSS)   AVERAGE SHARES)   PER SHARE   (NET LOSS)   AVERAGE SHARES)   PER SHARE
                              ----------   ---------------   ---------   ----------   ---------------   ---------
Basic and diluted net loss
  available to common
  stockholders..............  $(130,642)      6,200,000       $(21.07)   $(113,787)      6,200,000       $(18.35)
Mandatorily redeemable
  convertible preferred
  stock dividends...........        385              --                        518              --
Accretion of redemption
  value of mandatorily
  redeemable convertible
  preferred stock...........    120,282              --                    105,232              --
Assumed conversion of shares
  of mandatorily redeemable
  convertible preferred
  stock into shares of
  common stock at April 3,
  1998 or issuance, (if
  later)....................         --       7,891,935                         --      23,250,000
                              ---------      ----------                  ---------      ----------
Pro forma basic and diluted
  net loss per common share
  (unaudited)...............  $  (9,975)     14,091,935       $  (.71)   $  (8,037)     29,450,000       $  (.27)
                              =========      ==========       =======    =========      ==========       =======

     Options and issued warrants to purchase 704,785 and 1,109,700 shares of common stock at December 31, 1998 and March 31, 1998 (unaudited), respectively, were excluded from the calculation above because they are antidilutive.

     On April 30, 1999 the Company issued 5,000,000 shares of Series C Preferred Stock. If these shares had been outstanding at December 31, 1998 or March 31, 1999, it would have materially impacted the number of potential common shares outstanding at the end of the periods.

11. RELATED PARTY TRANSACTIONS

  General

     In November 1998, the Company entered into a systems access agreement with Vulcan, Charter and Marcus a programming content agreement with Vulcan, and a related networks services agreement with Charter and Marcus, pursuant to which Vulcan, Charter and Marcus retained the Company to offer and

                    HIGH SPEED ACCESS CORP. AND SUBSIDIARIES

                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)


provide Internet access and related services to cable customers of various cable systems owned and operated by Charter and Marcus. Vulcan is a significant stockholder and has the right to name three of the members of the Company's board of directors. See Note 8 "Transactions with Vulcan Ventures, Inc." for more information on these agreements.

     The Company has an agreement with Gans Multimedia Partnership, an entity owned by Joseph S. Gans, III, a founder and former director of HSA, under which Gans Multimedia granted the Company the exclusive right to provide the customers of two cable systems owned by Gans Multimedia with high speed Internet access. The agreement has a five year term and provides that Gans Multimedia will receive 25% of the gross revenues the Company receives under the agreement. During 1998, the Company paid Gans Multimedia $76 under the agreement.

     The Company has an agreement to pay $20 each quarter for financial consulting services provided by a private investment firm managed by two of the Company's directors. The Company has a payable of $60 to the private investment firm at December 31, 1998. These fees are payable upon the earlier of a determination by the Company's Board of Directors that the Company has sufficient cash flow to pay the fees or the Company achieves $100 or more in after-tax quarterly profits for two consecutive quarters.

     An officer of the Company is associated with a private company that entered into a service agreement with the Company to provide certain financial, accounting, professional staffing and legal services to the Company. The Company paid fees of $71 relating to these services during the period ended December 31, 1998. This service agreement was terminated on December 31, 1998. The private company also leased certain equipment to the Company as described in Note 4. Lease payments paid by the Company on this capital lease were $6 for the period ended December 31, 1998.

  Notes Payable -- Related Party

     During October, 1998, Broadband Solutions, LLC, the holder of the Series A Preferred Stock, made a loan to the Company of $1,000 bearing interest at 12% which was exchanged for 400,000 shares of Series B preferred stock on November 13, 1998. Interest paid to Broadband Solutions, LLC was $11.

     As part of its acquisition of HSAN, the Company assumed a note payable in the aggregate principal amount of $ 650, evidenced by a promissory note and assignment and security agreement, owing to Gans Multimedia Partnership. The note bears interest at a rate of 7% per annum. The Company repaid $150 of the note in December 1998 and the remaining $500 balance matures on April 1, 2001. Certain tangible assets of the Company serve as collateral for this note. The loan represents working capital of HSAN funded by Gans Multimedia Partnership from July 1997 to April 1998.

     As part of its acquisition of CATV, the Company assumed a note payable in the aggregate principal amount of $44, evidenced by a promissory note and assignment and security agreement, from a private company associated with an officer of the Company. The note bears interest at a rate of 7% per annum. The Company paid $6 of the note prior to December 31, 1998, with the remaining balance of $38 payable in monthly installments of approximately $1 through February 5, 2003. The loan represents working capital of CATV funded by the private company from March 1998 to April 1998.

                    HIGH SPEED ACCESS CORP. AND SUBSIDIARIES

                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)


     The aggregate amounts of notes payable -- related parties maturities are as follows:

Year Ending December 31,
  1999......................................................   $  8
  2000......................................................      9
  2001......................................................    509
  2002......................................................      9
  2003......................................................      3
                                                               ----
          Total principal payments..........................   $538
                                                               ====

12. COMMITMENTS AND CONTINGENCIES

     The Company is not a party to any material legal proceedings. In the opinion of management, the amount of ultimate liability with respect to any known actions will not materially affect the financial position of the Company.

13. RISKS AND UNCERTAINTIES

  Requirements for Additional Financing

     The Company expects to experience substantial negative cash flows from operating activities and investing activities for at least the next several years due to the deployment of its services into new markets and the enhancement of its network and operations. During 1998, the Company has raised cash through the sale of the Company's mandatorily redeemable convertible preferred stock. At December 31, 1998, the primary source of liquidity for the Company was $17,888 of cash and cash equivalents. The Company believes that additional financing of $25 million will be obtained from the planned sale of Series C Preferred Stock to Vulcan Ventures. The Company also intends to obtain additional equity from an initial public offering of its common stock during 1999. Other financing may be obtained from debt and leasing activities, among other alternatives. Management believes these financing sources will be sufficient to meet the Company's working capital requirements, including operating losses, and capital expenditure requirements for at least the next 18 months. There can be no assurance as to the availability or terms upon which such financing and equity might be obtained. If financing is not available at terms acceptable to the company, management has the intent and believes it has the ability to reduce expenditures so as to delay the need for additional financing.

  Dependence on Key Technology Suppliers and Cable Companies

     The Company currently depends on a limited number of suppliers for certain key technologies used to build and manage the Company's services. Although the Company believes that there are alternative suppliers for each of these technologies, the Company has established favorable relationships with each of its current suppliers, and it could take a significant period of time to establish relationships with alternative suppliers and substitute their technologies. The loss of any of the Company's relationships with its current suppliers could have a material, adverse effect on the Company's financial condition and results of operations. Should the Company not obtain additional cable systems for distribution, it could have a material, adverse effect on the Company's financial condition and results of operations.

     The Company's business plan is dependent on cable companies to distribute its service to its subscribers. The Company has an agreement with several of its shareholders to provide exclusive Internet access on certain cable systems controlled by them. However, there is no guarantee that the shareholders will provide additional cable systems for distribution by the Company. In addition, the Company's

                    HIGH SPEED ACCESS CORP. AND SUBSIDIARIES

                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)


agreements with individual cable systems are for terms of no more than 5 years, and they may be terminated prior to that date under certain circumstances.

     The Company's ability to provide its services is also dependent on the availability and reliability of the infrastructure of the cable system operators. Currently, many cable system operators in the Company's markets and potential markets have not upgraded their systems to allow the Company to efficiently provide its services. These cable system operators are under no obligation to undertake an upgrade of their systems, and the Company is therefore dependent on cable system operators to make the improvements that will allow the Company to provide its services.

14. SUBSEQUENT EVENTS

  Initial Public Offering

     In February 1999 the Board of Directors authorized the filing of a registration statement with the Securities and Exchange Commission that would permit the Company to sell shares of the Company's common stock in connection with a proposed IPO. The Company has subsequently authorized the sale of $18,500 of common stock to Cisco Systems, Inc., Com 21, Inc. and Microsoft Corporation in a concurrent offering.

  Distribution to Stockholders of Darwin Networks, Inc.

     In March 1999, the Company transferred to Darwin Networks, Inc., a newly created Delaware corporation, all of the assets used in the Company's digital subscriber line service, which had a net book value of approximately $330, in exchange for 100% of the outstanding Darwin common stock. These assets consisted primarily of computer equipment and furniture and fixtures. On March 31, 1999, the Company distributed all of the outstanding Darwin common stock to the Company's common and preferred stockholders. This distribution has been recorded as a net reduction of stockholders equity in the March 31, 1999 (unaudited) financial statements. In connection with the asset transfer, the Company entered into a services agreement with Darwin pursuant to which it will provide various financial, accounting and other professional staff services to Darwin and will be compensated for its costs at fair market value. The services agreement is for an initial six month term. The Company also agreed to loan Darwin up to $500 for working capital pursuant to a six month uncollateralized revolving credit note bearing interest at the prime rate. In connection with the note, Darwin issued to the Company a warrant to purchase 1,000,000 shares of Darwin common stock at an exercise price of $5.00 per share, which the Company has valued at $7. Expenses related to the Darwin service line approximated $175 in 1998 and $302 for the three months ended March 31, 1999. No revenue was realized in 1998 or 1999 associated with Darwin.

  Debt

     In April 1999, the Company entered into a $3,000 master loan and security facility. Each advance under the agreement is to be repaid over 36 months. As of April 30, 1999, $1.7 million had been drawn under the facility. The loan is collateralized by certain assets of the Company.

  Series C Preferred Stock


     On April 30, 1999, the Company received $25 million in cash proceeds from the sale of 5,000,000 shares of Series C Preferred Stock to Vulcan under the terms of the agreements further described in Note 8.

                    HIGH SPEED ACCESS CORP. AND SUBSIDIARIES

                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)


  Road Runner Letter of Intent

     The Company signed a non-binding letter of intent in April 1999 with ServiceCo LLC, the entity that provides Road Runner's cable internet access and content aggregation services. Under any definitive agreement that the Company may sign, based on the letter of intent, the Company would grant ServiceCo LLC a warrant to purchase one share of common stock at a price of $5 per share for each home, up to a maximum of 5 million homes, that the Company and ServiceCo LLC designate to receive their joint services.

  Warrants Issued to Microsoft

     In April 1999, the Company granted Microsoft a warrant to purchase 250,000 shares of common stock at an exercise price of 125% of the IPO price. Microsoft has agreed to introduce the benefits of the Company's services to Comcast Corp., a multiple system cable operator. The warrant also provides Microsoft the right to purchase one additional share of common stock for each 10 additional homes over 2.5 million that are committed by Comcast to the Company by May 1, 2002.


     The Company estimates that it will record a charge to earnings upon the effective date of the IPO related to the issuance of the 250,000 warrants of approximately $1.7 million, based on a $12 IPO price. Should the Company's IPO price be different than $12, the amount expensed related to these warrants could be materially different. Additional expense may also be recognized in future periods should Microsoft earn the right to purchase additional common shares based on the number of homes committed to the Company by Comcast.


  Recapitalization

     In May 1999, the Company expects to complete a 1.55 for 1 split of its common stock. This stock split will result in a corresponding change in the conversion rate for all shares of the Company's redeemable convertible preferred stock such that each share of Preferred Stock will be convertible into 1.55 shares of common stock. All outstanding warrants, if earned, may be exercised to acquire 1.55 shares of common stock after the contemplated split. The accompanying financial statements have been restated for all periods presented to reflect the effects of the stock split.

     Also, the Board of Directors expects to authorize 100 million shares of Class A common stock and increase the number of Common Stock authorized to 400 million shares. The increases in authorized shares have been reflected in the unaudited pro forma balance sheet information as of March 31, 1999.

                       REPORT OF INDEPENDENT ACCOUNTANTS

Board of Directors
CATV.net, Inc.

     In our opinion, the accompanying balance sheets and the related statements of operations, changes in stockholders' deficit and of cash flows present fairly, in all material respects, the financial position of CATV.net, Inc. at December 31, 1997 and April 2, 1998 and the results of its operations and its cash flows for the periods from March 12, 1997 (inception) through December 31, 1997 and January 1, 1998 through April 2, 1998, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

/s/ PRICEWATERHOUSECOOPERS LLP

Louisville, Kentucky
March 12, 1999

                                 CATV.NET, INC.

                                 BALANCE SHEETS
               (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)

                                     ASSETS

                                                              DECEMBER 31,   APRIL 2,
                                                                  1997         1998
                                                              ------------   --------
Current assets:
  Cash and cash equivalents.................................     $   1       $   332
  Accounts receivable, net of allowance for doubtful
     accounts of $3 in 1998.................................         1            29
  Prepaid expenses and other assets.........................         4             4
                                                                 -----       -------
          Total current assets..............................         6           365
Property and equipment, net.................................        36           130
                                                                 -----       -------
          Total assets......................................     $  42       $   495
                                                                 =====       =======

                   LIABILITIES, MANDATORILY REDEEMABLE CONVERTIBLE
                      PREFERRED STOCK AND STOCKHOLDERS' DEFICIT

Current liabilities:
  Accounts payable..........................................     $  55       $   143
  Other current liabilities.................................         3             8
  Notes payable -- related parties, current portion.........       117             7
  Capital lease obligations, current portion................        --             6
                                                                 -----       -------
          Total current liabilities.........................       175           164
                                                                 -----       -------
Notes payable -- related parties............................        --            37
Capital lease obligations...................................        --            33
                                                                 -----       -------
          Total liabilities.................................       175           234
                                                                 -----       -------
Mandatorily redeemable convertible preferred stock:
  No par value, 2,500,000 shares designated; 500,000 shares
     issued and outstanding; 2,000,000 shares subscribed....        --         2,500
  Subscription receivable...................................        --        (2,000)
                                                                 -----       -------
          Total mandatorily redeemable convertible preferred
            stock...........................................                     500
                                                                 -----       -------
Stockholders' deficit:
  Member units, 500,000 outstanding, 1997...................
  Common stock, no par value, 4,950,000 shares authorized;
     2,000,000 shares issued and outstanding, 1998..........        --            --
  Additional paid-in capital................................        --           117
  Accumulated deficit.......................................      (133)         (356)
                                                                 -----       -------
          Total stockholders' deficit.......................      (133)         (239)
                                                                 -----       -------
          Total liabilities, mandatorily redeemable
            convertible preferred stock and stockholders'
            deficit.........................................     $  42       $   495
                                                                 =====       =======

   The accompanying notes are an integral part of these financial statements.

                                 CATV.NET, INC.

                            STATEMENTS OF OPERATIONS
               (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)

                                                                MARCH 12, 1997      JANUARY 1, 1998
                                                              (INCEPTION) THROUGH       THROUGH
                                                               DECEMBER 31, 1997     APRIL 2, 1998
                                                              -------------------   ---------------
Net revenue.................................................         $ 117               $  26
Costs and expenses:
  Operating costs...........................................           108                  87
  Engineering...............................................            50                  58
  Sales and marketing.......................................            35                  67
  General and administrative................................            57                  38
                                                                     -----               -----
          Total costs and expenses..........................           250                 250
                                                                     -----               -----
Loss from operations........................................          (133)               (224)
Interest income, net........................................            --                   1
                                                                     -----               -----
          Net loss..........................................         $(133)              $(223)
                                                                     =====               =====

   The accompanying notes are an integral part of these financial statements.

                                 CATV.NET, INC.

                 STATEMENT OF CHANGES IN STOCKHOLDER'S DEFICIT
 FOR THE PERIODS FROM MARCH 12, 1997 (INCEPTION) THROUGH DECEMBER 31, 1997 AND
                     JANUARY 1, 1998 THROUGH APRIL 2, 1998
               (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)

                                     MEMBER UNITS         COMMON STOCK                                           TOTAL
                                  ------------------   -------------------     ADDITIONAL      ACCUMULATED   STOCKHOLDERS'
                                   UNITS     AMOUNT     SHARES     AMOUNT    PAID IN CAPITAL     DEFICIT        DEFICIT
                                  --------   -------   ---------   -------   ---------------   -----------   -------------
Issuance of member units in
  connection with the formation
  of the Company................   500,000                    --
Net loss........................                                                                  $(133)         $(133)
                                  --------   -------   ---------   -------         ---            -----          -----
BALANCES AT DECEMBER 31, 1997...   500,000                    --        --          --             (133)          (133)
Conversion of note payable --
  related party to member
  units.........................   100,000                                         117                             117
Issuance of common stock........                              30        --                                          --
Exchange of shares related to
  the merger of CATV.net LLC and
  CATV.net, Inc.................  (600,000)            1,999,970        --
Net loss........................                                                                   (223)          (223)
                                  --------   -------   ---------   -------         ---            -----          -----
BALANCES AT APRIL 2, 1998.......        --        --   2,000,000        --         117             (356)          (239)
                                  ========   =======   =========   =======         ===            =====          =====

   The accompanying notes are an integral part of these financial statements.

                                 CATV.NET, INC.

                            STATEMENTS OF CASH FLOWS
              (IN THOUSANDS, (EXCEPT SHARE AND PER SHARE AMOUNTS)

                                                              MARCH 12, 1997     JANUARY 1,
                                                               (INCEPTION)          1998
                                                                 THROUGH           THROUGH
                                                               DECEMBER 31,       APRIL 2,
                                                                   1997             1998
                                                              --------------   ---------------
OPERATING ACTIVITIES
Net loss....................................................      $(133)            $(223)
  Adjustments to reconcile net loss to cash used in
     operating activities:
     Depreciation and amortization..........................          3                 5
       Accounts receivable..................................         (1)              (28)
       Prepaid expenses and other current assets............         (4)               --
       Accounts payable.....................................         55                88
       Other current liabilities............................          3                 5
                                                                  -----             -----
          Net cash used in operating activities.............        (77)             (153)
                                                                  -----             -----
INVESTING ACTIVITIES
  Purchase of property, equipment and improvements, net of
     capital leases.........................................        (39)              (58)
                                                                  -----             -----
          Net cash used in investing activities.............        (39)              (58)
                                                                  -----             -----
FINANCING ACTIVITIES
Net proceeds from issuance of redeemable convertible
  preferred stock...........................................         --               500
Advances from related parties...............................        117                44
Payments on capital lease obligations.......................         --                (2)
                                                                  -----             -----
          Net cash provided by financing activities.........        117               542
                                                                  -----             -----
Net increase in cash and cash equivalents...................          1               331
Cash and cash equivalents, beginning of period..............         --                 1
                                                                  -----             -----
          Cash and cash equivalents, end of period..........      $   1             $ 332
                                                                  =====             =====
SUPPLEMENTAL SCHEDULE OF NONCASH INVESTING AND FINANCING
  ACTIVITIES:
  Equipment acquired under capital leases...................         --             $  41
  Issuance of note payable as consideration for advance from
     related party..........................................      $ 117             $  44
  Issuance of CATV.net, LLC member units in exchange for
     cancellation of notes payable -- related parties.......         --             $ 117

   The accompanying notes are an integral part of these financial statements.

                                 CATV.NET, INC.

                         NOTES TO FINANCIAL STATEMENTS
                      FOR THE PERIODS FROM MARCH 12, 1997
                     (INCEPTION) THROUGH DECEMBER 31, 1997
                      AND JANUARY 1, 1998 TO APRIL 2, 1998
           (DOLLARS IN THOUSANDS EXCEPT SHARE AND PER SHARE AMOUNTS)

1. THE COMPANY AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  The Company

     CATV.net, Inc. ("the Company") provides high speed Internet access via cable modems to residential and commercial customers in exurban areas. The Company enters into long-term exclusive contracts with cable system operators to provide them with a comprehensive "turnkey" service. That service enables a cable system's customers to receive high speed Internet. In exchange for providing the Company access to its customers, the cable operator receives a portion of the monthly fees received from the customer that subscribes to the services.

     The Company also provides consulting services focused on enabling cable operators to provide Internet access services and sells related equipment to the operator. In addition, the Company installs cable modems for residential and commercial customers generally through the use of independent contractors.

  Basis of Presentation

     CATV.net LLC was organized on March 12, 1997. No capital contributions were received in exchange for the member units issued upon inception. On January 1, 1998, CATV.net LLC issued 100,000 additional member units in repayment of $117 due to one of its officers. On February 23, 1998, CATV.net LLC reorganized as a corporation, CATV.net Inc., without changing its ownership. Also on February 23, 1998, CATV.net Inc. entered into a Convertible Preferred Stock Purchase Agreement with Broadband Solutions LLC ("Broadband Solutions"), an investor group. Broadband Solutions agreed to purchase 2,500,000 shares of Preferred Stock from CATV.net LLC for $1 per share. Broadband paid for the purchase of the first 500,000 shares on February 23, 1998.

     On April 3, 1998, the Company effected a 10-to-1 split of its common and mandatorily redeemable convertible preferred stock. All balances of the common and mandatorily redeemable convertible preferred stock have been adjusted to reflect this stock split.

  Revenue Recognition

     Revenues from the sale of equipment and consulting services are recognized when earned. Monthly customer subscription revenue is recognized in the period in which subscription services are provided. Subscription revenue billed in advance is deferred until the related services are provided.

  Long-Lived Assets

     The Company reviews for the impairment of long-lived assets and certain identifiable intangibles whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. An impairment loss would be recognized when estimated future cash flows expected to result from the use of the asset and its eventual disposition is less than its carrying amount. No such impairment losses have been identified by the Company.

  Property and Equipment

     Property, equipment, and improvements are stated at cost. Depreciation and amortization are computed using the straight-line method over the estimated useful life of the assets for equipment

                                 CATV.NET, INC.

(3 years) and furniture and fixtures (5 years), or the shorter of useful life or lease term for capital leases. Retirements, sales and disposals of assets are recorded by removing the cost and accumulated depreciation from the accounts with any resulting gain or loss recognized in income.

  Stock-based Employee Compensation

     The Company accounts for stock-based awards to employees in accordance with Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees (APB Opinion No. 25) and has adopted the disclosure-only requirements of Statement of Financial Accounting Standards No. 123, Accounting for Stock-Based Compensation (SFAS 123).

  Fair Value of Financial Instruments

     The Company's financial instruments principally consist of cash and cash equivalents, accounts receivable, accounts payable, and capital lease obligations that are carried at cost, which approximates fair value because of the short-term nature of these instruments. Notes payable are with related parties, and as a result, while the Company believes that the fair value of such instruments approximates carrying value, the carrying amount may not necessarily reflect fair value.

  Cash and Cash Equivalents

     Cash and cash equivalents include all short-term, highly liquid investments that mature within three months of their acquisition date.

  Engineering

     Engineering costs are expensed as incurred.

  Concentration of Credit Risk

     The Company's customers consist of residential and commercial customers in the various markets served by the Company. As such, no single customer accounted for greater than 10% of total revenues or accounts receivable balances for the periods ended December 31, 1997 and April 2, 1998. The Company maintains an allowance for doubtful accounts receivable based upon its historical experience and expected collectibility of all accounts receivable.

  Recent Accounting Pronouncements

     In April 1998 the American Institute of Certified Public Accountants issued Statement of Position 98-5, Reporting on the Costs of Start-Up Activities (SOP 98-5). SOP 98-5, which is effective for fiscal years beginning after December 15, 1998, provides guidance on the financial reporting of start-up costs and organization costs. It requires costs of start up activities and organization costs to be expensed as incurred. As the Company has expensed these costs, the adoption of this standard is not expected to have a significant impact on the Company's results of operations, financial position or cash flows.

     In June 1998 the Financial Accounting Standards Board issued Accounting for Derivatives and Hedging Activities (SFAS 133), which establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts (collectively referred to as derivatives) and for hedging activities. SFAS 133 is effective for all fiscal quarters of fiscal years beginning after June 15, 1999. As the Company does not currently engage or plan to engage in derivatives, there will be no impact to the Company's results of operations, financial position or cash flows upon the adoption of SFAS 133.

                                 CATV.NET, INC.

  Use of Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make certain estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported results of operations during the reporting period. Actual results could differ from those estimates.

2. PROPERTY, EQUIPMENT AND IMPROVEMENTS

     The components of property, equipment and improvements are as follows:

                                                          DECEMBER 31,   APRIL 2,
                                                              1997         1998
                                                          ------------   --------
Equipment...............................................      $39          $134
Furniture and fixtures..................................       --             4
                                                              ---          ----
                                                               39           138
Less accumulated depreciation and amortization..........        3             8
                                                              ---          ----
                                                              $36          $130
                                                              ===          ====

     Equipment includes amounts for assets acquired under capital leases of $41 at April 2, 1998. Accumulated amortization for these assets was $1 at April 2, 1998. Total depreciation and amortization expense for the periods ended December 31, 1997 and April 2, 1998 was $3 and $5.

3. LEASE OBLIGATIONS

     The Company leases certain office facilities on a month-to-month basis, which require the Company to pay operating costs, including property taxes, insurance and maintenance. These facility leases generally contain renewal options and provisions adjusting the lease payments based upon changes in the consumer price index and increases in real estate taxes and operating expenses or in fixed increments. Facility rent expense for the periods ended December 31, 1997 and April 2, 1998 amounted to $2 and $3 respectively.

     The Company also has obligations under capital equipment leases. The capital lease is with a company affiliated with an officer of the Company. Future minimum lease payments capital leases having terms in excess of one year as of April 2, 1998 are as follows:

                                                               CAPITAL
                                                               LEASES
                                                               -------
Year Ending December 31,
  1999......................................................     $10
  2000......................................................      10
  2001......................................................      10
  2002......................................................      10
  2003......................................................       9
  Thereafter................................................      --
                                                                 ---
          Total minimum lease payments......................      49
  Less amounts representing interest........................      10
                                                                 ---
  Present value of minimum capital lease obligations........      39
  Less current portion......................................       6
                                                                 ---
  Noncurrent portion........................................     $33
                                                                 ===

                                 CATV.NET, INC.

4. INCOME TAXES

     The Company accounts for income taxes under the provisions of Statement of Financial Accounting Standards (SFAS 109) Accounting for Income Taxes which provides for the establishment of deferred tax assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. As of April 2, 1998, the Company had deferred tax assets of approximately $53 primarily related to federal and state net operating loss carryforwards. The net deferred tax asset has been fully offset by a valuation allowance based upon the Company's history of operating losses. The federal and state net operating loss carryforwards of approximately $133 at April 2, 1998 expire in 2018. Utilization of these net operating losses may be subject to a substantial annual limitation provided by the Internal Revenue Code of 1986 and similar state provisions. The annual limitation may result in the expiration of net operating losses before utilization.

     Prior to the February 23, 1998 conversion of the Company from a limited liability company to a corporation (CATV.net, Inc.), the Company was treated as a flow-through entity for federal income tax purposes. The losses of the Company were reported by its members on their individual federal and state income tax returns, and CATV.net LLC did not pay income taxes or receive income tax benefits.

5. MANDATORILY REDEEMABLE CONVERTIBLE PREFERRED STOCK

     Outstanding mandatorily redeemable convertible preferred stock, ("Preferred Stock") at April 2, 1998 consists of the following:

                                          SHARES ISSUED    PROCEEDS OF
                                               AND            NET OF       LIQUIDATION
ISSUE PRICE                                OUTSTANDING    ISSUANCE COSTS      VALUE
-----------                               -------------   --------------   -----------
$1.00...................................     500,000           500             510

     The Company issued 500,000 shares of its Preferred Stock on February 23, 1998. The holder of the Preferred Stock has subscribed to an additional 2,000,000 shares, payable at the option of the Company. The Preferred Stock ranks senior to the common stock with respect to the payment of dividends, distribution of assets, and rights upon liquidation, dissolution or winding up of the company.

  Dividends

     The holders of Preferred Stock are entitled to receive dividends in preference to holders of common shares. Dividends accrue on the shares at an annual rate of $.07 per share. Dividends accrue on each share whether or not earned or declared by the company. Such dividends are cumulative, and must be paid before any dividend or distribution is declared on common stock. Any accumulation of dividends on the preferred shares do not bear interest. In lieu of cash, a holder of preferred shares is entitled to receive common stock valued at its current fair market value.

  Liquidation

     Upon any liquidation of the Company, before any distribution is made to common stock holders, the holders of Preferred Stock are entitled to receive from the assets of the Company the issue price per share plus a 25% compounded annual return on the investment, less any dividends already paid on the shares. However, if the amount to be distributable for each share of common stock, assuming conversion of the Preferred Shares plus accrued and unpaid dividends to common shares, is higher, the holders of the Preferred Shares may elect to receive that per share amount.

                                 CATV.NET, INC.

  Redemption

     If the Company has not completed a qualified initial public offering of common stock, the holders of Preferred Stock may require the Company to redeem the shares on or after April 3, 2003. The required redemption price is to be the greater of the initial purchase price plus accrued but unpaid dividends or the fair value per share based on a qualified appraisal acceptable to both the Company and the shareholder. The shares of preferred stock are not redeemable at the Company's option.

  Conversion

     The Preferred Stock is convertible at the option of the holder into an equal number of common shares. Upon conversion of any share of Preferred Stock, all accrued but unpaid dividends are to be paid in shares of common stock based on the fair value of the common stock at the date of the conversion. The Company is required to reserve a sufficient number of authorized but unissued common shares to allow for the Preferred Stock conversion rights to be satisfied. Each share of Preferred Stock is to be automatically converted to common shares immediately upon the closing of a qualified initial public offering.

     In the case of the sale or merger of the Company, as defined, the holders of Preferred Stock are permitted to convert their Preferred Shares in a manner that will allow the holder to obtain the issue price for the shares plus a 25% compounded annual return on the investment, less any dividends paid on the shares. If the company issues common shares, or warrants, options, convertible securities or other securities entitling the holders to obtain common stock, for a consideration per share which is less than the par value of the Preferred Stock, then the conversion price is to be adjusted to reflect the lower price. As a result, the holders of the Preferred Stock would be able to receive additional common shares upon conversion. The terms of the conversion are also adjusted in the case of stock splits and dividends, capital reorganizations and other specified events to allow the holders of Preferred Stock to receive the same rights that would have been received had the conversion taken place before the event occurred. The holders of the Preferred Stock waived their right to exercise this provision in the exchange of preferred shares on April 3, 1998.

  Voting

     All shares of preferred stock have voting rights. The number of votes per preferred shares are adjusted so that at any time the total votes attributable to Preferred Stock is equal to 2,500,000 common shares. As a result, the holders of Preferred Stock have a majority voting interest in the Company at April 2, 1998.

6. STOCK OPTION PLAN

     In February 1998, the Company's Board of Directors adopted the 1998 Stock Option Plan (the Plan). A total of 45,000 shares of common stock were reserved for issuance under this Plan.

     The exercise price for the options is determined by the Board of Directors, but shall not be less than 100% of the fair market value of the common stock on the date the option is granted. Generally, the options vest over a five-year period after the date of grant and expire ten years after the date of grant. The Plan provides for accelerated vesting should there be a change in control, or an initial public offering of the Company's common stock. Option holders that terminate their employment with the Company forfeit all non-vested options. Employees, key advisors and non-employee directors of the Company are eligible to receive awards under the Plan.

                                 CATV.NET, INC.

     The following table summarizes the activity of the Company's stock option plan:

                                                                       WEIGHTED
                                                                       AVERAGE
                                                           SHARES   EXERCISE PRICE
                                                           ------   --------------
Outstanding at January 1, 1998...........................     --
  Options granted to employees...........................  6,000        $1.00
  Options cancelled......................................
                                                           -----        -----
Outstanding at April 2, 1998.............................  6,000        $1.00
                                                           =====        =====

     At April 2, 1998 there were no options exercisable under the Plan. The following table summarizes information about options outstanding at April 2, 1998:

                                                                      WEIGHTED
                                                                       AVERAGE
                                                                      REMAINING
                                                       NUMBER OF     CONTRACTUAL
EXERCISE PRICE                                          SHARES     LIFE (IN YEARS)
--------------                                         ---------   ---------------
$1.00................................................    6,000           9.8

     The Company applies APB No. 25, and related interpretations in accounting for its stock option plan. Under APB No. 25, compensation expense is recognized based on the amount by which the fair value of the Company's common stock exceeds the exercise price of the stock options at the date of grant. No expense was recognized during the period ended April 2, 1998.

     The Company has adopted the disclosure only provisions of SFAS 123. The weighted average fair value of the options granted as of April 2, 1998 was $.24 per option. Had compensation expense been recognized pursuant to SFAS No. 123, the Company's net loss would have been increased to the pro forma amounts indicated below for the period ended April 21, 1998:

Net loss -- as reported.....................................   $223
Net loss -- pro forma.......................................   $224

     The fair value of each option grant is estimated on the date of grant using the minimum value option pricing method with the following weighted average assumptions used for grants for the period ended April 2, 1998:

                                                                1998
                                                               -------
Expected life of options in years...........................   5 years
Risk-free interest rate.....................................     5%
Expected dividend yield.....................................     0%
Expected volatility.........................................     N/A

7. RELATED PARTY TRANSACTIONS

     The Company incurred fees for financial advisory services provided by a private investment firm managed by two of the Company's directors. Total fees for these services were $7 for the period ended April 2, 1998.

     An officer of the Company is associated with a private company that entered into a service agreement with the Company to provide certain financial, accounting, professional staffing and legal services to the Company. The Company paid fees of $1 and $28 relating to these services during the periods ended December 31, 1997 and April 2, 1998, respectively.

                                 CATV.NET, INC.

     In February, 1998, the Company borrowed $44 from a private company associated with an officer of the Company. The note bears interest at a rate of 7% per annum with monthly installments of approximately $1 through February 5, 2003. The loan represents working capital funded by the private company from March 1998 to April 1998.

8. RISKS AND UNCERTAINTIES

  Dependence on Key Technology Suppliers

     The Company currently depends on a limited number of suppliers for certain key technologies used to build and manage the Company's services. Although the Company believes that there are alternative suppliers for each of these technologies, the Company has established favorable relationships with each of its current suppliers, and it could take a significant period of time to establish relationships with alternative suppliers and substitute their technologies. The loss of any of the Company's relationships with its current suppliers could have a material, adverse effect on the Company's financial condition and results of operations. Should the company not obtain additional cable systems for distribution, it could have a material, adverse effect on the Company's financial condition and results of operations.

  Dependence on Cable Companies

     The Company's business plan is dependent on cable companies to distribute its service to its subscribers. The Company has an agreement with several of its shareholders to provide exclusive Internet access on certain cable systems controlled by them. However, there is no guarantee that the shareholders will provide additional cable systems for distribution by the Company. In addition, the Company's agreements with individual cable systems are for terms of no more than 5 years, and they may be terminated prior to that date under certain circumstances.

     The Company's ability to provide its services is also dependent on the availability and reliability of the infrastructure of the cable system operators. Currently, many cable system operators in the Company's markets and potential markets have not upgraded their systems to allow the Company to efficiently provide its services. These cable system operators are under no obligation to undertake an upgrade of their systems, and the Company is therefore dependent on cable system operators to make the improvements that will allow the Company to provide its services.

9. SUBSEQUENT EVENTS

     The Company was acquired by High Speed Access Corp. in an exchange of stock on April 3, 1998.

                       REPORT OF INDEPENDENT ACCOUNTANTS

Board of Directors
High Speed Access Network, Inc.

     In our opinion, the accompanying balance sheets and the related statements of operations, changes in stockholders' deficit and of cash flows present fairly, in all material respects, the financial position of High Speed Access Network, Inc. at December 31, 1997 and April 3, 1998 and the results of its operations and its cash flows for the periods from July 21, 1997 (inception) through December 31, 1997 and January 1, 1998 through April 3, 1998, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

/s/PRICEWATERHOUSECOOPERS, LLP

   Louisville, Kentucky
   March 12, 1999

                        HIGH SPEED ACCESS NETWORK, INC.

                                 BALANCE SHEETS
               (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)

                                     ASSETS

                                                              DECEMBER 31,   APRIL 3,
                                                                  1997         1998
                                                              ------------   --------
Current assets:
  Cash and cash equivalents.................................     $   9       $   575
  Accounts receivable.......................................        --            18
  Receivable from vendor....................................       113            --
  Prepaid expenses and other assets.........................         7            13
                                                                 -----       -------
          Total current assets..............................       129           606
Property, equipment and improvements, net...................       211           468
Intangible assets, net......................................        87            80
                                                                 -----       -------
          Total assets......................................     $ 427       $ 1,154
                                                                 =====       =======
                        LIABILITIES AND STOCKHOLDERS' DEFICIT
Current liabilities:
  Accounts payable..........................................     $  45       $   430
  Advances from related parties.............................       741           922
  Accrued compensation and related expenses.................         7           115
  Other current liabilities.................................         7           129
                                                                 -----       -------
          Total current liabilities.........................       800         1,596
                                                                 -----       -------
Mandatorily redeemable convertible preferred stock:
  No par value, 2,500,000 shares designated; 500,000 shares
     issued and outstanding; 2,000,000 shares subscribed....        --         2,500
  Subscription receivable...................................        --        (2,000)
                                                                 -----       -------
                                                                    --           500
                                                                 -----       -------
Stockholders' deficit:
  Common stock, $.01 par value, 4,900,000 shares authorized;
  1 share issued and outstanding, 1997; 2,000,000 shares
  issued and outstanding, 1998..............................        --            --
  Additional paid-in capital................................        --           947
  Accumulated deficit.......................................      (373)       (1,889)
                                                                 -----       -------
          Total stockholders' deficit.......................      (373)         (942)
                                                                 -----       -------
          Total liabilities and stockholders' deficit.......     $ 427       $ 1,154
                                                                 =====       =======

     The accompanying notes are an integral part of these financial statements.

                        HIGH SPEED ACCESS NETWORK, INC.

                            STATEMENTS OF OPERATIONS
               (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)

                                                  JULY 21, 1997 (INCEPTION)      JANUARY 1, 1998 THROUGH
                                                  THROUGH DECEMBER 31, 1997           APRIL 3, 1998
                                                  -------------------------      -----------------------
Net revenue.....................................            $   9                        $    87
Costs and expenses:
  Operating costs...............................              218                            247
  Engineering...................................               23                             48
  Sales and marketing...........................              109                            315
  General and administrative....................               32                             46
  Non-cash stock compensation...................               --                            947
                                                            -----                        -------
          Total costs and expenses..............              382                          1,603
                                                            -----                        -------
          Net loss..............................            $(373)                       $(1,516)
                                                            =====                        =======

   The accompanying notes are an integral part of these financial statements.

                        HIGH SPEED ACCESS NETWORK, INC.

                 STATEMENT OF CHANGES IN STOCKHOLDERS' DEFICIT
    FOR THE PERIODS FROM JULY 21, 1997 (INCEPTION) THROUGH DECEMBER 31, 1997
                   AND JANUARY 1, 1998 THROUGH APRIL 3, 1998
               (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)

                                       COMMON STOCK                                           TOTAL
                                    -------------------     ADDITIONAL      ACCUMULATED   STOCKHOLDERS'
                                     SHARES     AMOUNT    PAID IN CAPITAL     DEFICIT        DEFICIT
                                    ---------   -------   ---------------   -----------   -------------
Issuance of common stock in
  connection with the formation of
  the Company.....................          1   $    --        $ --           $    --        $   --
Net loss..........................                   --          --              (373)         (373)
                                    ---------   -------        ----           -------        ------
BALANCES AT DECEMBER 31, 1997.....          1        --          --              (373)         (373)
Issuance of 1,999,999, shares
  including 1,184,000 fully vested
  shares to employees and
  consultants in exchange for
  services........................  1,999,999        --         947                --           947
Net loss..........................         --        --          --            (1,516)       (1,516)
                                    ---------   -------        ----           -------        ------
BALANCES AT APRIL 3, 1998.........  2,000,000        --         947            (1,889)         (942)
                                    =========   =======        ====           =======        ======

   The accompanying notes are an integral part of these financial statements.

                        HIGH SPEED ACCESS NETWORK, INC.

                            STATEMENTS OF CASH FLOWS
               (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)

                                                                JULY 21, 1997
                                                                 (INCEPTION)      JANUARY 1, 1998
                                                                   THROUGH        THROUGH APRIL 3,
                                                              DECEMBER 31, 1997         1998
                                                              -----------------   ----------------
OPERATING ACTIVITIES
Net loss....................................................        $(373)            $(1,516)
  Adjustments to reconcile net loss to cash used in
     operating activities:
     Depreciation and amortization..........................           33                  30
     Amortization of intangible asset.......................           --                   7
     Stock compensation.....................................           --                 947
     Changes in assets and liabilities:
       Accounts receivable..................................           --                 (18)
       Receivable from vendor...............................         (113)                 --
       Prepaid expenses and other current assets............           (7)                107
       Accounts payable.....................................           45                 385
       Accrued compensation and related expenses............            7                 108
       Other current liabilities............................            7                 122
                                                                    -----             -------
          Net cash provided by (used) in operating
            activities......................................         (401)                172
                                                                    -----             -------
INVESTING ACTIVITIES
Purchase of property, equipment and improvements, net of
  capital leases............................................         (244)               (287)
Acquisition of customer base................................          (87)                 --
                                                                    -----             -------
Net cash used in investing activities.......................         (331)               (287)
                                                                    -----             -------
FINANCING ACTIVITIES
Net proceeds from issuance of mandatorily redeemable
  convertible preferred stock...............................           --                 500
Advances from related parties...............................          741                 181
                                                                    -----             -------
          Net cash provided by financing activities.........          741                 681
                                                                    -----             -------
Net increase in cash and cash equivalents...................            9                 566
Cash and cash equivalents, beginning of period..............           --                   9
                                                                    -----             -------
          Cash and cash equivalents, end of period..........        $   9             $   575
                                                                    =====             =======

   The accompanying notes are an integral part of these financial statements.

                        HIGH SPEED ACCESS NETWORK, INC.

                         NOTES TO FINANCIAL STATEMENTS
    FOR THE PERIODS FROM JULY 21, 1997 (INCEPTION) THROUGH DECEMBER 31, 1997
                   AND JANUARY 1, 1998 THROUGH APRIL 3, 1998
           (DOLLARS IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)

1. THE COMPANY AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  The Company

     High Speed Access Network, Inc. (the "Company" and "HSAN") provides high speed Internet access via cable modems to residential and commercial customers in exurban areas. The Company enters into long-term exclusive contracts with cable system operators to provide them with a comprehensive "turnkey" service. That service enables a cable system's customers to receive high speed Internet access. In exchange for providing access to its customers, the Company pays the cable operator a portion of the monthly fees received from the customer that subscribes to the services.

     The Company provides the necessary equipment to provide Internet access to a cable operator's customer base. The Company installs its Internet equipment at the head-end facilities of the cable operator and performs tests on the system. Once the equipment is ready for use, the Company markets the services and installs cable modems for residential and commercial customers, generally using outside vendors to perform the cable modem installation process.

BASIS OF PRESENTATION

     HSAN was incorporated on July 1, 1997, with the issuance of 1 share of its $.01 par value common shares. On April 2, 1998, HSAN's Board of Directors approved the issuance of an additional 1,999,999 shares to the founder and four employees and advisors. No proceeds were received from the issuance of the additional shares. The issuance of the additional shares has been accounted for as a 2,000,000 to 1 stock split in the accompanying financial statements. Accordingly all prior period amounts reflect the stock split as if it had occurred on July 21, 1997. The Company recognized compensation expense of $947 related to the issuance of 1,184,000 shares to employees and consultants for services other than the founder. Compensation expense was recognized based on the Company's estimate of the fair value of $.80 per common share per the common stock issued.

     The Company issued 500,000 shares of mandatorily redeemable convertible preferred stock occurred on April 3, 1998 just prior to the Company being acquired by High Speed Access Corp. in a stock-for-stock transaction. Because the Company's operations for April 3, 1998 are included in the financial statements of the acquiring company, the financial statements of the Company include the results of operations only through April 2, 1998.

  Revenue Recognition

     Monthly customer subscription revenue is recognized in the period in which subscription services are provided. Subscription revenue billed in advance is deferred until the related services are provided.

  Long-Lived Assets

     The Company reviews for the impairment of long-lived assets and certain identifiable intangibles whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. An impairment loss would be recognized when estimated future cash flows expected to result from the use of the asset and its eventual disposition is less than its carrying amount. No such impairment losses have been identified by the Company.

                        HIGH SPEED ACCESS NETWORK, INC.

  Property, Equipment and Improvements

     Property, equipment, and improvements are stated at cost. Depreciation and amortization are computed using the straight-line method over the estimated useful life of the assets for equipment (3 years) and furniture and fixtures (5 years), or the shorter of useful life or lease term for leasehold improvements. Retirements, sales and disposals of assets are recorded by removing the cost and accumulated depreciation from the accounts with any resulting gain or loss recognized in income.

  Intangible Assets

     The Company recognized an intangible asset of $87 for the acquisition of a customer base from an internet service provider in December 1997. The cost of the customer base is being amortized over a three year period on a straight-line basis. Amortization expense for the period ended April 2, 1998 was $7.

  Income Taxes

     The Company has elected to be taxed under Subchapter S of the Internal Revenue Code. As a result, the Company's losses have been reported by the shareholders on their individual federal and state income tax returns, and no income tax expense or benefit has been recognized by the Company.

  Fair Value of Financial Instruments

     The Company's financial instruments principally consist of cash and cash equivalents, accounts receivable, and accounts payable, that are carried at cost, which approximates fair value because of the short-term nature of these instruments, while the Company believes that the fair value of such instruments approximates carrying value, advances from related parties may not necessarily reflect fair value because of their nature.

  Cash and Cash Equivalents

     Cash and cash equivalents include all short-term, highly liquid investments that mature within three months of their acquisition date.

  Concentration of Credit Risk

     The Company's customers consist of residential and commercial customers in the various markets served by the Company. As such, no single customer accounted for greater than 10% of total revenues or accounts receivable balances for the periods ended December 31, 1997 and April 2, 1998.

  Engineering

     Engineering costs are expensed as incurred.

  Recent Accounting Pronouncements

     In April 1998 the American Institute of Certified Public Accountants (AICPA) issued Statement of Position (SOP) 98-5, Reporting on the Costs of Start-Up Activities (SOP 98-5). SOP 98-5, which is effective for fiscal years beginning after December 15, 1998, provides guidance on the financial reporting of start-up costs and organization costs. It requires costs of start up activities and organization costs to be expensed as incurred. As the Company has expensed these costs, the adoption of this standard is not expected to have a significant impact on the Company's results of operations, financial position or cash flows.

                        HIGH SPEED ACCESS NETWORK, INC.

     In June 1998 the Financial Accounting Standards Board issued Accounting for Derivatives and Hedging Activities (SFAS 133), which establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts (collectively referred to as derivatives) and for hedging activities. SFAS 133 is effective for all fiscal quarters of fiscal years beginning after June 15, 1999. As the Company does not currently engage or plan to engage in derivatives, there will be no impact to the Company's results of operations, financial position or cash flows upon the adoption of SFAS 133.

  Use of Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make certain estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported results of operations during the reporting period. Actual results could differ from those estimates.

2. PROPERTY, EQUIPMENT AND IMPROVEMENTS

     The components of property, equipment and improvements are as follows:

                                                          DECEMBER 31,   APRIL 2,
                                                              1997         1998
                                                          ------------   --------
Equipment...............................................      $237         $507
Furniture and fixtures..................................         7           22
Leasehold improvements..................................        --            2
                                                              ----         ----
                                                               244          531
Less accumulated depreciation and amortization..........        33           63
                                                              ----         ----
                                                              $211         $468
                                                              ====         ====

     Total depreciation and amortization expense for the periods ended December 31, 1997 and April 2, 1998 were $33 and $30, respectively.

3. LEASE OBLIGATIONS

     The Company leases certain office facilities under operating leases on a month to month basis which require the Company to pay operating costs, including property taxes, insurance and maintenance. These facility leases generally contain renewal options and provisions adjusting the lease payments based upon changes in the consumer price index and increases in real estate taxes and operating expenses or in fixed increments. Facility rent expense for the periods ended December 31, 1997 and April 2, 1998 amounted to $5 and $12 respectively.

4. MANDATORILY REDEEMABLE CONVERTIBLE PREFERRED STOCK

     Mandatorily redeemable convertible preferred stock ("Preferred Stock") at April 3, 1998 consists of the following:

          SHARES      PROCEEDS NET
ISSUE   ISSUED AND    OF ISSUANCE    LIQUIDATION
PRICE   OUTSTANDING      COSTS          VALUE
-----   -----------   ------------   -----------
$1.00      500,000          500           500

                        HIGH SPEED ACCESS NETWORK, INC.

     The 500,000 shares of Preferred Stock were issued on April 3, 1998. Preferred Stock ranks senior to the common stock with respect to the payment of dividends, distribution of assets, and rights upon liquidation, dissolution or winding up of the Company.

  Dividends

     The holders of Preferred Stock are entitled to receive dividends in preference to holders of common stock. Dividends accrue on the Preferred Stock at an annual rate of $.07 per share, respectively. Dividends accrue on each share from its date of issuance, whether or not earned or declared by the Company. Such dividends are cumulative, and must be paid before any dividend or distribution is declared on common stock. Any accumulation of dividends on the Preferred Stock does not bear interest. In lieu of cash, a holder of Preferred Stock is entitled to receive common stock valued at its current fair market value.

  Liquidation

     Upon any liquidation of the Company, before any distribution is made to common stock holders, the holders of Preferred Stock are entitled to receive from the assets of the Company the issue price per share for the Series plus a 25% percent compounded annual return on the investment, less any dividends already paid on the shares. However, if the amount to be distributable for each share of common stock, assuming conversion of the Preferred Stock plus accrued and unpaid dividends to common stock, is higher, the holders of the Preferred Stock may elect to receive that per share amount.

  Redemption

     If the Company has not completed a qualified IPO of common stock, the holders of Preferred Stock may require the Company to redeem the shares on or after April 3, 2003. The required redemption price is to be the greater of the initial purchase price plus accrued but unpaid dividends or the fair value per share based on a qualified appraisal acceptable to both the Company and the shareholders. The shares of preferred stock are not redeemable at the Company's option.

  Conversion

     Each Series of Preferred Stock is convertible at the option of the holder into an equal number of shares of common stock. Upon conversion of any share of Preferred Stock, all accrued but unpaid dividends are to be paid in shares of common stock based on the fair value of the common stock at the date of the conversion. The Company is required to reserve a sufficient number of authorized but unissued common shares to allow for the Preferred Stock conversion rights to be satisfied. Each share of Preferred Stock is to be automatically converted to common stock immediately upon the closing of a qualified IPO.

     In the case of the sale or merger of the Company, as defined, the holders of Preferred Stock are permitted to convert their Preferred Stock in a manner that will allow the holder to obtain the issue price for the shares plus a 25% compounded annual return on the investment, less any dividends paid on the shares. If the Company issues common shares, or warrants, options, convertible securities or other securities entitling the holders to obtain common stock, for a consideration per share which is less than the par value of the Preferred Stock, then the conversion price is to be adjusted to reflect the lower price. In such an instance, the holders of the Preferred Stock would be able to receive additional common shares upon conversion. The terms of the conversion are also adjusted in the case of stock splits and dividends, capital reorganizations and other specified events to allow the holders of Preferred Stock to receive the same rights that would have been received had the conversion taken place before the event occurred.

                        HIGH SPEED ACCESS NETWORK, INC.

  Voting Rights

     All shares of Preferred Stock have voting rights. Each share has the number of votes equal to the number of shares of common stock into which the Preferred Stock are convertible.

     All shares of preferred stock have voting rights. The number of votes per preferred shares are adjusted so that at any time the total votes attributable to Preferred Stock is equal to 2,500,000 common shares. As a result, the holders of Preferred Stock have a majority voting interest in the Company at April 2, 1998.

  Adjustment of Terms

     The terms of the Preferred Stock with respect to dividends, liquidation, redemption, conversion and voting rights are adjusted upon a stock split, dividend or other recapitalization to maintain the effects of the original terms. Upon an IPO, all Preferred Stock is automatically converted to common stock and all preferential rights are terminated.

5. RELATED PARTY TRANSACTIONS

     The founder of the Company made advances to the Company totalling $741 as of December 31, 1997 and $922 as of April 2, 1998. No interest was charged on their advances, which were due on demand.

6. RISKS AND UNCERTAINTIES

  Dependence on Key Technology Suppliers

     The Company currently depends on a limited number of suppliers for certain key technologies used to build and manage the Company's services. Although the Company believes that there are alternative suppliers for each of these technologies, the Company has established favorable relationships with each of its current suppliers, and it could take a significant period of time to establish relationships with alternative suppliers and substitute their technologies. The loss of any of the Company's relationships with its current suppliers could have a material, adverse effect on the Company's financial condition and results of operations. Should the company not obtain additional cable systems for distribution, it could have a material, adverse effect on the Company's financial condition and results of operations.

  Dependence on Cable Companies

     The Company's business plan is dependent on cable companies to distribute its service to its subscribers. The Company has an agreement with several of its shareholders to provide exclusive Internet access on certain cable systems controlled by them. However, there is no guarantee that the shareholders will provide additional cable systems for distribution by the Company. In addition, the Company's agreements with individual cable systems are for terms of no more than 5 years, and they may be terminated prior to that date under certain circumstances.

     The Company's ability to provide its services is also dependent on the availability and reliability of the infrastructure of the cable system operators. Currently, many cable system operators in the Company's markets and potential markets have not upgraded their systems to allow the Company to efficiently provide its services. These cable system operators are under no obligation to undertake an upgrade of their systems, and the Company is therefore dependent on cable system operators to make the improvements that will allow the Company to provide its services.

7. SUBSEQUENT EVENTS

     The Company was acquired by High Speed Access Corp. in an exchange of stock on April 3, 1998.

                            HIGH SPEED ACCESS CORP.

              UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS

     The unaudited combined pro forma statement of operations for the year ended December 31, 1998 reflects the acquisitions of CATV.net, Inc. (CATV) and HSA Network, Inc. (HSAN), as if the transactions occurred on January 1, 1998. Since the pro forma financial statement which follows is based upon the financial condition and operating results of CATV and HSAN during periods when they were not under the control or management of High Speed Access Corp. (HSA), the information presented may not be indicative of the results which would have actually been obtained had the acquisitions been completed as of January 1, 1998 nor are they indicative of future financial or operating results. The unaudited pro forma financial information does not give effect to any synergies that may occur due to the integration of the companies. The combined pro forma statement of operations should be read in conjunction with the historical audited financial statement of HSA and the notes thereto, as well as the audited historical financial statements of CATV and HSAN and the notes thereto included elsewhere in this prospectus. The acquisitions have been accounted for by the purchase method of accounting. A pro forma balance sheet as of December 31, 1998 has not been presented herein since both acquisitions were completed on April 3, 1998 and have been reflected in HSA's consolidated balance sheet as of December 31, 1998 appearing elsewhere herein.

                         HSA CORPORATION, CATV AND HSAN

              UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS
                      FOR THE YEAR ENDED DECEMBER 31, 1998

                                                                            PRO FORMA    PRO FORMA
                                           HSA CORP.    CATV      HSAN     ADJUSTMENTS   COMBINED
                                           ---------    -----    -------   -----------   ---------
Net revenue..............................  $     337    $  26    $    87      $  --      $     450
Cost and Expenses:
  Operating Costs........................      2,067       87        247                     2,401
  Engineering............................      2,266       58         48                     2,372
  Sales and marketing....................      3,696       67        315                     4,078
  General and administrative.............      2,323       38         47        209          2,616
  Non-cash stock compensation............         --       --        947         --            947
                                           ---------    -----    -------      -----      ---------
          Total expenses.................     10,352      250      1,603        209         12,414
Loss from operations.....................    (10,015)    (224)    (1,516)      (209)       (11,964)
Interest income, net.....................         40       (1)                                  41
                                           ---------    -----    -------      -----      ---------
Net loss.................................     (9,975)    (223)    (1,516)      (209)       (11,923)
Mandatorily redeemable convertible
  preferred stock dividends..............       (385)                                         (385)
Accretion of redemption value of
  mandatorily redeemable convertible
  preferred stock........................   (120,282)                                     (120,282)
                                           ---------    -----    -------      -----      ---------
Net loss attributable to common
  stockholders per common share..........  $(130,642)   $(223)   $(1,516)     $(209)     $(132,590)
                                           =========    =====    =======      =====      =========
Pro forma net loss per share:
  Basic and diluted......................  $  (21.07)                                    $  (21.39)
  Weighted average shares outstanding
     (basic and diluted).................  6,200,000                                     6,200,000

       See accompanying notes to Pro Forma Combined Financial Statements

                            HIGH SPEED ACCESS CORP.

           NOTES TO UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS

1. BASIC OF PRESENTATION

     The unaudited pro forma combined statement of operations for the year ended December 31, 1998 give effect to the acquisitions of CATV and HSAN as if they had occurred on January 1, 1998. The effects of the acquisitions have been presented using the purchase method of accounting and accordingly, the purchase price was allocated to the assets acquired and liabilities assumed.

2. PRO FORMA ADJUSTMENT

     The pro forma statement of operations for the year ended December 31, 1998 has been adjusted to reflect the amortization of the excess of cost over net identifiable assets acquired associated with the acquisitions of CATV and HSAN. The excess of cost over net identifiable assets acquired is being amortized over a period of 60 months.

                              [INSIDE BACK COVER]

            [Schematic diagram depicting connection of the Internet
                   through the cable headend to the end user]

                                      LOGO

                               13,000,000 SHARES

                            [HIGH SPEED ACCESS LOGO]

                                  COMMON STOCK

             ------------------------------------------------------

                                   PROSPECTUS
                                           , 1999
             ------------------------------------------------------

                     LEHMAN BROTHERS      J.P. MORGAN & CO.
                              Joint Lead Managers

BANC OF AMERICA SECURITIES LLC
                                                                            CIBC
WORLD MARKETS

THIS INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY JURISDICTION WHERE THE OFFER OR SALE IS NOT PERMITTED.

              [ALTERNATE PAGE FOR CONCURRENT OFFERING PROSPECTUS]

                   SUBJECT TO COMPLETION, DATED MAY 17, 1999

PROSPECTUS

                                     SHARES
                            [HIGH SPEED ACCESS LOGO]

                                  COMMON STOCK

--------------------------------------------------------------------------------

 This prospectus relates to the estimated 672,043 shares of our common stock to be sold in an
 offering to Cisco Systems, Inc., the estimated 89,606 shares to be sold in an offering to Com21, Inc. and 896,057 shares to be sold in a offering to Microsoft Corporation. We also are offering shares to the public in our concurrent initial public offering of common stock.

               No public market currently exists for our shares.

  We propose to list the shares on the Nasdaq National Market under the symbol
                                    "HSAC."
              Anticipated Price Range $10.23 to $12.09 per share.

     INVESTING IN THE SHARES INVOLVES RISKS. RISK FACTORS BEGIN ON PAGE 7.

                                                              PER SHARE      TOTAL
                                                              ---------   -----------
Offering Price..............................................   $          $
Proceeds to High Speed Access Corp..........................   $          $

--------------------------------------------------------------------------------
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

          , 1999

              [ALTERNATE PAGE FOR CONCURRENT OFFERING PROSPECTUS]

                               TABLE OF CONTENTS

                                        PAGE
                                        ----
Prospectus Summary....................     1
Risk Factors..........................     7
Sale of Shares to Cisco, Com21 and
  Microsoft...........................    18
Use of Proceeds.......................    18
Dividend Policy.......................    18
Dilution..............................    19
Capitalization........................    20
Selected Financial Data...............    22
Management's Discussion and Analysis
  of Financial Condition and Results
  of
  Operations..........................    24
Business..............................    30
Management............................    45

                                        PAGE
                                        ----
Certain Transactions..................    55
Principal Stockholders................    58
Description of Securities.............    61
United States Federal Income Tax
  Consequences to Non-U.S. Holders....    65
Shares Eligible for Future Sale.......    68
Underwriting..........................    69
Plan of Distribution..................    71
Legal Matters.........................    71
Experts...............................    71
Available Information.................    71
Reports to Stockholders...............    71
Glossary of Technical Terms...........   A-1
Index to Financial Statements.........   F-1

                             ABOUT THIS PROSPECTUS

     You should only rely on the information contained in this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus. We are offering to sell, and seeking offers to buy, shares of common stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of common stock.

     This preliminary prospectus is subject to completion prior to this offering. Among other things, this preliminary prospectus describes our company as we currently expect it to exist at the time of the offering.

     See the section of this prospectus entitled "Risk Factors" for a discussion of certain factors that you should consider before investing in our common stock offered in this prospectus. All trademarks and trade names appearing in this prospectus are the property of their respective holders. Many of the technical terms we use in this prospectus, which are commonly used in our industry, are explained in the "Glossary of Technical Terms."

     Unless otherwise indicated, all information in this prospectus:

     - Reflects the conversion of all of our preferred stock into common stock upon the closing of this offering;

     - Reflects a 1.55-for-1 split of our common stock;

     - Assumes a price to public of $12.00 per share, and a price to Cisco, Com21 and Microsoft of $11.16 per share;

     - Assumes the filing of our amended and restated certificate of incorporation which, among other things, will authorize 10 million shares of undesignated preferred stock, 400 million shares of common stock and 100 million shares of limited voting Class A common stock; and

     - Assumes no exercise of the underwriters' over-allotment option.

     References in this prospectus to "HSA," "we," "our," and "us" refer to High Speed Access Corp., a Delaware corporation. High Speed Access Corp. was incorporated in Delaware on April 2, 1998. Our principal executive offices are located at 4100 East Mississippi Avenue, Denver, Colorado 80246. Our telephone number at that address is (303) 256-2000. Our principal operating offices are located 1000 W. Ormsby Avenue, Louisville, Kentucky 40210. Our telephone number at that location is (502) 515-3333. INFORMATION CONTAINED ON OUR WEB SITE DOES NOT CONSTITUTE PART OF THIS PROSPECTUS.

     Until                  , 1999, all dealers selling shares of the common
stock, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the obligation of dealers to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions. Information contained on our Web site does not constitute part of this Prospectus.

              [ALTERNATE PAGE FOR CONCURRENT OFFERING PROSPECTUS]

                              PLAN OF DISTRIBUTION

     The shares being registered hereunder are being issued and sold to Cisco, Com 21 and Microsoft pursuant to stock purchase agreements. This offering is not being underwritten. See "Sale of Shares to Cisco, Com 21 and Microsoft".

                                 LEGAL MATTERS

     The validity of the shares of common stock offered hereby will be passed upon for us by Brobeck, Phleger & Harrison LLP, Denver, Colorado.

                                    EXPERTS

     The financial statements of High Speed Access Corp. as of December 31, 1998 and for the period from April 3, 1998 through December 31, 1998; CATV net, Inc. as of December 31, 1997 and April 2, 1998 and for the periods from March 12, 1997 through December 31, 1998 and January 1, 1998 through April 2, 1998; and High Speed Access Network as of December 31, 1997 and April 3, 1998 and for the periods from July 21, 1997 through December 31, 1998 and January 1, 1998 through April 3, 1998, included in this Prospectus, have been so included in reliance on the report of PricewaterhouseCoopers, LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

                             AVAILABLE INFORMATION

     We have filed with the Securities and Exchange Commission a Registration Statement on Form S-1 (including the exhibits, schedules and amendments thereto) under the Securities Act with respect to the shares of common stock to be sold in the offering. This prospectus does not contain all the information set forth in the registration statement. For further information with respect to us and the shares of common stock to be sold in the offering, reference is made to the registration statement. Statements contained in this prospectus as to the contents of any contract, agreement or other document referred to are not necessarily complete, and in each instance reference is made to the copy of such contract, agreement or other document filed as an exhibit to the registration statement, each such statement being qualified in all respects by such reference.

     You may read and copy all or any portion of the Registration Statement or any other information HSA files at the Securities and Exchange Commission's public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. You can request copies of these documents, upon payment of a duplicating fee, by writing to the Securities and Exchange Commission. Please call the Securities and Exchange Commission at 1-800-SEC-0330 for further information on the operation of the public reference rooms. HSA's Securities and Exchange Commission filings, including the registration statement, are also available to you on the SEC's Web site (http://www.sec.gov).

     As a result of the offering, HSA will become subject to the information and reporting requirements of the Securities Exchange Act of 1934, as amended, and, in accordance therewith, will file periodic reports, proxy statements and other information with the Securities and Exchange Commission. Upon approval of the common stock for the quotation on the Nasdaq National Market, such reports, proxy and information statements and other information may also be inspected at the offices of Nasdaq Operations, 1735 K Street, N.W., Washington, D.C. 20006.

                            REPORTS TO STOCKHOLDERS

     We intend to furnish our stockholders annual reports containing audited financial statements and will make available copies of quarterly reports for the first three quarters of each year containing unaudited interim financial information.

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The following table sets forth the estimated costs and expenses, other than the underwriting discounts and commissions, payable by the Registrant in connection with the sale of the common stock being registered, all of which will be paid by the Registrant.

                                                               AMOUNT TO
                                                                BE PAID
                                                               ----------
SEC registration fee........................................   $   60,565
NASD filing fee.............................................       12,500
Nasdaq National Market listing fee..........................       95,000
Legal fees and expenses.....................................      600,000
Blue sky fees and expenses..................................        5,000
Accounting fees and expenses................................      250,000
Directors and officers liability insurance..................      600,000
Printing and engraving......................................      350,000
Transfer agent fees.........................................       10,000
Miscellaneous...............................................       16,935
                                                               ----------
          Total.............................................   $2,000,000
                                                               ==========

---------------
* To be supplied by amendment.

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS

     The Registrant's Amended and Restated Certificate of Incorporation to be in effect upon the closing of this offering (the "Certificate") provides that, except to the extent prohibited by the Delaware General Corporation Law, as amended (the "DGCL"), the Registrant's directors shall not be personally liable to the Registrant or its stockholders for monetary damages for any breach of fiduciary duty as directors of the Registrant. Under the DGCL, the directors have a fiduciary duty to the Registrant which is not eliminated by this provision of the Certificate and, in appropriate circumstances, equitable remedies such as injunctive or other forms of non-monetary relief will remain available. In addition, each director will continue to be subject to liability under the DGCL for breach of the director's duty of loyalty to the Registrant and its stockholders, for acts or omissions which are found by a court of competent jurisdiction to be not in good faith or involving intentional misconduct, for knowing violations of law, for actions leading to improper personal benefit to the director, and for payment of dividends or approval of stock repurchases or redemptions that are prohibited by DGCL. This provision also does not affect the directors' responsibilities under any other laws, such as the Federal securities laws or state or Federal environmental laws. The Registrant has obtained liability insurance for its officers and directors.

     Section 145 of the DGCL empowers a corporation to indemnify its directors and officers and to purchase insurance with respect to liability arising out of their capacity or status as directors and officers. The Certificate provides that the Registrant shall indemnify any person who was or is a party or is threatened to be made a party to or becomes involved in any action, suit or proceeding (whether civil, criminal, administrative or investigative) by reason of the fact that such person is or was a director or officer of the Registrant, or is or was serving at the request of the Registrant as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, against expenses (including attorney's fees), judgments, fines and amounts paid in settlement reasonably incurred by such person in connection with such action, suit or proceeding. The DGCL provides further that the indemnification permitted thereunder shall not be deemed exclusive of any other rights to which the directors and officers may be entitled under the corporation's bylaws, any agreement, a vote of stockholders or otherwise. The Registrant has entered into indemnification agreements with each member of the Board of Directors providing for the indemnification of the directors to the fullest extent authorized, permitted or allowed by Delaware law.

     At present, there is no pending litigation or proceeding involving any director, officer, employee or agent as to which indemnification will be required or permitted under the Certificate. The Registrant is not aware of any threatened litigation or proceeding that may result in a claim for such indemnification.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES

     Since the Registrant's inception, the Registrant has made the following sales of securities that were not registered under the Securities Act:

     1. On April 3, 1998, the Registrant issued and sold 6,200,000 shares of common stock (subsequently valued by the Registrant at $.52 per share or $3,200,000 in the aggregate) of the Registrant in exchange for 200,000 shares of common stock of CATV.net, Inc. and 2,000,000 shares of common stock of High Speed Access Network, Inc. in reliance on the exemption from registration provided by Section 4(2) of the Securities Act.

     2. During the period from April 3, 1998 to August 14, 1998, the Registrant issued and sold 5,000,000 shares of Series A Convertible Preferred Stock to Broadband Solutions, LLC in a private placement for an aggregate consideration of $5,000,000 in cash. Sales of Series A Convertible Preferred Stock were made in reliance on the exemption from registration provided by Section 4(2) of the Securities Act.

     3. During the period from September 1, 1998 to November 22, 1998, the Registrant issued and sold 2,000,000 shares of Series B Convertible Preferred Stock to Broadband Solutions II, LLC in a private placement for an aggregate consideration of $5,000,000 in cash and cancellation of indebtedness. Sales of Series B Convertible Preferred Stock were made in reliance on the exemption from registration provided by Section 4(2) of the Securities Act.

     4. On November 25, 1998, the Registrant issued and sold 8,000,000 shares of Series B Convertible Preferred Stock to Vulcan Ventures, Incorporated in a private placement for an aggregate consideration of $20,000,000 in cash. The sale of Series B Convertible Preferred Stock was made in reliance on an exemption from registration provided by Section 4(2) of the Securities Act.

     5. On November 25, 1998 the Registrant issued to Vulcan Ventures, Incorporated warrants to purchase up to an aggregate of 7,750,000 shares of common stock of the Registrant at a purchase price of $3.23 per share. 3,875,000 of the warrants expire on July 31, 2003 and 3,875,000 of the warrants expire on July 31, 2004. The warrants were issued in reliance on an exemption from registration provided by Section 4(2) of the Securities Act.

     6. On March 24, 1999, the Registrant issued to Atlanta On-Line Internet Inc. warrants to purchase 20,150 shares of common stock of the Registrant at a purchase price of $6.45 per share. The warrants were issued in reliance on an exemption from registration provided by Section 4(2) of the Securities Act.

     7. On April 29, 1999, the Registrant issued and sold 5,000,000 shares of Series C Convertible Preferred Stock to Vulcan Ventures, Incorporated in a private placement for an aggregate consideration of $25,000,000 in cash. The sale of Series C Convertible Preferred Stock was made in reliance on an exemption from registration provided by Section 4(2) of the Securities Act.

     8. On April 30, 1999, the Registrant issued to Microsoft Corporation warrants to purchase 250,000 shares of common stock of the Registrant for a purchase price equal to 125% of the public offering price per share. The warrants were issued in reliance on an exemption from registration provided by
Section 4(2) of the Securities Act.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

     (a) Exhibits.


         NUMBER                                  DESCRIPTION
         ------                                  -----------
          1.1*           -- Form of Underwriting Agreement.
          1.2**          -- Stock Purchase Agreement between High Speed Access Corp.
                            and Cisco Systems, Inc., as amended May 3, 1999.
          1.3**          -- Stock Purchase Agreement between High Speed Access Corp.
                            and Com21, Inc.
          1.4**          -- Stock Purchase Agreement between High Speed Access Corp.
                            and Microsoft Corporation
          3.1            -- Form of Amended and Restated Certificate of Incorporation
                            to be effective upon the closing of the offering.
          3.2**          -- Form of Amended and Restated Bylaws to be effective upon the closing of the offering.
          4.1            -- Specimen Common Stock certificate.
          4.2            -- See Exhibits 3.1 and 3.2 for provisions defining the
                            rights of holders of common stock of the Registrant.
          5.1*           -- Opinion of Brobeck, Phleger & Harrison LLP.
          9.1**          -- Voting Trust Agreement dated as of March 30, 1999 among
                            Terrence J. Herron, as Voting Trustee, and Joseph S.,
                            Gans, III, Joseph W. Aman, Lawrence Shewack, John Howell
                            and Terrence J. Herron.
         10.1**          -- Contribution Agreement among High Speed Access Corp.,
                            Broadband Solutions, LLC, and certain shareholders of
                            High Speed Access Corp., dated as of April 3, 1998, as
                            amended November 25, 1998.
         10.2**          -- Series B Convertible Preferred Stock Purchase Agreement
                            between High Speed Access Corp. and Broadband Solutions
                            II, LLC, dated as of September 1, 1998, as amended
                            November 25, 1998.
         10.3**          -- Series B Convertible Preferred Stock Purchase Agreement
                            between High Speed Access Corp. and Vulcan Ventures,
                            Incorporated, dated as of November 25, 1998.
         10.4**          -- Series C Convertible Preferred Stock Purchase Agreement
                            between High Speed Access Corp. and Vulcan Ventures,
                            Incorporated, dated November 25, 1998.
         10.5**          -- Class A Securities Purchase Warrant between High Speed
                            Access Corp. and Vulcan Ventures, Incorporated, dated as
                            of November 25, 1998, as Assigned April 23, 1999 and as
                            amended April 29, 1999.
         10.6**          -- Class B Securities Purchase Warrant between High Speed
                            Access Corp. Vulcan Ventures, Incorporated, dated as of
                            November 25, 1998, as Assigned April 23, 1999, and as
                            amended April 29, 1999.
         10.7+**         -- Systems Access and Investment Agreement among High Speed
                            Access Corp., Vulcan Ventures, Incorporated, Charter
                            Communications, Inc. and Marcus, Inc., dated as of
                            November 25, 1998.
         10.8+**         -- Programming Content Agreement between High Speed Access
                            Corp. and Vulcan Ventures, Incorporated, dated as of
                            November 25, 1998.
         10.9+**         -- Network Service Agreement between High Speed Access
                            Corp., Charter Communications, Inc., and Marcus Cable,
                            Inc., dated as of November 25, 1998.
         10.10**         -- Amended and Restated Registration Rights Agreement, dated as of November 25, 1998.
         10.11**         -- Voting Agreement by and among High Speed Access Corp. and certain shareholders dated as of November 25, 1998.

         NUMBER                                  DESCRIPTION
         ------                                  -----------
         10.12**         -- Employment, Non-Competition and Non-Disclosure Agreement
                            with W. Kent Oyler, III, dated April 3, 1998.
         10.13**         -- Employment, Non-Competition and Non-Disclosure Agreement
                            with Ronnie W. Pitcock, dated April 3, 1998.
         10.14**         -- $650,000 Promissory Note by High Speed Access Corp. in
                            favor of Gans Multimedia Partnership, dated April 3,
                            1998.
         10.15**         -- Assignment and Security Agreement dated April 3, 1998
                            between High Speed Access Corp. and Gans Multimedia
                            Partnership.
         10.16**         -- Noncompetition and Nondisclosure Agreement dated April 3,
                            1998 between High Speed Access Corp. and Joseph S. Gans,
                            III.
         10.17**         -- Convertible Preferred Stock Purchase Agreement dated as of April 3, 1998 among High Speed Access Network, Inc.,
                            Ronnie W. Pitcock, Joseph S. Gans, III and Broadband
                            Solutions, LLC.
         10.18**         -- Convertible Preferred Stock Purchase Agreement dated as of February 23, 1998 among CATV.net, Inc., Kent Oyler,
                            David Gibbs, Gibbs Family Limited Partnership, Colorado
                            Limited Partnership, OPM Services, Inc. and Broadband
                            Solutions, LLC.
         10.19**         -- Convertible Preferred Stock Registration Rights Agreement
                            dated as of February 23, 1998 among CATV.net, Inc., Kent
                            Oyler, David Gibbs, Gibbs Family Limited Partnership,
                            Colorado Limited Partnership, OPM Services, Inc. and
                            Broadband Solutions, LLC.
         10.20**         -- Services Agreement dated February 20, 1998 between
                            CATV.net, Inc. and OPM Services, Inc.
         10.21**         -- Asset Purchase Agreement dated March 17, 1999 among High
                            Speed Access Corp., Atlanta On-Line InterNet, Inc.,
                            Marvin Anglin and Ellen Anglin.
         10.22**         -- Warrant to Purchase Common Stock dated March 24, 1999
                            between High Speed Access Corp. and Atlanta On-Line
                            InterNet, Inc.
         10.23**         -- Warrant to Purchase Common Stock of Darwin Networks, Inc.
                            dated as of March 15, 1999 between Darwin Networks, Inc.
                            and High Speed Access Corp.
         10.24**         -- Revolving Credit Note dated as of March 15, 1999 issued by Darwin Networks, Inc. in favor of High Speed Access
                            Corp.
         10.25**         -- Services Agreement dated as of March 15, 1999 between
                            High Speed Access Corp. and Darwin Networks, Inc.
         10.26**         -- Amended and Restated Shareholders Agreement dated as of
                            November 25, 1998 among High Speed Access Corp. and
                            shareholders of High Speed Access Corp.
         10.27**         -- Master Loan and Security Agreement dated as of February
                            4, 1999 between Finova Capital Corporation and High Speed
                            Access Corp.
         10.28**         -- Lease dated April 1, 1998 between High Speed Access Corp.
                            and Henry Vogt Machine Co., as amended by a First
                            Amendment to Lease dated May 1, 1998, a Second Amendment
                            to Lease dated June 1, 1998, a Third Amendment to Lease
                            dated July 20, 1998, a Fourth Amendment to Lease dated
                            September 1, 1998, a Fifth Amendment to lease dated
                            November 1, 1998, a Sixth Amendment to Lease dated
                            January 1, 1999, and a Seventh Amendment to Lease dated
                            March 15, 1999.
         10.29**         -- HSAnet Cable Affiliate Agreement between High Speed
                            Access Network, Inc. and Gans Multimedia partnership
                            dated October 15, 1997.
         10.30**         -- 1998 High Speed Access Corp. Stock Option Plan
         10.31**         -- 1999 High Speed Access Corp. Stock Option Plan.

         NUMBER                                  DESCRIPTION
         ------                                  -----------
         10.32**         -- High Speed Access Corp. Non-Employee Director Stock
                            Option Plan.
         10.33**         -- Form of Indemnity Agreement.
         10.34**         -- Securities Purchase Warrant dated as of April 30, 1999
                            between High Speed Access Corp. and Microsoft
                            Corporation.
         10.35**         -- Letter Agreement dated as of April 30, 1999 between High
                            Speed Access Corp. and Microsoft Corporation.
         10.36+**        -- Letter of Intent between High Speed Access Corp. and
                            ServiceCo LLC dated as of March 31, 1999.
         10.37           -- Master Services Agreement dated as of January 1, 1999
                            between High Speed Access Corp. and National Cable
                            Television Cooperative, Inc.
         21.1**          -- Subsidiaries.
         23.1            -- Consent of PricewaterhouseCoopers LLP.
         23.2            -- Consent of PricewaterhouseCoopers LLP.
         23.3            -- Consent of PricewaterhouseCoopers LLP.
         23.4*           -- Consent of Brobeck, Phleger & Harrison LLP (included in
                            Exhibit 5.1).
         24.1**          -- Powers of Attorney (See Signature Page).
         27.1**          -- Financial Data Schedule.


---------------

 * To be supplied by amendment.

** Previously filed.

 + Confidential treatment requested for certain portions of this Exhibit pursuant to Rule 406 promulgated under the Securities Act.

ITEM 17. UNDERTAKINGS

     The undersigned Registrant hereby undertakes to provide to the Underwriter at the closing specified in the Underwriting Agreement, certificates in such denominations and registered in such names as required by the Underwriter to permit prompt delivery to each purchaser.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     The undersigned Registrant hereby undertakes that:

     (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424 (b)(1) or (4), or 497(h) under the Securities Act of 1933, shall be deemed to be part of this registration statement as of the time it was declared effective.

     (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Denver, State of Colorado, on this 24th day of May, 1999.


                                            HIGH SPEED ACCESS CORP.

                                            By:    /s/ GEORGE E. WILLETT
                                              ----------------------------------
                                                Name: George E. Willett
                                                Title: Chief Financial Officer

     Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities indicated:


                      SIGNATURE                                   TITLE(S)                   DATE
                      ---------                                   --------                   ----
                          *                            President (Principal Executive   May 24, 1999
-----------------------------------------------------    Officer)
                  Ron Pitcock, Sr.

                          *                            Chief Financial Officer          May 24, 1999
-----------------------------------------------------    (Principal Financial and
                  George E. Willett                      Accounting Officer)

                          *                            Director, Chairman               May 24, 1999
-----------------------------------------------------
                 David A. Jones, Jr.

               /s/ ROBERT S. SAUNDERS                  Director, Vice Chairman          May 24, 1999
-----------------------------------------------------
                 Robert S. Saunders

                          *                            Director                         May 24, 1999
-----------------------------------------------------
                Irving W. Bailey, II

                          *                            Director                         May 24, 1999
-----------------------------------------------------
                 Michael E. Gellert

                          *                            Director                         May 24, 1999
-----------------------------------------------------
                   Jerald L. Kent

                          *                            Director                         May 24, 1999
-----------------------------------------------------
                  William D. Savoy

                          *                            Director                         May 24, 1999
-----------------------------------------------------
                  Stephen E. Silva

             *By: /s/ ROBERT S. SAUNDERS
  ------------------------------------------------
                 Robert S. Saunders
                  Attorney-in-Fact

                               INDEX TO EXHIBITS


         NUMBER                                  DESCRIPTION
         ------                                  -----------

          1.1*           -- Form of Underwriting Agreement.
          1.2**          -- Stock Purchase Agreement between High Speed Access Corp.
                            and Cisco Systems, Inc., as amended May 3, 1999.
          1.3**          -- Stock Purchase Agreement between High Speed Access Corp.
                            and Com21, Inc.
          1.4**          -- Stock Purchase Agreement between High Speed Access Corp.
                            and Microsoft Corporation
          3.1            -- Form of Amended and Restated Certificate of Incorporation
                            to be effective upon the closing of the offering.
          3.2**          -- Form of Amended and Restated Bylaws to be effective upon the closing of the offering.
          4.1            -- Specimen Common Stock certificate.
          4.2            -- See Exhibits 3.1 and 3.2 for provisions defining the
                            rights of holders of common stock of the Registrant.
          5.1*           -- Opinion of Brobeck, Phleger & Harrison LLP.
          9.1**          -- Voting Trust Agreement dated as of March 30, 1999 among
                            Terrence J. Herron, as Voting Trustee, and Joseph S.,
                            Gans, III, Joseph W. Aman, Lawrence Shewack, John Howell
                            and Terrence J. Herron.
         10.1**          -- Contribution Agreement among High Speed Access Corp.,
                            Broadband Solutions, LLC, and certain shareholders of
                            High Speed Access Corp., dated as of April 3, 1998, as
                            amended November 25, 1998.
         10.2**          -- Series B Convertible Preferred Stock Purchase Agreement
                            between High Speed Access Corp. and Broadband Solutions
                            II, LLC, dated as of September 1, 1998, as amended
                            November 25, 1998.
         10.3**          -- Series B Convertible Preferred Stock Purchase Agreement
                            between High Speed Access Corp. and Vulcan Ventures,
                            Incorporated, dated as of November 25, 1998.
         10.4**          -- Series C Convertible Preferred Stock Purchase Agreement
                            between High Speed Access Corp. and Vulcan Ventures,
                            Incorporated, dated November 25, 1998.
         10.5**          -- Class A Securities Purchase Warrant between High Speed
                            Access Corp. and Vulcan Ventures, Incorporated, dated as
                            of November 25, 1998 as Assigned April 23, 1999 and as
                            amended April 29, 1999.
         10.6**          -- Class B Securities Purchase Warrant between High Speed
                            Access Corp. Vulcan Ventures, Incorporated, dated as of
                            November 25, 1998 as Assigned April 23, 1999, and as
                            amended April 29, 1999.
         10.7+**         -- Systems Access and Investment Agreement among High Speed
                            Access Corp., Vulcan Ventures, Incorporated, Charter
                            Communications, Inc. and Marcus, Inc., dated as of
                            November 25, 1998.
         10.8+**         -- Programming Content Agreement between High Speed Access
                            Corp. and Vulcan Ventures, Incorporated, dated as of
                            November 25, 1998.
         10.9+**         -- Network Service Agreement between High Speed Access
                            Corp., Charter Communications, Inc., and Marcus Cable,
                            Inc., dated as of November 25, 1998.
         10.10**         -- Amended and Restated Registration Rights Agreement, dated as of November 25, 1998.
         10.11**         -- Voting Agreement by and among High Speed Access Corp. and certain shareholders dated as of November 25, 1998.
         10.12**         -- Employment, Non-Competition and Non-Disclosure Agreement
                            with W. Kent Oyler, III, dated April 3, 1998.

         NUMBER                                  DESCRIPTION
         ------                                  -----------
         10.13**         -- Employment, Non-Competition and Non-Disclosure Agreement
                            with Ronnie W. Pitcock, dated April 3, 1998.
         10.14**         -- $650,000 Promissory Note by High Speed Access Corp. in
                            favor of Gans Multimedia Partnership, dated April 3,
                            1998.
         10.15**         -- Assignment and Security Agreement dated April 3, 1998
                            between High Speed Access Corp. and Gans Multimedia
                            Partnership.
         10.16**         -- Noncompetition and Nondisclosure Agreement dated April 3,
                            1998 between High Speed Access Corp. and Joseph S. Gans,
                            III.
         10.17**         -- Convertible Preferred Stock Purchase Agreement dated as of April 3, 1998 among High Speed Access Network, Inc.,
                            Ronnie W. Pitcock, Joseph S. Gans, III and Broadband
                            Solutions, LLC.
         10.18**         -- Convertible Preferred Stock Purchase Agreement dated as of February 23, 1998 among CATV.net, Inc., Kent Oyler,
                            David Gibbs, Gibbs Family Limited Partnership, Colorado
                            Limited Partnership, OPM Services, Inc. and Broadband
                            Solutions, LLC.
         10.19**         -- Convertible Preferred Stock Registration Rights Agreement
                            dated as of February 23, 1998 among CATV.net, Inc., Kent
                            Oyler, David Gibbs, Gibbs Family Limited Partnership,
                            Colorado Limited Partnership, OPM Services, Inc. and
                            Broadband Solutions, LLC.
         10.20**         -- Services Agreement dated February 20, 1998 between
                            CATV.net, Inc. and OPM Services, Inc.
         10.21**         -- Asset Purchase Agreement dated March 17, 1999 among High
                            Speed Access Corp., Atlanta On-Line InterNet, Inc.,
                            Marvin Anglin and Ellen Anglin.
         10.22**         -- Warrant to Purchase Common Stock dated March 24, 1999
                            between High Speed Access Corp. and Atlanta On-Line
                            InterNet, Inc.
         10.23**         -- Warrant to Purchase Common Stock of Darwin Networks, Inc.
                            dated as of March 15, 1999 between Darwin Networks, Inc.
                            and High Speed Access Corp.
         10.24**         -- Revolving Credit Note dated as of March 15, 1999 issued by Darwin Networks, Inc. in favor of High Speed Access
                            Corp.
         10.25**         -- Services Agreement dated as of March 15, 1999 between
                            High Speed Access Corp. and Darwin Networks, Inc.
         10.26**         -- Amended and Restated Shareholders Agreement dated as of
                            November 25, 1998 among High Speed Access Corp. and
                            shareholders of High Speed Access Corp.
         10.27**         -- Master Loan and Security Agreement dated as of February
                            4, 1999 between Finova Capital Corporation and High Speed
                            Access Corp.
         10.28**         -- Lease dated April 1, 1998 between High Speed Access Corp.
                            and Henry Vogt Machine Co., as amended by a First
                            Amendment to Lease dated May 1, 1998, a Second Amendment
                            to Lease dated June 1, 1998, a Third Amendment to Lease
                            dated July 20, 1998, a Fourth Amendment to Lease dated
                            September 1, 1998, a Fifth Amendment to lease dated
                            November 1, 1998, a Sixth Amendment to Lease dated
                            January 1, 1999, and a Seventh Amendment to Lease dated
                            March 15, 1999.
         10.29**         -- HSAnet Cable Affiliate Agreement between High Speed
                            Access Network, Inc. and Gans Multimedia partnership
                            dated October 15, 1997.
         10.30**         -- 1998 High Speed Access Corp. Stock Option Plan
         10.31**         -- 1999 High Speed Access Corp. Stock Option Plan.
         10.32**         -- High Speed Access Corp. Non-Employee Director Stock
                            Option Plan.
         10.33**         -- Form of Indemnity Agreement.

         NUMBER                                  DESCRIPTION
         ------                                  -----------
         10.34**         -- Securities Purchase Warrant dated as of April 30, 1999
                            between High Speed Access Corp. and Microsoft
                            Corporation.
         10.35**         -- Letter Agreement dated as of April 30, 1999 between High
                            Speed Access Corp. and Microsoft Corporation.
         10.36+**        -- Letter of Intent between High Speed Access Corp. and
                            ServiceCo LLC dated as of March 31, 1999.
         10.37           -- Master Services Agreement dated as of January 1, 1999
                            between High Speed Access Corp. and National Cable
                            Television Cooperative, Inc.
         21.1**          -- Subsidiaries.
         23.1            -- Consent of PricewaterhouseCoopers LLP.
         23.2            -- Consent of PricewaterhouseCoopers LLP.
         23.3            -- Consent of PricewaterhouseCoopers LLP.
         23.4*           -- Consent of Brobeck, Phleger & Harrison LLP (included in
                            Exhibit 5.1).
         24.1**          -- Powers of Attorney (See Signature Page).
         27.1**          -- Financial Data Schedule.


---------------

* To be supplied by amendment.

** Previously filed.

+ Confidential treatment requested for certain portions of this Exhibit pursuant to Rule 406 promulgated under the Securities Act.